UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

DREAMWORKS ANIMATION SKG, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on April 21, 2011

To the Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of DreamWorks Animation SKG, Inc., a Delaware corporation (“DreamWorks Animation” or the “Company”), will be held on April 21, 2011 at 8:00 a.m., local time, at the InterContinental Hotel, 2151 Avenue of the Stars, Los Angeles, California 90067 for the following purposes:

1.	To elect 10 directors, all of such directors to serve for the ensuing year or until their successors are duly elected and qualified.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as DreamWorks Animation’s independent registered public accounting firm for the year ending December 31, 2011.

3.	To approve the adoption of the Company’s Amended and Restated 2008 Omnibus Incentive Compensation Plan.

4.	To conduct an advisory vote on executive compensation.

5.	To conduct an advisory vote on the frequency of holding future advisory votes on executive compensation.

6.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only holders of record of DreamWorks Animation’s common stock at the close of business on March 1, 2011 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. For 10 days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available at the Corporate Secretary’s office, Campanile Building, 1000 Flower Street, Glendale, California 91201.

All stockholders are cordially invited to attend the Annual Meeting in person. An admission ticket as well as a form of personal identification are needed to enter the Annual Meeting. Stockholders whose shares are held in street name (the name of a bank, broker or other nominee) should bring with them a legal proxy or recent brokerage statement or letter from the street name holder confirming their beneficial ownership of shares. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy card.

DreamWorks Animation’s Proxy Statement is attached hereto. Financial and other information concerning DreamWorks Animation is contained in its Annual Report to Stockholders for the year ended December 31, 2010.

By Order of the Board of Directors,

Andrew Chang

General Counsel and Corporate Secretary

Glendale, California

March 1, 2011

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

DREAMWORKS ANIMATION SKG, INC.

PROXY STATEMENT

FOR

2011 ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL MATTERS

General

DreamWorks Animation SKG, Inc., a Delaware corporation (“DreamWorks Animation”), is providing these proxy materials in connection with the solicitation by its board of directors (the “Board of Directors”) of proxies to be voted at its Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, April 21, 2011 at 8:00 a.m., local time, and at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the InterContinental Hotel, 2151 Avenue of the Stars, Los Angeles, California 90067. DreamWorks Animation’s headquarters is located at 1000 Flower Street, Glendale, California 91201 and the telephone number at that location is (818) 695-5000.

This Proxy Statement and the enclosed proxy card, together with DreamWorks Animation’s Annual Report on Form 10-K for the year ended December 31, 2010, are being mailed to stockholders beginning on or about March 21, 2011. References in this Proxy Statement to the “Company,” “we,” “us” and “our” refer to DreamWorks Animation.

Stockholders are cordially invited to attend DreamWorks Animation’s Annual Meeting. An admission ticket as well as a form of personal identification are needed to enter the Annual Meeting. Stockholders whose shares are held in street name (the name of a bank, broker or other nominee) should bring with them a legal proxy or recent brokerage statement or letter from the street name holder confirming their beneficial ownership of shares.

DreamWorks Animation will offer a live audio webcast of the Annual Meeting. Stockholders choosing to listen to the audio webcast may do so at the time of the meeting through the link on www.DreamWorksAnimation.com/webcast.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 21, 2011

This proxy statement and our 2010 Annual Report to Stockholders are available at www.proxyvoting.com/dwa.

Record Date; Stockholders Entitled to Vote

Only holders of record of DreamWorks Animation’s Class A common stock, par value $0.01 per share (the “Class A Stock”), and Class B common stock, par value $0.01 per share the (“Class B Stock” and, together with the Class A Stock, the “Common Stock”), at the close of business on March 1, 2011 are entitled to notice of and to vote at the Annual Meeting. Each share of Class A Stock entitles the holder to one vote and each share of Class B Stock entitles the holder to 15 votes, in each case with respect to each matter presented to stockholders on which the holders of Common Stock are entitled to vote. The holders of Class A Stock and Class B Stock are not entitled to cumulate their votes in the election of directors. Except as otherwise provided in DreamWorks Animation’s restated certificate of incorporation or required by law, all matters to be voted on by DreamWorks

Animation’s stockholders must be approved by a majority, or in the case of election of directors, by a plurality, of the votes entitled to be cast by all shares of Common Stock present in person or represented by proxy, voting together as a single class.

As of March 1, 2011, there were approximately 73,599,939 shares of Class A Stock and 10,838,731 shares of Class B Stock outstanding. For information regarding security ownership by management and by the beneficial owners of more than 5% of DreamWorks Animation’s Common Stock, see “Security Ownership of Certain Beneficial Owners and Management.”

Proxies; Revocation of Proxies

All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy, the shares represented by that proxy will be voted as recommended by the Board of Directors. If any other matters are properly presented for consideration at the Annual Meeting, the persons named in the enclosed proxy and acting thereunder will vote on those matters in their discretion. DreamWorks Animation does not currently anticipate that any other matters will be raised at the Annual Meeting.

A stockholder may revoke any proxy given pursuant to this solicitation at any time before it is voted by delivering to DreamWorks Animation’s Corporate Secretary a written notice of revocation or a duly executed proxy bearing a date later than that of the previously submitted proxy, or by attending the Annual Meeting and voting in person.

Quorum; Abstentions; Broker Non-Votes

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by all shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the meeting if they are present at the Annual Meeting or have properly submitted a proxy card.

With respect to Proposal Number 1 (the election of directors), stockholders may vote in favor of or withhold their votes for each nominee. While stockholders cannot choose to “abstain” when voting on this proposal, a withhold vote for a nominee is the equivalent of abstaining. The 10 nominees receiving the greatest number of votes cast for the election of directors by shares of Class A and Class B Stock, voting together as a single class, entitled to vote and present in person or by proxy at the Annual Meeting will be elected directors. With respect to Proposal Numbers 2, 3 and 4, stockholders may vote in favor of or against the proposal, or abstain from voting. Abstentions will be treated as the equivalent of a vote against the proposal for the purpose of determining whether a proposal has been adopted or approved on an advisory basis, as applicable. The affirmative vote of the majority of votes cast by holders of Class A and Class B Stock, voting together as a single class, is required for the adoption of Proposal Numbers 2 and 3 and advisory approval of Proposal Number 4. With respect to Proposal Number 5, the Company will treat the option (i.e., every one, two or three years) receiving the support of the greatest number of shares as the option approved by the stockholders. Abstentions will have no effect on Proposal Number 5. Although our Board of Directors intends to carefully consider the stockholder votes on Proposal Numbers 4 and 5, those votes will not be binding on the Board of Directors and are advisory in nature.

If your shares are held in “street name” (the name of a bank, broker or other nominee), the nominee may require your instructions in order to vote your shares. If you give your nominee instructions, your shares will be voted as directed. If you do not give your nominee instructions and the proposal is considered “routine,” brokers are generally permitted to vote your shares in their discretion. Proposal Number 2 in this Proxy Statement (ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accountants) will be considered routine. For all other proposals, brokers are not permitted to vote your shares in their discretion. Proposal Numbers 1, 3, 4 and 5 will not be considered routine and therefore brokers will not have discretionary authority to vote on them. A “broker non-vote” occurs when a broker holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote those shares. Shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purpose of determining a quorum, but will not be considered entitled to vote on the proposal in question.

Solicitation of Proxies

The expense of preparing, printing and mailing the Proxy Statement and the proxies solicited hereby will be borne by DreamWorks Animation. DreamWorks Animation may reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of DreamWorks Animation’s directors, officers and regular employees, without additional compensation, personally or by telephone, telegram, letter or facsimile.

Proxies and ballots will be received and tabulated by BNY Mellon Shareholder Services, DreamWorks Animation’s inspector of elections for the Annual Meeting.

Deadline for Receipt of Stockholder Proposals

Proposals Pursuant to Rule 14a-8.    Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), stockholders may present proper proposals for inclusion in our Proxy Statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our 2012 Proxy Statement, your proposal must be received by us no later than November 2, 2011, and must otherwise comply with Rule 14a-8. While the Board of Directors will consider stockholder proposals, we reserve the right to omit from our Proxy Statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Proposals and Nominations Pursuant to our Bylaws.    Under our Bylaws, in order to nominate a director or bring any other business before the stockholders at the 2012 Annual Meeting of Stockholders that will not be included in our Proxy Statement, you must comply with the procedures described below. In addition, you must notify us in writing and such notice must be delivered to our Secretary no earlier than December 23, 2011, and no later than January 22, 2012. The Company’s management may exercise discretionary voting authority with respect to any stockholder proposal that is not submitted pursuant to Rule 14a-8 for inclusion in the Proxy Statement for the 2012 Annual Meeting of Stockholders if such proposal is not received by the Company within such time period.

Our Bylaws provide that a stockholder’s nomination must contain the following information about the nominee: (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required pursuant to Regulation 14A under the Exchange Act; and (2) such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected. We may require any proposed nominee to furnish additional information as we may reasonably require in order to determine such person’s eligibility to serve as a director, including appropriate biographical information to permit the Board of Directors to determine whether such nominee meets the qualification and independence standards adopted by the Board of Directors. Any candidates recommended by stockholders for nomination by the Board of Directors will be evaluated in the same manner that nominees suggested by Board members, management or other parties are evaluated.

Our Bylaws provide that a stockholder’s notice of a proposed business item must include: (1) a brief description of the business desired to be brought before the meeting; (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend our Bylaws, the language of the proposed amendments); (3) the reasons for conducting such business at the meeting; and (4) any material interest of the stockholder making the proposal in such business.

In addition, our Bylaws provide that a stockholder giving notice of a nomination or a proposed business item must include the following information in the notice: (1) the name and address of the stockholder; (2) the class and number of shares of our capital stock which are owned beneficially and of record by the stockholder; (3) a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination or business item; and (4) a representation whether the stockholder intends to solicit proxies from stockholders in support of such nomination or proposed business item.

You may write to our Secretary at our principal executive offices, 1000 Flower Street, Glendale, California 91201, to deliver the notices discussed above and for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the Bylaws.

Electronic Access

In addition to the website address listed in the section entitled “Important Notice Regarding Internet Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 21, 2011,” this Proxy Statement and DreamWorks Animation’s 2010 Annual Report may be viewed online at www.DreamWorksAnimation.com. Stockholders of record may elect to receive future annual reports and Proxy Statements electronically by following the instructions provided in the enclosed proxy if such stockholder is voting by Internet. Such stockholders’ choice will remain in effect until they notify DreamWorks Animation by mail that they wish to resume mail delivery of these documents. Stockholders holding their Common Stock through a bank, broker or another holder of record should refer to the information provided by that entity for instructions on how to elect this option.

PROPOSAL NO. 1

ELECTION OF 10 DIRECTORS

Nominees

DreamWorks Animation’s restated certificate of incorporation currently authorizes a range of three to 15 directors, currently set at 12, to serve on the Board of Directors. At the Annual Meeting, 10 persons will be elected as members of the Board of Directors, each to serve until the next Annual Meeting of Stockholders or until his or her successor is elected and qualified. The Nominating and Governance Committee has nominated, and the Board of Directors has designated, the 10 persons listed below for election at the Annual Meeting. Although the maximum number of directors is currently set at 12, the Board of Directors believes that the current number of 10 directors allows for easier coordination while still allowing the Company to benefit from the various directors’ different expertise and experience. The proxyholders will not be able to vote for a greater number of nominees at the Annual Meeting than 10 nominees.

In the event that any nominee of DreamWorks Animation is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

The name and certain information regarding each nominee are set forth below. There are no family relationships among directors or executive officers of DreamWorks Animation. Ages are as of March 1, 2011.

Name	Age	Position
Jeffrey Katzenberg	60	Chief Executive Officer and Director
Roger A. Enrico	66	Chairman of the Board of Directors
Lewis Coleman	69	President, Chief Financial Officer and Director
Harry “Skip” Brittenham	69	Director
Thomas E. Freston	65	Director
Judson C. Green	58	Director
Mellody Hobson	41	Director
Michael Montgomery	56	Director
Nathan Myhrvold	51	Director
Richard Sherman	58	Director

Jeffrey Katzenberg—Chief Executive Officer and Director.    Mr. Katzenberg has served as our Chief Executive Officer and member of our Board of Directors since October 2004. DreamWorks Animation is the largest animation studio in the world and has released a total of 21 animated feature films, which have enjoyed a number of critical and commercial theatrical successes. These include the franchise properties Shrek, Madagascar, Kung Fu Panda and How to Train Your Dragon. Under Mr. Katzenberg’s leadership, DreamWorks Animation became the first studio to produce all of its feature films in 3D and in 2010 became the first Company to release three CG feature films in 3D in a single year. Mr. Katzenberg co-founded and was a principal member of DreamWorks L.L.C. (“DreamWorks Studios”) from its founding in October 1994 until its sale to Paramount in January 2006. Prior to founding DreamWorks Studios, Mr. Katzenberg served as chairman of The Walt Disney Studios from 1984 to 1994. As chairman, he was responsible for the worldwide production, marketing and distribution of all Disney filmed entertainment, including motion pictures, television, cable, syndication, home entertainment and interactive entertainment. During his tenure, the studio produced a number of live-action and animated box office hits, including Who Framed Roger Rabbit, The Little Mermaid, Beauty and the Beast, Aladdin and The Lion King. Prior to joining Disney, Mr. Katzenberg was president of Paramount Studios. Mr. Katzenberg is Chairman of the Board of The Motion Picture & Television Fund Foundation. He serves on the Boards of AIDS Project Los Angeles, American Museum of the Moving Image, Cedars-Sinai Medical Center, California Institute of the Arts, Geffen Playhouse, Michael J. Fox Foundation for Parkinson’s Research and The Simon Wiesenthal Center. He is co-chairman of the Creative Rights Committee of the Directors Guild of

America and the Committee on the Professional Status of Writers of the Writers Guild of America. With over 30 years of experience in the entertainment industry, Mr. Katzenberg brings an unparalleled level of expertise and knowledge of the Company’s core business to the Board. Among the many accomplishments of his lengthy career, he has been responsible for the production of many of the most successful animated films of all time.

Roger A. Enrico—Chairman of the Board.    Mr. Enrico has served as the Chairman of our Board of Directors since October 2004. Mr. Enrico is the former chairman and chief executive officer of PepsiCo, Inc. Mr. Enrico was chief executive officer of PepsiCo, Inc. from April 1996 to April 2001, chairman of PepsiCo, Inc.’s board from November 1996 to April 2001, and vice chairman from April 2001 to April 2002. He joined PepsiCo, Inc. in 1971, became president and chief executive officer of Pepsi-Cola USA in 1983, president and chief executive officer of PepsiCo Worldwide Beverages in 1986, chairman and chief executive officer of Frito-Lay, Inc. in 1991, and chairman and chief executive officer of PepsiCo Worldwide Foods in 1992. Mr. Enrico was chairman and chief executive officer, PepsiCo Worldwide Restaurants, from 1994 to 1997. He is also on the boards of directors of The National Geographic Society, the Environmental Defense Fund and the American Film Institute. Previously, Mr. Enrico served on the boards of directors of Belo Corporation (until May 2007) and Electronic Data Systems (until April 2007). Mr. Enrico’s knowledge and experience in leading large, complex organization are valuable attributes for his service as a director. In addition, Mr. Enrico has significant expertise in the areas of consumer products and marketing.

Lewis Coleman—President, Chief Financial Officer and Director.    Mr. Coleman has served as our President since December 2005, as Chief Financial Officer since February 2007 and as a member of our Board of Directors since December 2006. He served as Chief Accounting Officer from May 2007 until September 2007. He also previously served as a member of our Board of Directors from October 2004 until his resignation from our Board of Directors in December 2005 to assume his new role as President. Previously, he was the president of the Gordon and Betty Moore Foundation from its founding in November 2000 to December 2004. Prior to that, Mr. Coleman was employed by Banc of America Securities, formerly known as Montgomery Securities, where he was a senior managing director from 1995 to 1998 and chairman from 1998 to 2000. Before he joined Montgomery Securities, Mr. Coleman spent 10 years at the Bank of America and Bank of America Corporation, where he was head of capital markets, head of the world banking group and vice chairman of the board and chief financial officer. He spent the previous 13 years at Wells Fargo Bank, where his positions included head of international banking, chief personnel officer and chairman of the credit policy committee. He serves as the Chairman of the Board of Northrop Grumman Corporation. Previously, Mr. Coleman served on the board of directors of Chiron Corporation (until April 2006). Mr. Coleman has vast financial and accounting knowledge and experience gained through his position as the chief financial officer of a large financial services company. Mr. Coleman also possesses extensive knowledge regarding corporate governance matters and other items applicable to public companies through his service on the boards of directors of several other public companies.

Harry “Skip” Brittenham—Director.    Mr. Brittenham has served as a member of the Board of Directors since May 2008. He is a senior partner with the entertainment law firm of Ziffren, Brittenham LLP, which was founded in 1978. Mr. Brittenham currently serves on the board of, or is a trustee of numerous charitable organizations, including Conservation International, KCET, the Environmental Media Association and the Alternative Medical AIDS Foundation. Mr. Brittenham received a B.S. from the United States Air Force Academy and a J.D. from the University of California, Los Angeles. Previously, Mr. Brittenham served on the board of directors of Pixar (until May 2006). Mr. Brittenham possesses unique insight and expertise regarding the entertainment industry gained from his over 30 years of experience representing many of the entertainment industry’s leading talent.

Thomas E. Freston—Director.    Mr. Freston has served as a member of the Board of Directors since September 2007. Since December 2006, Mr. Freston has been a principal with firefly3, a consulting and investment company. Mr. Freston served as the President and Chief Executive Officer of Viacom Inc. from January 1, 2006 until his resignation in September 2006. At Viacom, he oversaw Viacom’s cable network properties (which include MTV, Nickelodeon, BET, Comedy Central and many other networks), Paramount Pictures and Famous Music (publishing). He also served on the Board of Viacom from September 2005 until

September 2006. Previously, he was Co-President and Co-Chief Operating Officer of Viacom’s predecessor entity since June 2004. Prior to that, Mr. Freston served as Chairman and Chief Executive Officer of MTV Networks since 1987. Mr. Freston joined MTV Networks in 1980 and was one of the founding members of the team that launched MTV: Music Television. Among other things, he created MTV’s classic “I want my MTV” ad campaign. Mr. Freston is on the board of the American Museum of Natural History and Emerson College. Previously, Mr. Freston served on the board of directors of Viacom, Inc. (until September 2006). Mr. Freston possesses significant knowledge regarding the entertainment industry as a result of more than 25 years of experience with several media and entertainment companies. His experience includes broad operational responsibilities as the president of a large, diversified media and entertainment business.

Judson C. Green—Director.    Mr. Green joined the board of directors in March 2006. Mr. Green is Vice Chairman of NAVTEQ, a subsidiary of Nokia Corporation and a leading provider of comprehensive digital map information for automotive navigation systems, mobile navigation devices and Internet-based mapping applications. Previously, he served as President and Chief Executive Officer of NAVTEQ from 2008 to 2009 and of NAVTEQ Corporation from 2000 until its acquisition by Nokia Corporation in 2008. Previously, Mr. Green was the President of Walt Disney Attractions, the theme park and resort segment of The Walt Disney Company, from August 1991 until December 1998, and Chairman from December 1998 until April 2000. Prior to his positions at Walt Disney Attractions, he served as Chief Financial Officer of The Walt Disney Company from December 1989 until August 1991. Mr. Green is also currently a director of Harley-Davidson, Inc. Mr. Green holds a M.B.A. from the University of Chicago Booth School of Business and a bachelor’s degree in economics from DePauw University. Mr. Green brings extensive business knowledge and financial and accounting experience to the Board from having served as President and Chief Executive Officer of NAVTEQ Corporation and on the boards of directors of several other public companies. Additionally, his previous experience in the entertainment industry, in particular with the operations of theme parks, provides unique insight and expertise to the Board.

Mellody Hobson—Director.    Ms. Hobson has served as a director since October 2004. Ms. Hobson has served as the president of Ariel Investments, LLC, a Chicago-based investment management firm, since 2004. She also has served as president and a director of its sole managing member, Ariel Capital Management Holdings, Inc. since 2000. She is also the president of Ariel Investment Trust, an open-end management investment company, and has served as a trustee since 1993 and as chairman of the board of trustees since 2006. She previously served as senior vice president and director of marketing at Ariel Capital Management, Inc. from 1994 to 2000, and as vice president of marketing at Ariel Capital Management, Inc. from 1991 to 1994. Ms. Hobson is a graduate of Princeton University where she received a Bachelor of Arts from the Woodrow Wilson School of International Relations and Public Policy. Ms. Hobson works with a variety of civil and professional institutions, including serving as a director of the Chicago Public Library as well as its foundation and as a board member of the Field Museum and the Chicago Public Education Fund. She has also served as a director of Estee Lauder and Starbucks since 2004 and 2005, respectively. In 2002, Esquire Magazine named Ms. Hobson as one of “America’s Best and Brightest” emerging leaders. Ms. Hobson possesses valuable knowledge of corporate governance and similar issues from her service on several public companies’ boards of directors. She has also has significant operational and financial expertise as the president of a large investment company.

Michael J. Montgomery—Director.    Mr. Montgomery has served as a director since July 2006. Mr. Montgomery serves as president of Montgomery & Co., a media and entertainment investment banking firm, and heads up the firm’s media and entertainment practice. Prior to joining the predecessor company to Montgomery & Co. in 1999, Mr. Montgomery was the chief executive officer at Sega GameWorks, a joint venture between Sega, Universal Studios and DreamWorks Studios. Before that, Mr. Montgomery was a senior executive at DreamWorks Studios from 1995 until 1999. Before joining DreamWorks Studios, Mr. Montgomery spent approximately eight years with The Walt Disney Company and its affiliates, where he held a number of senior positions including managing director and chief financial officer of EuroDisney and treasurer of Walt Disney Company. He has previously served on the board of directors of Corus Pharma and Pathogenesis, a public pharmaceutical company that was acquired by Chiron Corporation in 2000. Mr. Montgomery received his

M.B.A. from the Amos Tuck School at Dartmouth College, where he also received a B.A. degree as Rufus Choate Scholar with magna cum laude honors. Mr. Montgomery’s qualifications for Board service include his experience overseeing a media and entertainment investment banking business. In that position, among other things, Mr. Montgomery has also gained unique experience and valuable insight regarding the Internet and other emerging media businesses. Mr. Montgomery also has prior operational experience with a large media and entertainment business.

Nathan Myhrvold—Director.    Dr. Myhrvold has served as a director since October 2004. Dr. Myhrvold is the chief executive officer of Intellectual Ventures, an invention investment company based in Bellevue, Washington. Before Intellectual Ventures, Dr. Myhrvold spent 14 years at Microsoft Corporation. At Microsoft, he was a top technical and business strategist for the company and was involved with founding the company’s scalable operating systems efforts which lead to the Windows NT and Windows CE product lines. During his tenure, Dr. Myhrvold held several executive positions, eventually retiring as chief technology officer in May 2000. Before assuming his role as chief technology officer at Microsoft, Dr. Myhrvold was group vice president of applications and content, which comprised a number of company divisions, including desktop applications, consumer software and Microsoft’s online systems. Prior to that, he was senior vice president of Microsoft’s advanced technology division, responsible for advanced product development in areas such as interactive television, advanced graphics and identifying new forms of consumer computing. Before joining Microsoft in 1986, Dr. Myhrvold was founder and president of Dynamical Systems. Prior to that he was a postdoctoral fellow in the department of applied mathematics and theoretical physics at Cambridge University and worked with Professor Stephen Hawking on research in cosmology, quantum field theory in curved space time and quantum theories of gravitation. Dr. Myhrvold holds a doctorate in theoretical and mathematical physics and a master’s degree in mathematical economics from Princeton University. He also has a master’s degree in geophysics and space physics and a bachelor’s degree in mathematics, all from the University of California, Los Angeles. Mr. Myhrvold’s qualifications for Board service include his broad knowledge of intellectual property from his service as the chief executive officer of an invention investment firm. In addition, as the former Chief Technology Officer of Microsoft Corporation, Mr. Myhrvold possesses lengthy experience in all facets of technology.

Richard Sherman—Director.    Mr. Sherman has served as a director since November 2008. Mr. Sherman has served as the Chief Executive Officer of The David Geffen Company (“DGC”), an investment management firm, since 1992. DGC is owned and controlled by David Geffen, a significant stockholder of the Company. From 1977 until 1992, Mr. Sherman was a partner with Breslauer, Jacobson, Rutman and Sherman, which provided business management services. Mr. Sherman was a staff accountant with Peat, Marwick and Mitchell from 1973 until 1977. Mr. Sherman is a certified public accountant. Mr. Sherman serves on the boards of directors of Aviva Family and Children’s Services, the Geffen Playhouse and The David Geffen Foundation. Mr. Sherman also previously served as an adjunct professor of finance with the Graduate School of Architecture and Engineering of the University of Southern California. As a certified public accountant, Mr. Sherman brings a wealth of financial expertise to the Board. He also possesses practical business experience as the current chief executive officer of a diversified investment management firm.

Director Independence

The Board of Directors has adopted Director Independence Standards to assist in its determination of director independence. To be considered “independent” for purposes of these standards, the Board of Directors must determine that the director has no material relationship with DreamWorks Animation other than as a director. In each case, the Board of Directors broadly considers all relevant facts and circumstances and applies the following standards. In addition, the Board of Directors applies the independence standards set by the NASDAQ, which are included in the standards set forth below.

A director will not be considered “independent” if, within the preceding three years:

•	The director was or is an employee, or an immediate family member of the director was or is an executive officer, of DreamWorks Animation; or

•

The director, or an immediate family member of the director, received more than $120,000 per year in direct compensation from DreamWorks Animation, other than director fees and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service with DreamWorks Animation); except that compensation received by an immediate family member of the director for services as a non-executive employee of DreamWorks Animation need not be considered in determining independence under this test; or

•

The director was affiliated with or employed by, or an immediate family member of the director was affiliated with or employed in a professional capacity by, a present or former internal or external auditor of DreamWorks Animation; or

•

The director, or an immediate family member of the director, was or is employed as an executive officer of another company where any of DreamWorks Animation’s present executives at the same time serves or served on that company’s compensation committee; or

•

The director is employed by another company (other than a charitable organization), or an immediate family member of the director is a current executive officer of any such company, that makes payments to, or receives payments from, DreamWorks Animation for property or services in an amount which, in any single fiscal year, exceeds the greater of $200,000 or 5% of such other company’s consolidated gross revenues. In applying this test, both the payments and the consolidated gross revenues to be measured will be those reported in the last completed fiscal year. This test applies solely to the financial relationship between DreamWorks Animation and the director’s (or immediate family member’s) current employer; the former employment of the director or immediate family member need not be considered.

The following relationships will not, by themselves, be considered to be material relationships that would impair a director’s independence:

•

Commercial Relationship: If a director of DreamWorks Animation is an executive officer or an employee, or an immediate family member of the director is an executive officer, of another company that makes payments to, or receives payments from, DreamWorks Animation for property or services in an amount which, in any single fiscal year, does not exceed the greater of $200,000 or 5% of such other company’s consolidated gross revenues; or

•

Indebtedness Relationship: If a director of DreamWorks Animation is an executive officer of another company that is indebted to DreamWorks Animation, or to which DreamWorks Animation is indebted, and the total amount of either company’s indebtedness to the other is less than 5% of the consolidated assets of the company where the director serves as an executive officer; or

•

Equity Relationship: If a director is an executive officer of another company in which DreamWorks Animation owns a common stock interest and the amount of the common stock interest is less than 5% of the total shareholders’ equity of the company where the director serves as an executive officer; or

•

Charitable Relationship: If a director, or an immediate family member of the director, serves as a director, officer or trustee of a charitable organization and DreamWorks Animation’s contributions to the organization in any single fiscal year are less than the greater of $200,000 or 5% of that organization’s gross revenues.

For relationships not covered above as to which the Board of Directors believes a director may nevertheless be independent, the determination of whether the relationship is material or not, and therefore whether the director would be independent, is made by the directors who satisfy the independence tests set forth above.

For the purposes of these standards, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic employees) who shares such person’s home. However, when applying the independence tests described above, the Board of Directors need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or have become incapacitated.

The Board of Directors has determined that each of Harry Brittenham, Thomas Freston, Judson C. Green, Mellody Hobson, Michael Montgomery and Nathan Myhrvold is an independent director. Each of these directors meets the independence requirements adopted by the Board of Directors as set forth above and has no other material relationships with DreamWorks Animation that the Board of Directors, after considering all relevant facts and circumstances, believes would interfere with the exercise of independent judgment in carrying out such director’s responsibilities.

In making its determination that Ms. Hobson is an independent director, the Board of Directors noted that the investment management firm of which Ms. Hobson is the president and director was previously deemed to be the beneficial owner (as of December 31, 2009) of approximately 6% of the outstanding securities of Hewitt Associates, which served as the Compensation Committee’s independent compensation consultant until February 2010. However, given that Ms. Hobson has no involvement in the investment decisions made by her firm and that the Company’s payments to such compensation consultant during 2010 represented a small amount of such consultant’s overall revenues, the Board of Directors also concluded that this relationship does not affect her status as an independent director.

In making its determination that Mr. Green is an independent director, the Board of Directors noted that Mr. Green was a director of Hewitt Associates during a portion of the time that Hewitt served as the Compensation Commitee’s independent compensation consultant. However, given that the Company’s payments to Hewitt during 2010 represented a small amount of Hewitt’s overall revenues and that Hewitt ceased providing services to the Company in early 2010, the Board of Directors concluded that this relationship does not affect his status as an independent director. The Board of Directors also noted that, by virtue of the acquisition of NAVTEQ by Nokia Corporation in 2008, Mr. Green has become an employee of Nokia Corporation. In 2008, Nokia also acquired another company with which DreamWorks Animation has had various business dealings. During 2010, the Company paid a total of approximately $158,000 to this subsidiary of Nokia for software maintenance and support fees. However, given that Mr. Green is not an officer or director of Nokia and had no involvement in the Company’s relationship with Nokia’s subsidiary, the Board of Directors concluded that this relationship does not affect his status as an independent director.

Because Jeffrey Katzenberg and David Geffen, acting together, control approximately 70% of the total voting power of DreamWorks Animation’s outstanding Common Stock, DreamWorks Animation is able to take advantage of, and does take advantage of, the “controlled company” exemption to the NASDAQ’s director independence requirements with respect to its Nominating and Governance Committee. See “—Meetings and Committees—Nominating and Governance Committee” for a further discussion.

Meetings and Committees

During 2010, the Board of Directors held a total of five meetings (including regularly scheduled and special meetings). DreamWorks Animation’s Bylaws provide that, unless otherwise determined by the Board of Directors, no director is eligible for re-election unless he or she has attended at least 75% of the total number of meetings of the Board of Directors and any committees of which he or she is a member that are held during such directors then-current term. Based upon attendance as of the date of this Proxy Statement, the Company currently expects that every incumbent director will have attended at least 75% of the total number of meetings of the Board of Directors and any committees of which he or she is a member during the term that began on May 12, 2010, other than Thomas Freston, who attended approximately 70% of such meetings. During the calendar year 2010, no incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees on which he or she served.

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The Board of Directors has approved a charter for each of these committees. Copies of the charters for each committee and DreamWorks Animation’s Corporate Governance Guidelines and Director Independence Standards can be found on DreamWorks Animation’s website at

http://www.DreamWorksAnimation.com. These materials are also available in print to any stockholder upon request.

DreamWorks Animation’s Corporate Governance Guidelines provide that independent directors must regularly meet without the Chairman of the Board and the Chief Executive Officer and may select a director to facilitate the meeting. The chairs of the Audit and Compensation Committees may chair executive sessions of the independent directors at which the principal items to be considered are within the scope of the committee chair’s authority.

DreamWorks Animation invites, but does not require, its directors to attend the Annual Meeting. In 2010, four directors attended the Annual Meeting.

Audit Committee

Number of Members:	3

Members:	Judson Green, Chairman Harry “Skip” Brittenham Michael Montgomery

Number of Meetings in 2010:	5

Functions:

The Audit Committee is responsible for, among other things:

•    overseeing management’s maintenance of the reliability and integrity of DreamWorks Animation’s accounting policies and financial reporting and disclosure practices;

•    overseeing management’s establishment and maintenance of processes to assure that an adequate system of internal control is functioning;

•    overseeing management’s establishment and maintenance of processes to assure DreamWorks Animation’s compliance with all applicable laws, regulations and corporate policy;

•    reviewing DreamWorks Animation’s annual and quarterly financial statements prior to their filing and prior to the release of earnings; and

•    reviewing the performance and qualifications of DreamWorks Animation’s independent accountants and making recommendations to the Board of Directors regarding the appointment or termination of its independent accountants and considering and approving any non-audit services proposed to be performed by the independent accountants.

The Board of Directors has determined that each of Mr. Green, Mr. Brittenham and Mr. Montgomery qualifies as an audit committee financial expert, as such term is defined by the Securities and Exchange Commission (“SEC”) in Item 407 of Regulation S-K. Each of these directors has extensive financial and accounting expertise and currently serves, or has previously served, on the board of directors (and, in the case of Mr. Green and Mr. Montgomery, the audit committee) of one or more public companies. The Board of Directors has determined that such simultaneous service would not impair such director’s ability to effectively serve on DreamWorks Animation’s Audit Committee. As mentioned above, the Company has also determined that each of the Audit Committee members is independent under the Company’s Director Independence Standards and under the independence standards set by the NASDAQ. For a further description of the experience and qualifications of our Audit Committee members, see “—Nominees.”

Compensation Committee

Number of Members:	3

Members:	Mellody Hobson, Chair Thomas Freston Nathan Myhrvold

Number of Meetings in 2010:	6

Functions:

The Compensation Committee is responsible for, among other things:

•    reviewing and approving the compensation of our executive officers;

•    reviewing key employee compensation policies, plans and programs;

•    monitoring performance and compensation of DreamWorks Animation’s employee-directors, officers and other key employees;

•    preparing recommendations and periodic reports to the Board of Directors concerning these matters; and

•    functioning as a committee of the Board of Directors that administers DreamWorks Animation’s incentive compensation programs.

In the section entitled “Compensation Discussion and Analysis,” we provide an additional discussion of the Compensation Committee’s role and responsibilities.

Nominating and Governance Committee

Number of Members	2

Members:	Jeffrey Katzenberg, Chairman Mellody Hobson

Number of Meetings in 2010:	1

Functions:

The Nominating and Governance Committee is responsible for, among other things:

•    recommending persons to be selected by the Board of Directors as nominees for election as directors and Chief Executive Officer;

•    assessing the performance of the Board of Directors and the performance of the members of the Board of Directors;

•    recommending director compensation and benefits policies; and

•    considering and recommending to the Board of Directors other actions relating to corporate governance.

DreamWorks Animation’s amended and restated certificate of incorporation provides that until the earlier of the date that, in the opinion of its counsel, it is required by law or the applicable rules of a securities exchange to have a nominating and corporate governance committee comprised solely of “independent directors” and the date that no shares of Class B Stock remain outstanding, the Nominating and Governance Committee will be composed solely of Jeffrey Katzenberg (or, if he is not DreamWorks Animation’s chief executive officer, then his designee), David Geffen (or his designee) and a director duly appointed by the Board of Directors.

Because Jeffrey Katzenberg and David Geffen, acting together, currently control approximately 70% of the total voting power of DreamWorks Animation’s Common Stock, DreamWorks Animation relies on the “controlled company” exemption to the NASDAQ rule requiring that director nominees be selected, or recommended for the Board of Directors’ selection, by the independent directors.

Executive Committee

DreamWorks Animation does not currently have an executive committee. In the event DreamWorks Animation forms an executive committee, Jeffrey Katzenberg (or, if he is not DreamWorks Animation’s chief executive officer, his designee) and David Geffen (or his designee) will be included on the executive committee for so long as the committee exists and such person is entitled to remain on the Board of Directors in accordance with the Vulcan Stockholder Agreement described in “Certain Relationships and Related Party Transactions—Vulcan Stockholder Agreement.”

Board Leadership Structure

Our Corporate Governance Guidelines provide that the Board has the authority to decide whether the offices of the Chairman of the Board (“Chairman”) and Chief Executive Officer (“CEO”) shall be held by the same or different persons. The Board currently believes that separate individuals should hold the positions of Chairman and CEO, which has been the case since our initial public offering (“IPO”) in October 2004.

We believe the current structure described above provides strong leadership for our Board (especially given Mr. Enrico’s extensive corporate board experience), while also positioning our CEO as the leader of the Company for our employees, business partners and investors and the media. We believe that our current structure, which includes a nonexecutive Chairman, helps ensure independent oversight over the Company. Our current structure further allows the CEO to focus his energies on management of the Company.

Our Board currently has six independent members. A number of our independent Board members are currently serving or have served as directors or as members of senior management of other public companies. Our Audit and Compensation Committees are comprised solely of independent directors, each with a different independent director serving as chairperson of the committee. We believe that the number of independent experienced directors that make up our Board, along with the independent oversight of the Board by the non-executive Chairman, benefit our Company and our stockholders.

Pursuant to our bylaws and our Corporate Governance Guidelines, our Board determines the best leadership structure for the Company. As part of our annual Board self-evaluation process, the Board evaluates issues such as independence of the Board, communication between directors and management and other matters that may be relevant to our leadership structure.

Board of Directors’ Oversight of Risk

Our management bears responsibility for the management and assessment of risk at the Company on a daily basis. Management is also responsible for communicating the most material risks to the Board and its committees, who provide oversight over the risk management practices implemented by management. Our full Board provides oversight for risk management, except for the oversight of risks that have been specifically delegated to a committee. Even when the oversight of a specific area of risk has been delegated to a committee, the full Board may maintain oversight over such risks through the receipt of reports from the committee to the full Board. In addition, if a particular risk is material, or where otherwise appropriate, the full Board may assume oversight over a particular risk, even if the risk was initially overseen by a committee. The Board and committee reviews occur principally through the receipt of regular reports from Company management on these areas of risk and discussions with management regarding risk assessment and risk management. Our Board believes that the leadership structure described above under “Board Leadership Structure” facilitates the Board’s oversight of risk management because it allows the Board, working through its committees, to appropriately participate in the oversight of management’s actions.

Full Board. At its regularly scheduled meetings, the Board generally receives a number of reports which include information relating to specific risks faced by the Company. As appropriate, the Company’s Chief Executive Officer or other members of senior management provide operational reports, which include risks relating to the Company’s core theatrical film and home entertainment business as well as the Company’s new business ventures. The Company’s Chief Financial Officer and Treasurer provide regular reports on the Company’s various investments, including its liquid assets, and an analysis of prospective capital sources and uses. The Company’s President and Head of Human Resources also provide periodic reports regarding, and lead the full Board in a discussion of, succession-planning issues. At its regularly scheduled Board meetings, the full Board also receives reports from individual committee chairpersons, which may include a discussion of risks initially overseen by the committees for discussion and input from the full Board. As noted above, in addition to these regular reports, the Board receives reports on specific areas of risk from time to time, such as cyclical or other risks that are not covered in the regular reports given to the Board and described above.

Committees. The Audit Committee maintains initial oversight over risks related to the integrity of the Company’s financial statements, internal controls over financial reporting and disclosure controls and procedures (including the performance of the Company’s internal audit function), the performance of the Company’s independent auditor and the operation of the Company’s ethics program. The Company’s General Counsel provides privileged reports to the Audit Committee, which reports include information regarding the status of the Company’s litigation and related matters. Under the direction of the Company’s Head of Internal Audit, the Company conducts an annual risk assessment regarding the primary risks facing the Company and the Company’s associated risk-mitigation measures. Following completion of this assessment, the Head of Internal Audit presents a report to the Audit Committee. The Company’s Compensation Committee maintains initial oversight of risks related to the Company’s compensation practices, including practices related to equity programs, other executive or companywide incentive programs and hiring and retention. The Compensation Committee also reviews the Company’s compensation programs periodically for consistency and overall alignment with corporate goals and strategies.

Director Nominations

The Board of Directors nominates directors for election at each annual meeting of stockholders and elects new directors to fill vacancies when they arise. The Nominating and Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board of Directors for nomination or election.

The Nominating and Governance Committee has a policy regarding consideration of director candidates, including director candidates recommended by stockholders. The Nominating and Governance Committee’s assessment of potential candidates for election to the Board of Directors includes, but is not limited to, consideration of (i) roles and contributions valuable to the business community; (ii) personal qualities of leadership, character, judgment and whether the candidate possesses and maintains throughout service on the Board of Directors a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards; (iii) relevant knowledge and diversity of background and experience in such things as business, technology, finance and accounting, marketing, international business, government and the like; and (iv) whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at all meetings.

The Nominating and Governance Committee assesses the Board of Directors’ current and anticipated strengths and needs based upon the Board of Directors’ then-current profile and DreamWorks Animation’s current and future needs and screens the slate of candidates to identify the individuals who best fit the criteria listed above and the Board of Directors’ needs. Although the Company does not maintain a separate policy regarding the diversity of the Board, during the director selection process the Nominating and Governance Committee seeks inclusion and diversity within the Board of Directors. Consistent with these principles, both the Nominating and Governance Committee and the full Board look for director nominees with diverse and distinct professional backgrounds, experience and perspectives so that the Board as a whole has the range of skills and viewpoints necessary to fulfill its responsibilities.

Stockholder nominations of candidates for election to the Board of Directors must be made in accordance with the procedures outlined in, and include the information required by, DreamWorks Animation’s Bylaws and must be addressed to: Corporate Secretary, DreamWorks Animation SKG, Inc., Campanile Building, 1000 Flower Street, Glendale, California 91201. Stockholders can obtain a copy of DreamWorks Animation’s Bylaws by writing to the Corporate Secretary at this address. See “Procedural Matters—Deadline for Receipt of Stockholder Proposals—Proposals and Nominations Pursuant to Our Bylaws.”

Communications with the Board of Directors

DreamWorks Animation does not have formal procedures for communications with the Board of Directors by stockholders or any other interested parties. Any matter intended for the Board of Directors, any committees of the Board of Directors, the non-employee directors as a group or any individual member or members of the Board of Directors should be directed to DreamWorks Animation’s Corporate Secretary, 1000 Flower Street, Glendale, California 91201, with a request to forward the same to the intended recipient. In general, all communications delivered to the Corporate Secretary for forwarding to the Board of Directors or specified directors will be forwarded in accordance with the sender’s instructions. However, the Corporate Secretary reserves the right not to forward to directors any abusive, threatening or otherwise inappropriate materials.

Code of Business Conduct and Ethics

DreamWorks Animation has adopted a Code of Business Conduct and Ethics applicable to its Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, as well as persons performing similar functions. A copy of the Code of Business Conduct and Ethics has been filed as an exhibit to our Annual Report on Form 10-K and is also available at http://www.DreamWorksAnimation.com. A copy of the Code of Business Conduct and Ethics is also available in print to any stockholder upon request. Any amendments to and waivers from any provision of the Company’s Code of Business Conduct and Ethics applicable to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions and relating to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K will be posted on the Company’s website.

Director Compensation

The compensation of the Board of Directors is subject to the approval of the Compensation Committee. Directors who are employees of DreamWorks Animation receive no compensation for service as members of either the Board of Directors or board committees. Other than Mr. Enrico, directors who are not employees of DreamWorks Animation receive approximately $200,000 ($225,000 in the case of the chairpersons of the Audit and Compensation Committees) worth of equity awards annually. In recognition of his greater duties as Chairman of the Board, Mr. Enrico receives an annual equity grant having a grant-date fair value of $400,000. All annual equity awards are paid 100% in the form of restricted stock units. The restricted stock units are fully vested at the time of grant and will be settled by the delivery of shares of Class A Stock only at the time the director leaves the Board of Directors. Directors do not receive annual cash retainers or meeting fees.

In accordance with the Company’s outside director compensation policy, the Company currently anticipates that all of its outside directors will receive annual equity grants on the date of the Annual Meeting. We currently expect that any future directors elected other than at an Annual Meeting of Stockholders will receive a pro-rated grant upon joining the Board and will thereafter receive annual grants on the same schedule as other directors.

The table below details the compensation of our directors during 2010.

2010 Director Compensation(1)

Name	Stock Awards ($)(2)	Option Awards ($)(2)	Total ($)
Roger Enrico(3)	$399,963	$—	$399,963
Mellody Hobson (4)	$224,967	$—	$224,967
Judson C. Green(5)	$224,967	$—	$224,967
Nathan Myhrvold(6)	$199,962	$—	$199,962
Michael Montgomery(7)	$199,962	$—	$199,962
Thomas Freston(8)	$199,962	$—	$199,962
Harry M. (“Skip”) Brittenham (9)	$199,962	$—	$199,962
Richard Sherman(10)	$199,962	$—	$199,962

(1)

Compensation information for those members of the Company’s Board of Directors who are also considered named executive officers of DreamWorks Animation is disclosed in the section “Executive Compensation Information—Summary Compensation Table.”

(2)

The amounts reflected in each respective column represent the aggregate grant date fair value of the award made during the year ended December 31, 2010 as computed in accordance with Accounting Standards Codification 718 “Compensation-Stock Compensation” (“ASC 718”). For a further discussion of the assumptions used in the calculation of the 2010 grant date fair value (for all applicable grants of equity awards) pursuant to ASC 718, please see “Financial Statements and Supplementary Data—Notes to Financial Statements—Footnote No. 14 Stock-Based Compensation” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

(3)

Represents the grant date fair value of the award made to Mr. Enrico on May 12, 2010. As of December 31, 2010, Mr. Enrico had 31,614 restricted stock units that will be settled only upon his departure from the Board of Directors.

(4)

Represents the grant date fair value of the award made to Ms. Hobson on May 12, 2010. As of December 31, 2010, Ms Hobson had 23,161 restricted stock units that will be settled only upon her departure from the Board of Directors.

(5)

Represents the grant date fair value of the award made to Mr. Green on May 12, 2010. As of December 31, 2010, Mr. Green had 32,241 restricted stock units that will be settled only upon his departure from the Board of Directors.

(6)

Represents the grant date fair value of the award made to Mr. Myhrvold on May 12, 2010. In addition, as of December 31, 2010, Mr. Myhrvold had 20,587 restricted stock units that will be settled only upon his departure from the Board of Directors.

(7)

Represents the grant date fair value of the award made to Mr. Montgomery on May 12, 2010. As of December 31, 2010, Mr. Montgomery had 28,416 restricted stock units that will be settled only upon his departure from the Board of Directors.

(8)

Represents the grant date fair value of the award made to Mr. Freston on May 12, 2010. As of December 31, 2010, Mr. Freston had 20,587 restricted stock units that will be settled only upon his departure from the Board of Directors.

(9)

Represents the grant date fair value of the award made to Mr. Brittenham on May 12, 2010. As of December 31, 2010, Mr. Brittenham had 12,248 restricted stock units that will be settled only upon his departure from the Board of Directors.

(10)

Represents the grant date fair value of the award made to Mr. Sherman on May 12, 2010. As of December 31, 2010, Mr. Sherman had 15,769 restricted stock units that will be settled only upon his departure from the Board of Directors.

Pursuant to its policies, the Company reimburses its directors for expenses incurred in the performance of their duties, including reimbursement for air travel and hotel expenses. The Company’s outside director travel policy, among other things, authorizes the Company to enter into an aircraft timesharing agreement in instances where a director uses a private aircraft to attend Board meetings and other Company functions. The Company has entered into an aircraft timesharing agreement with an entity controlled by Nathan Myhrvold, one of the Company’s independent directors. Pursuant to Federal Aviation Administration regulations, beginning in October 2010 the Company began reimbursing the entity controlled by Mr. Myhrvold that operates such aircraft for the costs of Mr. Myhrvold’s use of the aircraft to attend Board meetings. During 2010, the Company incurred a total of $34,000 in connection with Mr. Myhrvold’s use of private aircraft to attend Board meetings.

Agreements with Roger Enrico

At the time of the Company’s IPO in October 2004, we entered into a multi-year employment agreement with Roger Enrico, the Company’s Chairman. This employment agreement provided for an annual base salary of $1 in return for which he was granted certain performance-based equity compensation awards. Under Mr. Enrico’s employment agreement, in addition to the customary duties of the Chairman, he also agreed to perform certain additional functions (such as corporate strategic planning, marketing strategy and management of promotional partnerships) not typically associated with the role of the Chairman of the Board. In July 2008, the Company and Mr. Enrico jointly agreed that he would relinquish his employee duties, although he would remain as the non-executive Chairman of the Board. In connection with Mr. Enrico’s transition to non-executive Chairman status, his employment agreement was terminated. In addition, Mr. Enrico and the Company entered into a letter agreement covering, among other things, the treatment of his then-outstanding equity awards. Among other things, given that a portion of Mr. Enrico’s prior awards reflected compensation for his services as an employee, the Compensation Committee believed it would not be equitable if his transition to non-executive Chairman status caused him to forfeit previously granted awards related to his employee status. The letter agreement generally provided that any then-unvested equity awards would continue to vest in accordance with their terms provided that Mr. Enrico remained a director until October 23, 2009 (the original expiration date of his employment agreement). Because Mr. Enrico remained a director through October 23, 2009, these awards automatically vested as of that date and, with respect to SARs, will remain exercisable for the remainder of the term of the grant.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2010, the Compensation Committee was composed of Ms. Hobson, Mr. Freston and Mr. Myhrvold. None of these persons has at any time been an officer or employee of the Company or any of our subsidiaries. In addition, no member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K adopted by the SEC. During the year ended December 31, 2010, none of the executive officers of the Company served on the board of directors or on the compensation committee of any other entity that has or had executive officers serving as a member of the Board of Directors or Compensation Committee of the Company.

Required Vote

The 10 nominees receiving the highest number of affirmative votes cast at the Annual Meeting by holders of Class A and Class B Stock entitled to vote on the election of directors, voting together as a single class, shall be elected as directors.

Recommendation

The Board of Directors recommends that stockholders vote “FOR” the election of the nominees listed above.

PROPOSAL NO. 2

RATIFICATION AND APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP (“PwC”), independent registered public accounting firm, to audit the financial statements of DreamWorks Animation for the year ending December 31, 2011. A representative of PwC is expected to be present at the Annual Meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions. PwC has served as our independent registered public accounting firm since February 24, 2011. Prior to such time, Ernst & Young LLP (“E&Y”) served as our independent registered public accounting firm. See “—Changes in Independent Registered Public Accounting Firm” below. The Company does not expect that a representative of E&Y will be present at the Annual Meeting.

Required Vote

The Audit Committee has conditioned its appointment of DreamWorks Animation’s independent registered public accounting firm upon the receipt of a majority of the votes entitled to be cast by all shares of Common Stock present in person or represented by proxy at the Annual Meeting, voting together as a single class. In the event that the stockholders do not approve the selection of PwC, the appointment of the independent registered public accounting firm will be reconsidered by the Audit Committee.

Recommendation

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of PwC as DreamWorks Animation’s independent registered public accounting firm for the year ending December 31, 2011.

Independent Registered Public Accounting Firm Fees

The Company previously entered into an engagement agreement with E&Y which set forth the terms by which E&Y would perform audit services for the Company. In the Company’s engagement letter with E&Y, the Company and E&Y each agreed to alternative dispute resolution procedures.

The following is a summary of the fees and expenses billed to DreamWorks Animation by E&Y for the years ended December 31, 2009 and 2010.

	2009	2010
Audit Fees	$1,870,000	$1,527,500
Audit-Related Fees	41,500	41,500
Tax Fees	22,488	55,000
All Other Fees	2,500	92,500

Total	$1,936,488	$1,716,500

Audit Fees

Audit fees in 2009 and 2010 consisted of fees and expenses billed for professional services rendered for the audit of DreamWorks Animation’s annual consolidated financial statements for the years ended December 31, 2009 and 2010 and the effectiveness of its internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act of 2002 and review of the interim consolidated financial statements included in quarterly reports.

Audit fees in 2009 and 2010 also consisted of fees billed for services normally provided in connection with statutory and regulatory filings or engagements (including audits of the Company’s Indian and Irish subsidiaries).

Audit-Related Fees

Audit-related fees consist of fees and expenses billed for assurance and related services that are reasonably related to the performance of the audit or review of DreamWorks Animation’s consolidated financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation.

Tax Fees

Tax fees consist of fees and expenses billed for professional services for tax compliance and tax advice (primarily Federal and state income tax returns).

All Other Fees

In 2009 and 2010, other fees represent fees paid for the use of an on-line accounting research tool. In 2010, other fees also included fees for professional services rendered with respect to a royalty audit of one of the Company’s consumer products licensees.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm, including fees. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Since the IPO in October 2004, each new engagement of E&Y was approved in advance by the Audit Committee, and none of such engagements made use of the de minimis exception to pre-approval contained in the SEC’s rules.

Change in Independent Registered Public Accounting Firm

On October 21, 2010, the Audit Committee approved the engagement of PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2011. PwC’s engagement as the Company’s independent registered public accounting firm commenced on February 24, 2011. The decision to change auditors was the result of a competitive process that was launched in conjunction with the rotation of the lead E&Y audit partner for the Company’s account pursuant to Rule 2-01(c)(6) of Regulation S-X.

On February 24, 2011 the Audit Committee dismissed E&Y as the Company’s independent registered public accounting firm.

During the years ended December 31, 2009 and December 31, 2010 and through February 24, 2011, neither the Company nor anyone on its behalf has consulted with PwC with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that PwC concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

The reports of E&Y on the Company’s consolidated financial statements for the years ended December 31, 2009 and December 31, 2010 did not contain an adverse opinion or a disclaimer of an opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2009 and December 31, 2010 and through February 24, 2011, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference to the subject matter of the disagreements in its reports on the Company’s consolidated financial statements for such years.

During the years ended December 31, 2009 and December 31, 2010 and through February 24, 2011, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

The Company has provided E&Y with a copy of the above disclosures and has requested that E&Y furnish the Company with a letter addressed to the SEC stating whether or not it agrees with the statements made above. A copy of E&Y’s letter dated February 28, 2011 was attached as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 28, 2011.

PROPOSAL NO. 3

APPROVE THE ADOPTION OF THE

AMENDED AND RESTATED 2008 OMNIBUS INCENTIVE COMPENSATION PLAN

General

On February 17, 2011, the Board of Directors approved, subject to the approval of our stockholders, the DreamWorks Animation SKG, Inc. Amended and Restated 2008 Omnibus Incentive Compensation Plan (which we refer to as the Amended 2008 Plan). Our Board of Directors has approved the Amended 2008 Plan as a flexible omnibus incentive compensation plan that would allow us to use different forms of compensation awards to attract, retain and reward eligible participants under the Amended 2008 Plan and strengthen the mutuality of interests between management and our stockholders. The purpose of the Amended 2008 Plan would be to promote the interests of the Company and our stockholders by (i) attracting and retaining exceptional directors, officers, employees and consultants (including prospective directors, officers, employees and consultants) and (ii) enabling such individuals to participate in our long-term growth and financial success. The Amended 2008 Plan is intended to replace the Amended and Restated DreamWorks Animation SKG, Inc. 2008 Omnibus Incentive Compensation Plan (which we refer to in this section as the Prior Plan), which would be automatically terminated, replaced and superseded by the Amended 2008 Plan on the date on which the Amended 2008 Plan is approved by our stockholders. The Prior Plan previously replaced and superseded the DreamWorks Animation SKG, Inc. 2008 Omnibus Incentive Compensation Plan (which we refer to in this section as the 2008 Plan), which previously replaced and superseded the DreamWorks Animation SKG, Inc. 2004 Omnibus Incentive Compensation Plan (which we refer to as the 2004 Plan). Any awards granted under the Prior Plan, the 2008 Plan or the 2004 Plan would remain in effect pursuant to their terms. If stockholder approval is not received, the Prior Plan will not be amended and restated, will remain in place pursuant to its current terms and an increase in the number of authorized shares available for issuance under the Prior Plan, as well as the other changes described below, will not be implemented.

Set forth below is a summary of the Amended 2008 Plan, which is qualified in its entirety by the specific language of the Amended 2008 Plan, a copy of which is attached to this proxy statement as Annex A.

The Amended 2008 Plan makes several changes related to the maximum total number of shares of Class A Stock we may issue under the Amended 2008 Plan. The primary changes are:

•

Increase the maximum total number of shares of Class A Stock we may issue by 12,000,000 to the sum of 12,000,000 plus any shares remaining available for future grants of awards under the Prior Plan as of the date the Amended 2008 Plan is approved by our stockholders. The Prior Plan permitted issuance of 8,300,000 shares of Class A Stock. Under the terms of the Amended 2008 Plan, the maximum number of shares may be increased to the extent that awards previously made under the Prior Plan, the 2008 Plan or the 2004 Plan are forfeited following the date that the Amended 2008 Plan is approved by our stockholders;

•

Allow shares that have been surrendered or tendered to the Company to pay the exercise price of an award or to satisfy tax withholding with respect to an award to be used again for future grants of awards under the Amended 2008 Plan;

•

Upon the issuance of a share pursuant to a “full-value” award (i.e., a share-based award other than a stock option or stock-settled stock appreciation right), reduce the maximum number of shares available for issuance under the Amended 2008 Plan by one share rather than by 1.6 shares;

•

Upon the exercise of a stock-settled stock appreciation right, reduce the maximum number of shares available for issuance under the Amended 2008 Plan by the net number of shares actually delivered, rather than by one share for each such stock appreciation right that was exercised; and

•	Permit the grant of cash incentive awards, the payment of which is not subject to attainment of performance goals.

As of December 31, 2010, a total of approximately 285,244 shares of Class A Stock remained available for issuance under the Prior Plan. The purpose of the increase in authorized shares is to secure adequate shares to fund expected awards under our long-term incentive compensation program. Our Board of Directors believes that this number represents a reasonable amount of potential equity dilution and allows us to continue awarding equity incentives, which are an important component of our overall compensation program.

The purpose of the changes to the methods of determining shares available for future issuance under the Amended 2008 Plan is to provide us maximum flexibility in making future equity awards.

The purpose of allowing cash incentive awards that are not subject to the attainment of performance goals is, among other things, to allow long-term cash retention awards, such as the long-term cash incentive awards that we made to certain of our executive officers in July 2010, to be governed by the terms of the Amended 2008 Plan.

Summary of the Plan

Types of Awards.    The Amended 2008 Plan would provide for the grant of options intended to qualify as incentive stock options, or ISOs, under Section 422 of the Code, nonqualified stock options, or NSOs, stock appreciation rights, or SARs, restricted share awards, restricted stock units, or RSUs, performance compensation awards, performance units, cash incentive awards, deferred share units and other equity-based and equity-related awards, as well as cash-based awards.

Plan Administration.    The Amended 2008 Plan would be administered by the Compensation Committee of our Board of Directors or such other committee our Board designates to administer the Amended 2008 Plan (the “Committee”). Subject to the terms of the Amended 2008 Plan and applicable law, the Committee would have sole authority to administer the Amended 2008 Plan, including, but not limited to, the authority to (1) designate plan participants, (2) determine the type or types of awards to be granted to a participant, (3) determine the number of shares of our Class A Stock to be covered by awards, (4) determine the terms and conditions of awards, (5) determine the vesting schedules of awards and, if certain performance criteria were required to be attained in order for an award to vest or be settled or paid, establish such performance criteria and certify whether, and to what extent, such performance criteria have been attained, (6) interpret, administer, reconcile any inconsistency in, correct any default in and/or supply any omission in, the Amended 2008 Plan, (7) establish, amend, suspend or waive such rules and regulations and appoint such agents as it should deem appropriate for the proper administration of the Amended 2008 Plan, (8) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, awards, and (9) make any other determination and take any other action that the Committee deemed necessary or desirable for the administration of the Amended 2008 Plan.

Shares Available For Awards.    Subject to adjustment for changes in capitalization, the aggregate number of shares of Class A Stock that would be available to be delivered pursuant to awards granted under the Amended 2008 Plan (which will include any shares delivered pursuant to awards granted under the Prior Plan, the 2008 Plan or the 2004 Plan prior to the approval of the Amended 2008 Plan by our stockholders) would be equal to the sum of (i) 12,000,000, (ii) any shares remaining available for future grants of awards under the Prior Plan as of the date the Amended 2008 Plan is approved by our stockholders plus (iii) any shares with respect to awards granted under the Prior Plan, the 2008 Plan or the 2004 Plan that are forfeited following the date that the Amended 2008 Plan is approved by our stockholders, of which 12,000,000 shares could be granted pursuant to incentive stock options. Upon exercise of a stock-settled SAR, the maximum aggregate number of shares available under the Amended 2008 Plan would be reduced by the actual number of shares delivered upon settlement of such stock-settled SAR. Awards that are settled in cash would not reduce the number of shares available for delivery under the Amended 2008 Plan. If, after the effective date of the Amended 2008 Plan, any award granted under the Amended 2008 Plan, the Prior Plan, the 2008 Plan or the 2004 Plan were forfeited, or otherwise expired, terminated or were canceled without the delivery of all shares subject thereto, or were settled other than by the delivery of shares (including cash settlement), then the number of shares subject to such award that were not issued would not be treated as issued for purposes of reducing the maximum aggregate number of shares that may be delivered pursuant the Amended 2008 Plan. In addition, shares that were surrendered or tendered to us in payment of the exercise price of an award or any taxes required to be withheld in respect of an award would become available again to be delivered pursuant to awards under the Amended 2008 Plan, provided that such surrendered or tendered shares would not increase the number of shares that may be delivered pursuant to ISOs under the Amended 2008 Plan. Subject to adjustment for changes in capitalization, the maximum number of shares of our Class A Stock that would be available to be granted pursuant to awards to any participant in the Amended 2008 Plan in any fiscal year would be 3,000,000. In the case of awards settled in cash based on the fair market value of a share, the maximum aggregate amount of cash that would be permitted to be paid pursuant to awards granted to any participant in the Amended 2008 Plan in any fiscal year would be equal to the per-share fair market value as of the relevant vesting, payment or settlement date multiplied by the maximum number of shares which could be granted, as described above. The maximum aggregate amount of cash and other property (valued at fair market value) that would be permitted to be paid or delivered pursuant to awards under the Amended 2008 Plan, the value of which would be determined by reference to the fair market value of our shares, to any participant in any fiscal year would be $10,000,000.

Changes in Capitalization.    In the event of any extraordinary dividend or other extraordinary distribution, recapitalization, rights offering, stock split, reverse stock split, split-up or spin-off affecting the shares of our Class A Stock, the Committee would make adjustments and other substitutions to awards under the Amended 2008 Plan in the manner it determined to be appropriate or desirable. In the event of any reorganization, merger, consolidation, combination, repurchase or exchange of our Class A Stock or other similar corporate transactions, the Committee in its discretion would be permitted to make such adjustments and other substitutions to the Amended 2008 Plan and awards under the Amended 2008 Plan as it deemed appropriate or desirable.

Substitute Awards.    The Committee would be permitted to grant awards in assumption of, or in substitution for, outstanding awards previously granted by us or any of our affiliates or a company that we acquired or with which we combined. Any shares issued by us through the assumption of or substitution for outstanding awards granted by a company that we acquired would not reduce the aggregate number of shares of our Class A Stock available for awards under the Amended 2008 Plan, except that awards issued in substitution for ISOs would reduce the number of shares of our Class A Stock available for ISOs under the Amended 2008 Plan.

Source of Shares.    Any shares of our Class A Stock issued under the Amended 2008 Plan would consist, in whole or in part, of authorized and unissued shares or of treasury shares.

Eligible Participants.    Any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of us or our affiliates would be eligible to participate in the Amended 2008 Plan. The Company currently expects that awards will be generally limited to approximately 700 employees and non-employee directors (of whom there are currently eight eligible directors).

Stock Options.    The Committee would be permitted to grant both ISOs and NSOs under the Amended 2008 Plan. The exercise price for options would not be less than the fair market value (as defined in the Amended 2008 Plan) of Class A Stock on the grant date. The Committee would not reprice any option granted under the Amended 2008 Plan without the approval of our stockholders. All options granted under the Amended 2008 Plan would be NSOs unless the applicable award agreement expressly stated that the option was intended to be an ISO. Under the proposed Amended 2008 Plan, all ISOs and NSOs would be intended to qualify as “performance-based compensation” under Section 162(m) of the Code. Subject to the applicable award agreement, options would vest and become exercisable with respect to one-fourth of the shares of our Class A Stock subject to such options on each of the first four anniversaries of the grant date. Unless otherwise set forth in the applicable award agreement, each option would expire upon the earlier of (i) the tenth anniversary of the date the option was granted and (ii) 90 days after the participant who was holding the option ceased to be a director, officer, employee or consultant for us or one of our affiliates. The exercise price would be permitted to be paid with cash (or its equivalent) or, in the sole discretion of the Committee, with previously acquired shares of our Class A

Stock or through delivery of irrevocable instructions to a broker to sell our Class A Stock otherwise deliverable upon the exercise of the option (provided that there was a public market for our Class A Stock at such time), or, in the sole discretion of the Committee, a combination of any of the foregoing, provided that the combined value of all cash and cash equivalents and the fair market value of any such shares so tendered to us as of the date of such tender, together with any shares withheld by us in respect of taxes relating to an option, was at least equal to such aggregate exercise price.

Stock Appreciation Rights.    The Committee would be permitted to grant SARs under the Amended 2008 Plan. The exercise price for SARs would not be less than the fair market value (as defined in the Amended 2008 Plan) of our Class A Stock on the grant date. The Committee would not reprice any SAR granted under the Amended 2008 Plan without the approval of our stockholders. Upon exercise of a SAR, the holder would receive cash, shares of our Class A Stock, other securities, other awards, other property or a combination of any of the foregoing, as determined by the Committee, equal in value to the excess, if any, of the fair market value of a share of our Class A Stock on the date of exercise of the SAR over the exercise price of the SAR. Under the Amended 2008 Plan, all SARs would be intended to qualify as “performance-based compensation” under Section 162(m) of the Code. Subject to the provisions of the Amended 2008 Plan and the applicable award agreement, the Committee would determine, at or after the grant of a SAR, the vesting criteria, term, methods of exercise, methods and form of settlement and any other terms and conditions of any SAR. Under certain circumstances, the Committee would have the ability to substitute, without the consent of the affected participant, SARs for outstanding NSOs. No SAR granted under the Amended 2008 Plan could be exercised more than 10 years after the date of grant.

Restricted Shares and Restricted Stock Units.    Subject to the provisions of the Amended 2008 Plan, the Committee would be permitted to grant restricted shares and RSUs. Restricted shares and RSUs would not be permitted to be sold, assigned, transferred, pledged or otherwise encumbered except as provided in the Amended 2008 Plan or the applicable award agreement, except that the Committee could determine that restricted shares and RSUs would be permitted to be transferred by the participant for no consideration. Restricted shares could be evidenced in such manner as the Committee would determine.

An RSU would be granted with respect to one share of Class A Stock or have a value equal to the fair market value of one such share. Upon the lapse of restrictions applicable to an RSU, the RSU could be paid in cash, shares of our Class A Stock, other securities, other awards or other property, as determined by the Committee, or in accordance with the applicable award agreement. In connection with each grant of restricted shares, except as provided in the applicable award agreement, the holder would be entitled to the rights of a stockholder (including the right to vote and receive dividends) in respect of such restricted shares. The Committee would be permitted to, on such terms and conditions as it might determine, provide a participant who holds RSUs with dividend equivalents, payable in cash, shares of our Class A Stock, other securities, other awards or other property. If a restricted share or RSU were intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the requirements described below in “Performance Compensation Awards” would be required to be satisfied in order for such restricted share or RSU to be granted or vest.

Performance Units.    Subject to the provisions of the Amended 2008 Plan, the Committee would be permitted to grant performance units to participants. Performance units would be awards with an initial value established by the Committee (or that was determined by reference to a valuation formula specified by the Committee) at the time of the grant. In its discretion, the Committee would set performance goals that, depending on the extent to which they were met during a specified performance period, would determine the number and/or value of performance units that would be paid out to the participant. The Committee, in its sole discretion, would be permitted to pay earned performance units in the form of cash, shares of our Class A Stock or any combination thereof that would have an aggregate fair market value equal to the value of the earned performance units at the close of the applicable performance period. The determination of the Committee with respect to the form and timing of payout of performance units would be set forth in the applicable award agreement. The

Committee would be permitted to, on such terms and conditions as it might determine, provide a participant who holds performance units with dividends or dividend equivalents, payable in cash, shares of our Class A Stock, other securities, other awards or other property. If a performance unit were intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the requirements below described in “Performance Compensation Awards” would be required to be satisfied.

Cash Incentive Awards.    Subject to the provisions of the Amended 2008 Plan, the Committee would be permitted to grant cash incentive awards, which, in the sole discretion of the Committee, may be payable upon the attainment of performance goals. If a cash incentive award were intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the requirements described below in “Performance Compensation Awards” would be required to be satisfied.

Other Stock-Based Awards.    Subject to the provisions of the Amended 2008 Plan, the Committee would be permitted to grant to participants other equity-based or equity-related compensation awards, including vested stock. The Committee would be permitted to determine the amounts and terms and conditions of any such awards. If such an award were intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the requirements described below in “Performance Compensation Awards” would be required to be satisfied.

Performance Compensation Awards.    The Committee would be permitted to designate any award granted under the Amended 2008 Plan (other than ISOs, NSOs and SARs) as a performance compensation award in order to qualify such award as “performance-based compensation” under Section 162(m) of the Code. Awards designated as performance compensation awards would be subject to the following additional requirements:

•

Recipients of Performance Compensation Awards.    The Committee would, in its sole discretion, designate within the first 90 days of a performance period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the participants who would be eligible to receive performance compensation awards in respect of such performance period. The Committee would also determine the length of performance periods, the types of awards to be issued, the performance criteria that would be used to establish the performance goals, the kinds and levels of performance goals and any objective performance formula used to determine whether a performance compensation award had been earned for the performance period.

•

Performance Criteria Applicable to Performance Compensation Awards.    The performance criteria would be limited to the following: (1) net income or earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization), (2) operating income, (3) earnings per share, (4) return on shareholders’ equity, (5) return on investment or capital, (6) return on assets, (7) level or amount of acquisitions, (8) share price, (9) profitability/profit margins, (10) market share (in the aggregate or by segment), (11) revenues or sales (including specified types or categories thereof) (based on units or dollars), (12) costs (including specified types or categories thereof), (13) cash flow, (14) working capital, (15) completion of production or stages of production within specified time or budget parameters (16) budgeted expenses (operating and capital) and (17) box office results (domestic, international or worldwide) of any of our films. These performance criteria would be permitted to be applied on an absolute basis or be relative to one or more peer companies or indices or any combination thereof or, if applicable, be computed on an accrual or cash accounting basis. The performance goals and periods could vary from participant to participant and from time to time. To the extent required under Section 162(m) of the Code, the Committee would, within the first 90 days of the applicable performance period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), define in an objective manner the method of calculating the performance criteria it selected to use for the performance period.

•

Modification of Performance Goals.    The Committee would be permitted to adjust or modify the calculation of performance goals for a performance period in the event of, in anticipation of, or in recognition of, any unusual or extraordinary corporate item, transaction, event or development or any other unusual or nonrecurring events affecting the Company, any of its affiliates, subsidiaries, divisions or operating units (to the extent applicable to such performance goal) or its financial statements or the financial statements of any of its affiliates, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles, law or business conditions, so long as that adjustment or modification did not cause the performance compensation award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.

•

Requirements to Receive Payment for 162(m) Awards.    Except as otherwise permitted by Section 162(m) of the Code, in order to be eligible for payment in respect of a performance compensation award for a particular performance period, participants would be required to be employed by us on the last day of the performance period, the performance goals for such period would be required to be satisfied and certified by the Committee and the performance formula would be required to determine that all or some portion of the performance compensation award had been earned for such period.

•

Negative Discretion.    The Committee would be permitted to, in its sole discretion, reduce or eliminate the amount of a performance compensation award earned in a particular performance period, even if applicable performance goals had been attained and without regard to any employment agreement between us and a participant.

•

Limitations on Committee Discretion.    Except as otherwise permitted by Section 162(m) of the Code, in no event could any discretionary authority granted to the Committee under the Amended 2008 Plan be used to grant or provide payment in respect of performance compensation awards for which performance goals had not been attained, increase a performance compensation award for any participant at any time after the first 90 days of the performance period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) or increase a performance compensation award above the maximum amount payable under the underlying award.

•

Form of Payment.    Performance compensation awards (other than restricted shares, RSUs and other stock-based awards) would be payable in cash or in restricted stock, RSUs or fully vested shares of equivalent value and would be paid on the terms determined by the Committee in its discretion. Any shares of restricted stock or RSUs would be subject to the terms of the Amended 2008 Plan or any successor equity compensation plan and any applicable award agreement. The number of shares of restricted stock, RSUs or fully vested shares that is equivalent in value to a particular dollar amount would be determined in accordance with a methodology specified by the Committee within the first 90 days of a plan year (or, if shorter, the maximum period allowed under Section 162(m) of the Code).

Amendment and Termination of the Amended 2008 Plan.    Subject to any applicable law or government regulation, to any requirement that must be satisfied if the Amended 2008 Plan were intended to be a stockholder-approved plan for purposes of Section 162(m) of the Code and to the rules of the NASDAQ, the Amended 2008 Plan would be permitted to be amended, modified or terminated by our Board of Directors without the approval of our stockholders, except that stockholder approval would be required for any amendment that would (i) increase the maximum number of shares of our Class A Stock available for awards under the Amended 2008 Plan or increase the maximum number of shares of Company Class A Stock that could be delivered pursuant to ISOs granted under the Amended 2008 Plan or (ii) change the class of employees or other individuals eligible to participate in the Amended 2008 Plan. Under these provisions, stockholder approval would not be required for all possible amendments that might increase the cost of the Amended 2008 Plan. No modification, amendment or termination of the Amended 2008 Plan that would materially and adversely impair the rights of any participant would be effective without the consent of the affected participant, unless otherwise provided by the Committee in the applicable award agreement.

The Committee would be permitted to waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any award previously granted, prospectively or retroactively. However, unless otherwise provided by the Committee in the applicable award agreement or in the Amended 2008 Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely impair the rights of any participant to any award previously granted would not to that extent be effective without the consent of the affected participant.

The Committee would be authorized to make adjustments in the terms and conditions of awards in the event of any unusual or nonrecurring corporate event (including the occurrence of a change of control of the Company) affecting the Company, any of its affiliates or its financial statements or the financial statements of any of its affiliates, or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles or law whenever the Committee, in its discretion, determined that those adjustments were appropriate or desirable, including providing for the substitution or assumption of awards, accelerating the exercisability of, lapse of restrictions on, or termination of, awards or providing for a period of time for exercise prior to the occurrence of such event and, in its discretion, the Committee would be permitted to provide for a cash payment to the holder of an award in consideration for the cancellation of such award.

Change of Control.    The Amended 2008 Plan would provide that, unless otherwise provided in an award agreement, in the event of a change of control of the Company, unless provision was made in connection with the change of control for assumption of, or substitution for, awards previously granted:

•	any options and SARs outstanding as of the date the change of control was determined to have occurred would become fully exercisable and vested, as of immediately prior to the change of control;

•

all performance units, cash incentive awards and other awards designated as performance compensation awards would be paid out as if the date of the change of control were the last day of the applicable performance period and “target” performance levels had been attained; and

•

all other outstanding awards would automatically be deemed exercisable or vested and all restrictions and forfeiture provisions related thereto would lapse as of immediately prior to such change of control.

Unless otherwise provided pursuant to an award agreement, a change of control would be defined to mean any of the following events, generally:

•

during any period of 14 consecutive calendar months, a change in the composition of a majority of the board of directors, as constituted on the first day of such period, that was not supported by a majority of the incumbent board of directors;

•

consummation of certain mergers or consolidations of the Company with any other corporation following which the Company’s stockholders hold 50% or less of the combined voting power of the surviving entity;

•	the stockholders approve a plan of complete liquidation or dissolution of the Company; or

•

an acquisition by any individual, entity or group of beneficial ownership of a percentage of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors that was equal to or greater than 40%, if such percentage exceeds the aggregate percentage of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors then owned by Jeffrey Katzenberg and David Geffen.

Although award agreements may provide for a different definition of change of control than is provided for in the Amended 2008 Plan, except in the case of a transaction described in the third bullet above, any definition of change of control set forth in any award agreement would provide that a change of control would not occur until consummation or effectiveness of a change in control of the Company, rather than upon the announcement, commencement, stockholder approval or other potential occurrence of any event or transaction that, if completed, would result in a change in control of the Company.

Term of the Amended 2008 Plan.    No award would be permitted to be granted under the Amended 2008 Plan after the tenth anniversary of the date the Amended 2008 Plan was approved by the stockholders.

Certain Federal Tax Aspects of the Amended 2008 Plan

The following summary describes the federal income tax treatment associated with options awarded under the Amended 2008 Plan. The summary is based on the law as in effect on March 1, 2011. The summary does not discuss state or local tax consequences or non-U.S. tax consequences.

Incentive Stock Options.    Neither the grant nor the exercise of an ISO results in taxable income to the optionee for regular federal income tax purposes. However, an amount equal to (i) the per-share fair market value on the exercise date minus the exercise price at the time of grant multiplied by (ii) the number of shares with respect to which the ISO is being exercised will count as “alternative minimum taxable income” which, depending on the particular facts, could result in liability for the “alternative minimum tax” or AMT. If the optionee does not dispose of the shares issued pursuant to the exercise of an ISO until the later of the two-year anniversary of the date of grant of the ISO and the one-year anniversary of the date of the acquisition of those shares, then (a) upon a later sale or taxable exchange of the shares, any recognized gain or loss would be treated for tax purposes as a long-term capital gain or loss and (b) the Company would not be permitted to take a deduction with respect to that ISO for federal income tax purposes.

If shares acquired upon the exercise of an ISO were disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally the optionee would realize ordinary income in the year of disposition in an amount equal to the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the ISO over the amount paid for the shares or (ii) the excess of the amount realized on the disposition of the shares over the participant’s aggregate tax basis in the shares (generally, the exercise price). A deduction would be available to the Company equal to the amount of ordinary income recognized by the optionee. Any further gain realized by the optionee will be taxed as short-term or long-term capital gain and would not result in any deduction by the Company. A disqualifying disposition occurring in the same calendar year as the year of exercise would eliminate the alternative minimum tax effect of the ISO exercise.

Special rules may apply where all or a portion of the exercise price of an ISO is paid by tendering shares, or if the shares acquired upon exercise of an ISO are subject to substantial forfeiture restrictions. The foregoing summary of tax consequences associated with the exercise of an ISO and the disposition of shares acquired upon exercise of an ISO assumes that the ISO is exercised during employment or within three months following termination of employment. The exercise of an ISO more than three months following termination of employment will result in the tax consequences described below for NSOs, except that special rules apply in the case of disability or death. An individual’s stock options otherwise qualifying as ISOs will be treated for tax purposes as NSOs (and not as ISOs) to the extent that, in the aggregate, they first become exercisable in any calendar year for stock having a fair market value (determined as of the date of grant) in excess of $100,000.

Nonqualified Stock Options.    An NSO (that is, a stock option that does not qualify as an ISO) would result in no taxable income to the optionee or deduction to the Company at the time it is granted. An optionee exercising an NSO would, at that time, realize taxable compensation equal to (i) the per-share fair market value on the exercise date minus the exercise price at the time of grant multiplied by (ii) the number of shares with respect to which the option is being exercised. If the NSO was granted in connection with employment, this taxable income would also constitute “wages” subject to withholding and employment taxes. A corresponding deduction would be available to the Company. The foregoing summary assumes that the shares acquired upon exercise of an NSO option are not subject to a substantial risk of forfeiture.

Section 162(m).    Section 162(m) of the Code currently provides that if, in any year, the compensation that is paid to our Chief Executive Officer or to any of our three other most highly compensated executive officers (currently excluding our Chief Financial Officer) exceeds $1,000,000 per person, any amounts that exceed the $1,000,000 threshold will not be deductible by us for federal income tax purposes, unless the compensation qualifies for an exception to Section 162(m) of the Code. Certain performance-based awards under plans approved by stockholders are not subject to the deduction limit. Stock options that would be awarded under the Amended 2008 Plan are intended to be eligible for this performance-based exception.

Section 409A.    Section 409A of the Code imposes restrictions on nonqualified deferred compensation. Failure to satisfy these rules results in accelerated taxation, an additional tax to the holder of the amount equal to 20% of the deferred amount, and a possible interest charge. Stock options granted with an exercise price that is not less than the fair market value of the underlying shares on the date of grant will not give rise to “deferred compensation” for this purpose unless they involve additional deferral features. Stock options that would be awarded under the Amended 2008 Plan are intended to be eligible for this exception.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information about equity-based awards outstanding and shares of Class A Stock available for future awards under all of our equity compensation plans as of December 31, 2010.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(3)
Equity compensation plans approved by security holders	7,812,523	$29.21	285,244
Equity compensation plans not approved by security holders	—	—	—

Total	7,812,523	$29.21	285,244

(1)

Includes (i) 3,514,601 shares subject to restricted stock units (“RSUs”) or performance compensation awards that entitle each holder to one share of Class A common stock for each unit that vest over the holder’s period of continued service and/or the satisfaction or attainment of specified performance criteria; and (ii) 148,045 shares subject to unvested restricted stock awards that vest over the holder’s period of continued service.

(2)

Calculated without taking into account the 3,662,646 shares of Class A common stock subject to the awards described in footnote 1 and that will become issuable following the vesting of those units and awards, without any cash consideration or other payment required for those shares.

(3)

As of December 31, 2010, 285,244 shares of Class A common stock were available for issuance under the Prior Plan. Such shares may be issued upon the exercise of stock options or stock appreciation rights granted under the Prior Plan or pursuant to restricted stock issuances, RSU awards, performance compensation awards, performance units, deferred share units and other equity-based awards under the Prior Plan.

The following table lists each person named in the Summary Compensation Table, each director nominee, all current executive officers as a group, all current directors (other than executive officers) as a group, each associate of the foregoing persons, each other person who received at least five percent of the options under the Prior Plan, and all current employees of the Company (other than executive officers) as a group, indicating, as of December 31, 2010, the aggregate number of options granted under the Prior Plan to each of the foregoing since the inception of the Prior Plan in 2009. The fair market value per share of Class A Stock on February 28, 2011 was $27.62.

Name and Principal Position	Options granted Under the Prior Plan From Inception	Weighted Average Exercise Price
Jeffrey Katzenberg, Chief Executive Officer	269,796	$35.30
Lewis W. Coleman, President and Chief Financial Officer	246,186	32.98
Ann Daly, Chief Operating Officer	—	N/A
William Damaschke, Co-President of Production and President of Live Theatrical	189,374	32.98
Anne Globe, Head of Worldwide Marketing and Consumer Products	151,500	32.98
John Batter, Co-President of Production	136,349	32.98
Harry “Skip” Brittenham	—	N/A
Roger Enrico	—	N/A
Thomas E. Freston	—	N/A
Judson C. Green	—	N/A
Mellody Hobson	—	N/A
Michael Montgomery	—	N/A
Nathan Myhrvold	—	N/A
Richard Sherman	—	N/A
All Current Executive Officers as a Group (10 persons)	1,039,264	33.61
All Current Directors (other than Executive Officers) as a Group (seven persons)	—	N/A
Associates of Named Executive Officers, Directors and Director Nominees	—	N/A
All Current Employees (other than Executive Officers) as a Group (644 persons)	900,208	33.88

Required Vote

The affirmative vote of the majority of the votes cast at the Annual Meeting by holders of Class A Stock and Class B Stock entitled to vote, voting together as a single class, is required for the adoption of the Amended 2008 Plan.

Recommendation

The Board of Directors recommends that the stockholders vote “FOR” the adoption of the Amended and Restated 2008 Omnibus Incentive Compensation Plan.

Unless a proxy is marked to give a different direction, it is the intention of the persons named in the proxy to vote the shares represented thereby in favor of the adoption of the Amended and Restated 2008 Omnibus Incentive Compensation Plan.

PROPOSAL NO. 4

AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors recognizes the significant interest of stockholders in executive compensation matters. Pursuant to recent amendments to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which were added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”)), we are providing our stockholders with an opportunity to cast an advisory vote to approve the compensation of our named executive officers as disclosed in the Summary Compensation Table and other tables and the related narratives, as well as in the Compensation Discussion and Analysis section of this Proxy Statement, in accordance with SEC rules.

Our compensation philosophy and framework have resulted in compensation for our named executive officers that is commensurate with both the Company’s financial results and the other performance factors described in the section of this Proxy Statement entitled “Compensation Discussion and Analysis.” Our executive compensation programs are designed to attract, motivate and retain executives and professionals of the highest level of quality and effectiveness. These programs focus on rewarding the types of performance that increase stockholder value, link executive compensation to the Company’s long-term strategic objectives and align executive officers’ interests with those of our stockholders. The Company believes that its executive compensation programs, which emphasize long-term equity awards and variable compensation, satisfy these goals. A substantial portion of each executive’s total compensation is intended to be variable and delivered on a pay-for-performance basis.

As this is an advisory vote, the result will not be binding on our Board of Directors, although our Compensation Committee, which is comprised solely of independent directors, will consider the outcome of the vote when evaluating the effectiveness of our compensation policies and practices. The Board of Directors believes that our current executive compensation program has been effective at directly linking executive compensation to our performance and aligning the interests of our named executive officers with those of our stockholders. We are asking for stockholder approval of the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules, which disclosures include the disclosures under “Compensation Discussion and Analysis” and “Executive Compensation Information.” This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies and practices described in this Proxy Statement.

Required Vote

The affirmative vote of the majority of the votes cast at the Annual Meeting by holders of Class A Stock and Class B Stock entitled to vote, voting together as a single class, is required for the advisory approval of this proposal.

Recommendation

The Board of Directors recommends that the stockholders vote “FOR” the adoption of the following non-binding resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

Unless a proxy is marked to give a different direction, it is the intention of the persons named in the proxy to vote the shares represented thereby in favor of the approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

PROPOSAL NO. 5

AN ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE

ADVISORY VOTES ON EXECUTIVE COMPENSATION

Pursuant to the recent amendments to Section 14A of the Exchange Act added by the Dodd-Frank Act, the Company is also required to obtain a stockholder advisory vote as to how often we should include a proposal, similar to Proposal 4 in this Proxy Statement, asking for an advisory vote on the compensation paid to our named executive officers. Therefore we are asking our stockholders to express their preference as to whether the Company should include an advisory vote to approve the compensation of our named executive officers every one, two or three years. Stockholders may also, if they wish, abstain from casting a vote on this proposal. In considering their vote, stockholders may wish to carefully review the information presented in connection with Proposal 4 of this Proxy Statement. While the Board of Directors intends to carefully consider the stockholder vote resulting from this proposal, this is an advisory vote and, as such, will not be binding on the Board of Directors.

After careful consideration of the frequency alternatives, the Board of Directors recommends at this time that you vote to hold an advisory vote on executive compensation once every year. While the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance and incentivize performance over a multi-year period, the Board of Directors currently believes that holding an annual advisory vote on executive compensation will provide the Company with more direct and immediate feedback on the compensation paid to our named executive officers.

Required Vote

The affirmative vote of the majority of the votes cast at the Annual Meeting by holders of Class A Stock and Class B Stock entitled to vote, voting together as a single class, is required for the advisory approval of this proposal.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the Board of Directors’ recommendation.

Recommendation

The Board of Directors recommends that the stockholders vote “FOR” the option of every “1 YEAR” as the future frequency with which stockholders will be provided an advisory vote on the compensation of our named executive officers.

Unless a proxy is marked to give a different direction, it is the intention of the persons named in the proxy to vote the shares represented thereby in favor of an annual advisory vote on the compensation of our named executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of DreamWorks Animation’s Common Stock as of February 18, 2011 with respect to:

•	each of DreamWorks Animation’s directors;

•	each of the named executive officers listed in the Summary Compensation Table;

•	DreamWorks Animation’s directors and executive officers as a group; and

•	persons owning more than 5% of a class of Common Stock.

The percentage of beneficial ownership of Common Stock indicated in the following table is based on 73,652,549 shares of Class A Stock and 10,838,731 shares of Class B Stock outstanding. The Class A Stock outstanding includes 171,766 shares of unvested restricted stock, which are subject to time-based vesting conditions. Except as indicated in footnotes to this table, the stockholders named in this table are known to the Company to have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable. Shares shown as beneficially owned by any person have been determined in accordance with the requirements of Rule 13d-3 promulgated under the Exchange Act.

Unless otherwise indicated, the address for each of DreamWorks Animation’s directors and named executive officers and each beneficial owner of more than 5% of a class of Common Stock listed in the table below is: c/o DreamWorks Animation SKG, Inc., 1000 Flower Street, Glendale, CA 91201.

Name and Address of Beneficial Owner	Title of Class	Shares of Common Stock Beneficially Owned	% of Class Beneficially Owned(2)		% of Total Voting Power(3)
Directors
Jeffrey Katzenberg(1)(4)	Class A	1,037,767	13.4%		68.1%
	Class B	10,838,731	100.0%		67.6%
Lewis W. Coleman(5)	Class A	595,839	*		*
Harry Brittenham	Class A	—	*		*
Roger A. Enrico(6)	Class A	481,702	*		*
Thomas Freston(7)	Class A	3,622	*		*
Judson Green(7)	Class A	7,764	*		*
Mellody N. Hobson(8)	Class A	35,680	*		*
Michael Montgomery(7)	Class A	7,415	*		*
Nathan Myhrvold(9)	Class A	34,872	*		*
Richard Sherman	Class A	100	*		*

Named executive officers who are not directors
John Batter(10)	Class A	93,979	*		*
William Damaschke(11)	Class A	332,301	*		*
Anne Globe(12)	Class A	286,695	*		*

Directors and executive officers as a group (18 persons)(13)	Class A	3,911,929	16.6	%(2)	69.3%
	Class B	10,838,731	100.0%		67.6%

Name and Address of Beneficial Owner	Title of Class	Shares of Common Stock Beneficially Owned	% of Class Beneficially Owned(2)	% of Total Voting Power(3)
Persons owning more than 5% of a class of our equity securities
David Geffen(1)(14)	Class A	1,037,767	13.4%	68.1%
	Class B	10,838,731	100.0%	67.6%
Wellington Management Company, LLP(15)	Class A	10,269,340	13.9%	4.3%
280 Congress Street Boston, Massachusetts 02210
Capital Group International, Inc. and
Capital Guardian Trust Company(16)	Class A	10,608,298	14.4%	4.5%
11100 Santa Monica Boulevard Los Angeles, California 90025
Capital Research Global Investors(17)	Class A	7,930,000	10.8%	3.4%
333 South Hope Street Los Angeles, California 90071
BlackRock Inc.(18)	Class A	4,728,652	6.4%	2.0%
40 East 52nd Street New York, New York 10022
Steven Spielberg(19)	Class A	5,400,000	7.3%	2.3%

*	Less than 1%

(1)	Certain of DreamWorks Animation’s stockholders may be deemed to be members of a “group,” as that term is defined in Section 13(d)(3) of the Exchange Act. This group, which we refer to as the “Class B Group,” consists of the following individuals and entities party to a stockholder agreement (the “Class B Stockholder Agreement”) dated October 27, 2004: Jeffrey Katzenberg and entities controlled by him and David Geffen and entities controlled by him.

(2)	For purposes of this column, the percentage shown for any person or entity with respect to Class A Stock assumes the conversion of any Class B Stock beneficially owned by such person or entity into Class A Stock on a one-for-one basis.

(3)	For purposes of this column, the percentage shown for any person or entity (i) with respect to Class A Stock, includes the effect of the super-voting rights of any Class B Stock beneficially owned by such person or entity and (ii) with respect to Class B Stock, excludes the voting rights of any Class A Stock beneficially owned by such person or entity.

(4)	Shares beneficially owned by Mr. Katzenberg include:

•	614,553 shares of Class A Stock;

•	Vested options to purchase 423,214 shares of Class A stock;

•	7,838,731 shares of Class B Stock owned by entities controlled by Mr. Katzenberg; and

•	3,000,000 shares of Class A Stock and Class B Stock owned by other members of the Class B Group.

Mr. Katzenberg and entities controlled by him expressly disclaim beneficial ownership of all shares of our Common Stock owned by or allocated to all other members of the Class B Group. The inclusion of such shares in this table shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of Sections 13(d) or 13(g) of the Exchange Act or for any other purpose.

(5)	Includes vested options to purchase 13,393 shares of Class A Stock and 498,898 vested stock appreciation rights that will be settled by the delivery of shares of Class A Stock when exercised.

(6)	Includes vested options to purchase 89,286 shares of Class A Stock and 212,839 vested stock appreciation rights that will be settled by the delivery of shares of Class A Stock when exercised.

(7)	Represents vested stock appreciation rights that will be settled by the delivery of shares of Class A Stock when exercised.

(8)	Includes vested options to purchase 13,393 shares of Class A Stock and 4,075 vested stock appreciation rights that will be settled by the delivery of shares of Class A Stock when exercised.

(9)	Includes vested options to purchase 13,393 shares of Class A Stock and 3,622 vested stock appreciation rights that will be settled by the delivery of shares of Class A Stock when exercised.

(10)	Includes 63,731 vested stock appreciation rights that will be settled by the delivery of shares of Class A Stock when exercised.

(11)	Includes vested options to purchase 126,879 shares of Class A Stock and 138,326 vested stock appreciation rights that will be settled by the delivery of shares of Class A Stock when exercised.

(12)	Includes vested options to purchase 868 shares of Class A Stock and 261,962 vested stock appreciation rights that will be settled by the delivery of shares of Class A Stock when exercised.

(13)	Includes vested options to purchase 924,514 shares of Class A Stock and 1,520,723 vested stock appreciation rights that will be settled by the delivery of shares of Class A Stock when exercised.

(14)	As reported in a Schedule 13G report filed with the SEC prepared as of December 31, 2010, shares beneficially owned by Mr. Geffen include:

•	3,000,000 shares of Class B Stock owned by an entity controlled by Mr. Geffen; and

•	8,876,498 shares of Class A Stock, options to purchase Class A stock and Class B Stock owned by other members of the Class B Group.

Mr. Geffen and entities controlled by him expressly disclaim beneficial ownership of all shares of our Common Stock owned by all other parties to the Class B Group. The inclusion of such shares in this table shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of Sections 13(d) or 13(g) of the Exchange Act or for any other purpose.

The address for Mr. Geffen and entities controlled by him is c/o DG-DW, L.P., 12011 San Vicente Boulevard, Suite 606, Los Angeles, CA 90049-4926.

(15)	Based on a Schedule 13G report filed with the SEC prepared as of December 31, 2010. Wellington Management Company, LLP (“Wellington”), an investment adviser, reported that it may be deemed to beneficially own the shares shown that are held of record by its clients who have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares. Wellington had shared dispositive power as to all shares and shared voting power as to 7,406,849 shares.

(16)	Based solely on a Schedule 13G report jointly filed with the SEC and prepared as of December 31, 2010 by Capital Group International, Inc. (“CGII”) and Capital Guardian Trust Company (“CGTC”). CGII is the parent holding company of a group of investment management companies and CGTC serves as an investment manager of various institutional accounts. CGII reported that it may be deemed to beneficially own 6,200,138 shares as a result of its investment management companies holding investment power, and in some cases voting power, over such shares. CGII had sole dispositive power as to 6,200,138 shares and sole voting power as to 5,571,063 shares. CGTC reported that it is deemed to be the beneficial owner of 4,408,160 shares as a result of its serving as the investment manager of various institutional accounts. CGTC had sole dispositive power as to 4,408,160 shares and sole voting power as to 3,946,585 shares.

(17)

Based solely on a Schedule 13G report filed with the SEC and prepared as of December 31, 2010 by Capital Research Global Investors. Capital Research Global Investors is a division of Capital Research and

Management Company (“CRMC”) and is deemed to be the beneficial owner of such shares as a result of CRMC acting as investment adviser to various investment companies. Capital Research Global Investors also reported that as of December 31, 2010, it held more than five percent of our Class A Common Stock on behalf of The Growth Fund of America, Inc. Pursuant to a separate Schedule 13G report filed with the SEC and prepared as of December 31, 2010 by The Growth Fund of America, Inc. (“The Growth Fund”), however, the board of directors of The Growth Fund reported that it had ceased to be the beneficial owner of more than five percent of our Class A Stock. More specifically, its board of directors no longer exercised voting authority with respect to the shares of our Class A Stock held by The Growth Fund.

(18)	Based solely on a Schedule 13G report filed with the SEC prepared as of December 31, 2010. BlackRock, Inc., had beneficial ownership, in the form of sole voting and dispositive power, with respect to 4,728,652 shares of Class A Stock.

(19)	As reported in a Schedule 13G report filed with the SEC prepared as of December 31, 2008. The shares are owned directly by DW Lips, L.P. and indirectly by DW Subs, Inc., as the general partner of DW Lips, L.P., and Steven Spielberg, as the President of DW Subs, Inc. The address for Mr. Spielberg and the entities controlled by him is c/o Breslauer, Rutman & Anderson, 11400 Olympic Boulevard, Los Angeles, California 90064.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires DreamWorks Animation’s executive officers and directors and each person who owns more than 10% of DreamWorks Animation’s Common Stock to file initial reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC and the NASDAQ. Such executive officers, directors and 10% stockholders are also required by SEC rules to furnish DreamWorks Animation with copies of all such forms that they file.

Based solely on its review of the copies of such forms received by DreamWorks Animation and written representations from certain reporting persons that no Forms 5 were required for such persons, DreamWorks Animation believes that all of its officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during the year ended December 31, 2010.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The following discussion addresses the compensation during 2010 of our named executive officers, which consist of:

•	Jeffrey Katzenberg, our Chief Executive Officer;

•	Lewis Coleman, our President and Chief Financial Officer;

•	William Damaschke, our Co-President of Production and President of Live Theatrical during 2010;

•	Anne Globe, our Head of Worldwide Marketing and Consumer Products; and

•	John Batter, our Co-President of Production.

Although under SEC rules adopted in late 2009 (described in greater length in the section entitled “Executive Compensation Information”), our Chief Operating Officer, Ann Daly, does not qualify as a named executive officer for 2010, we have voluntarily chosen to address her 2010 compensation because of her role in the Company. As a result of changes in his role and responsibilities, Mr. Damaschke ceased to be an executive officer of the Company as of December 31, 2010, although he remains with the Company focused on the creative aspects of our business.

We begin, in the first section, by discussing our philosophy and objectives as they relate to executive compensation practices and by describing the various elements of our executive compensation program. In the next section, we describe the various participants in our executive compensation process and the analytical tools used by our Compensation Committee and others in this process. In the third section, we discuss how these analyses have affected the various elements of our executive compensation program. In the fourth section, we describe the executive compensation decisions that the Compensation Committee made during 2010 and early 2011(including the bonus approved in February 2011 for 2010 performance). In the final sections, we discuss certain miscellaneous items.

Compensation Philosophy and Objectives

The following principles have guided us in developing the various elements of our compensation program and in determining total compensation levels for our named executive officers:

•	As a company, we must be prepared to compete with much larger organizations (which have greater resources than ours) for executive talent;

•	Our compensation practices should take into account the somewhat volatile nature of our business, which is exacerbated by our relatively small size; and

•

Our compensation programs should encourage our executives to increase long-term stockholder value in a manner that appropriately balances short-term growth objectives and does not create undue risk for the Company and its stockholders.

Our compensation philosophy is to attract, motivate and retain exceptional directors, officers and employees. The objectives of our compensation program are to:

•

Provide competitive compensation programs, consisting of both cash and equity-based components, that appropriately encourage and reward performance (as measured against established goals) and the creation of enduring long-term stockholder value;

•	Directly link executive compensation to the Company’s long-term strategic objectives; and

•	Align executive officers’ interests with stockholder interests through a simple, understandable award framework that creates a sense of ownership and shared risk among executives.

Compensation Program Design

Our Compensation Committee (the “Compensation Committee”) seeks to achieve its compensation objectives through a mix of compensation elements. The principal components of 2010 executive officer compensation and the primary purpose of each element are set forth in the following table:

Compensation Element	Objectives and Basis	Form

Base salary (and equity grants in lieu of salary)	Provide current income at a competitive level	Cash or equity

Annual cash or equity incentive awards	Incentivize and reward achievement of annual performance goals	Cash or equity

Long-term equity incentive awards	Incentivize long-term stockholder-value creation; Align executive and stockholder interest	Restricted stock (or RSUs), performance compensation awards and stock appreciation rights

Long-term cash incentive awards	Incentivize and reward achievement of long-term performance goals; support retention objectives	Cash

Perquisites and other personal benefits	Provide competitive benefits that are consistent with overall executive compensation program	Various

Post-termination benefits	Provide executive officers with certain compensation assurances in the event of employment loss due to unforeseen circumstances; support attraction and retention objectives by providing arrangements common in our industry	Various

Our compensation program is designed to include competitive total compensation ranges. We target our program to align total compensation with median peer practices and provide equity-based compensation that both encourages and appropriately rewards superior Company performance.

In determining the appropriate mix of compensation elements, we strive to balance the objectives of rewarding recent results and motivating long-term performance. In comparison to other entertainment industry peers, we place greater emphasis on equity awards as a result of, among other things, our development stage and market segment. Additionally, our named executive officers’ compensation packages are weighted more towards variable compensation than fixed compensation. Overall, we believe that this program design appropriately incentivizes our executives toward long-term value creation. We also believe that our various compensation elements work together in a manner that properly accounts for the time horizon of unnecessary risk and is not likely to have a material adverse effect on the Company.

The chart below illustrates, with respect to our named executive officers in 2010, (i) the average target percentage of cash compensation in comparison to equity compensation and (ii) the average target percentage of fixed compensation in comparison to variable compensation.

2010 Executive Compensation—Fixed vs. Variable Compensation*	2010 Executive Compensation—Cash vs. Equity Compensation*

* Including July 2010 special incentive awards.

Determining Executive Compensation

The Compensation Committee has responsibility for establishing and implementing the Company’s compensation philosophy and objectives. The Compensation Committee, which is comprised exclusively of independent directors, oversees all compensation and benefit programs and actions that affect our named executive officers. The Compensation Committee also sets salaries for, grants annual and long-term incentive awards to and approves the employment agreements with the named executive officers.

The Compensation Committee’s duties include, among other things:

•	Reviewing key employee compensation policies, plans and programs (including through the engagement of independent compensation consultants (currently Exequity));

•	Monitoring performance and compensation of the Company’s officers and other key employees;

•	Preparing recommendations and periodic reports to the Board of Directors concerning these matters;

•	Functioning as the committee that administers the Company’s incentive programs; and

•	Reviewing this Compensation Discussion and Analysis and recommending to the Board of Directors its inclusion in this Proxy Statement.

Role of Independent Compensation Consultants in Compensation Decisions

From October 2006 until February 2010, the Compensation Committee engaged Hewitt Associates (“Hewitt”) as an independent compensation consultant to advise the Compensation Committee on executive compensation matters. Hewitt did not provide any other services to the Company during 2010. In early 2010, the lead consultant to the Compensation Committee from Hewitt became employed by Exequity. At that time, the Compensation Committee decided to continue to use the individual consultant and, therefore, engaged Exequity to advise it on executive compensation matters. Exequity did not provide other services to the Company in 2010 and we do not currently expect that Exequity will provide other services to the Company while it is serving as the

Compensation Committee’s consultant. The Compensation Committee’s independent compensation consultant reports directly to the Compensation Committee on this assignment. A representative of Exequity attends meetings as requested by the Compensation Committee and provides advice directly to the Compensation Committee from time to time.

From 2007 until September 2010, Towers Watson was engaged by management on a regular basis to assist in developing the companywide compensation program, including the Company’s equity and cash bonus plans. During this period, at the request of and with significant input from management, Towers Watson presented recommendations to the Compensation Committee regarding, among other things, the design and operation of the Company’s annual cash incentive plan (including the selection of performance criteria and the setting of performance goals). Since September 2010, Frederic W. Cook & Co. has been engaged by management to advise the Company on the compensation matters previously addressed by Towers Watson including, among other things, the design and operation of the Company’s long-term incentive compensation plan. The Compensation Committee, with the advice and assistance of its independent compensation consultant, has acted upon the recommendations provided to it.

Use of Employment Agreements and Competitive Assessments in Compensation Determinations

We have entered into multi-year employment agreements with each of our executive officers. These employment agreements serve as the starting point for the Compensation Committee’s executive compensation-setting processes. We believe that it is in the best interests of the Company to enter into multi-year employment agreements with our executive officers because the agreements foster long-term retention, while still allowing the Compensation Committee to exercise considerable discretion in designing incentive compensation programs. In addition, we believe that our use of multi-year employment agreements assist us in our recruiting efforts because other entertainment companies with which we compete for executive talent generally enter into long-term employment agreements with their executives.

From time to time, the Company has engaged external compensation consultants (such as Frederic W. Cook & Co. and Towers Watson) to conduct competitive assessments regarding our executive officers. The purpose of these assessments is to assist us in developing and implementing compensation programs generally competitive with those of other companies in the entertainment industry and other companies with which we generally compete for executive talent. We generally strive for the total compensation packages for our executive officers to fall within the middle range of similar organizations at target performance levels and above such range for superior performance. After determining the appropriate level of compensation for each executive officer, we enter into a multi-year employment agreement with that officer.

Each executive’s employment agreement specifies the annual base salary that the executive will be entitled to receive during the term of the agreement, as well as the benefit plans in which the executive will participate and the other perquisites that the executive will receive. In addition, each agreement sets forth the annual and long-term incentive compensation target or ranges that the executive officer will be eligible to receive, subject in all instances to the discretion of the Compensation Committee. Each agreement also specifies the post-termination benefits that will be received by each executive (including the treatment of any unvested equity awards) upon involuntary termination (with or without cause) or constructive termination, death, disability, change of control or upon expiration of the employment agreement.

In assessing absolute pay levels, determining the allocation among various forms of long-term incentive compensation and determining the reasonableness of performance goals, the Compensation Committee generally considers competitive practices and uses the most recent available similar information for the following companies:

CBS Corporation	The Walt Disney Company
Lions Gate Entertainment Corp.	Time Warner Inc.
News Corporation	Viacom Inc.

Historically, the Company has chosen this peer group because the Company believes that it represents the public entertainment and media-related companies for which the Company generally competes for both business and executive talent. In determining the operating return on equity performance goal for 2010 (which is discussed at greater length in the section entitled “—2010 Compensation Actions—Annual Cash Incentive Awards”), the Compensation Committee used this information in considering the calibration of its performance metric. However, the Compensation Committee uses this information as merely one perspective and does not view it as the sole determinant in its decisionmaking process. At its meeting in February 2011, as part of the Compensation Committee’s periodic review of its executive compensation practices, the Compensation Committee accepted a recommendation from Frederic W. Cook & Co. to make certain revisions to the peer group. We currently expect that this revised peer group will be used from time to time in connection with making future executive compensation decisions.

In 2010 and 2011, the Compensation Committee received tally sheets from management and management’s compensation consultant. For each named executive officer, these tally sheets showed various items, such as (i) targeted value of base salary, annual incentive awards and long-term incentive awards, (ii) actual realized value of each compensation element for the most recent two years, (iii) the amount of unrealized value from prior equity incentive grants and (iv) the amounts that the executive would receive upon various termination scenarios (including change in control). Among other things, the tally sheets allow the Compensation Committee to make executive compensation determinations in light of the value of other compensation elements and the individual executive’s compensation mix.

Role of Executive Officers in Compensation Decisions

Our management provides on-going recommendations to the Compensation Committee regarding our compensation programs. The recommendations include executive compensation plans, designs and strategies, performance goals and criteria for both annual and long-term incentive plans and individual compensation actions for management. Our management provides its recommendations in conjunction with, and based on information gathered from, external compensation consultants (currently Frederic W. Cook & Co.) engaged by management and general market information as well as from internal resources, with the objective of aligning the design and operation of our compensation programs with our business strategies and objectives. At the invitation of the Compensation Committee, members of the senior management attend meetings and make presentations to the Compensation Committee. The Compensation Committee also meets regularly in executive session, without members of management present.

Analysis of Executive Compensation Elements

Annual Base Salary

We pay base salaries to our named executive officers to compensate them for services rendered during the year and to provide a base level of monthly income that is not subject to performance-related risk. The base salary for each of our named executive officers is specified in his or her respective employment agreement. The Compensation Committee generally reviews the named executive officers’ salaries periodically, such as at the time of a substantial change in responsibilities or upon entering into a new employment agreement. In reviewing an executive’s salary, the Compensation Committee generally considers, among other things:

•	market data provided by an external market consultant with respect to comparable positions; and

•	the individual executive’s performance, experience and skills.

The Compensation Committee adjusts salary levels when it is deemed appropriate in comparison to median peer practices and in relation to the other elements of the executive compensation package. As of December 31, 2010, our named executive officers had the following base salaries (as provided for in their respective employment agreements):

Named Executive Officer	Annual Salary
Jeffrey Katzenberg	$1
Lewis Coleman	1,262,000
Ann Daly	1,012,000
William Damaschke	900,000
Anne Globe	835,000
John Batter	750,000

In keeping with the Company’s emphasis on variable compensation, each of Mr. Coleman’s and Ms. Daly’s employment agreements provides that the executive will receive annual equity grants with a grant-date value of $500,000 in lieu of additional salary. Each such equity grant vests in a manner consistent with the Company’s usual equity grant practices. Mr. Coleman and Ms. Daly are also eligible to receive additional annual equity awards as described below under “—Long-term Incentive Compensation.”

Annual Cash Incentive Awards

During 2010, the named executive officers were eligible to receive annual performance-based incentive compensation under the Company’s 2008 Annual Incentive Plan (the “Annual Incentive Plan”). The Annual Incentive Plan allows for annual incentive bonus awards payable in cash upon the satisfaction of performance goals established by the Compensation Committee.

Each named executive officer’s employment agreement specifies the annual incentive compensation award for which the executive is eligible, subject in all instances to the discretion of the Compensation Committee. For the named executive officers, their respective employment agreements provide for the following target and, with the exception of Mr. Coleman and Ms. Daly, maximum amounts:

Named Executive Officer	Target	Maximum
Jeffrey Katzenberg	$0	$0
Lewis Coleman	1,000,000	N/A	(1)
Ann Daly	750,000	N/A	(1)
William Damaschke	400,000	800,000	(2)
Anne Globe	350,000	650,000
John Batter	300,000	600,000

(1)	Pursuant to the Company’s current practice, Mr. Coleman’s and Ms. Daly’s employment agreements do not specify a maximum annual incentive award.
(2)

The target and maximum amounts represent the amount Mr. Damaschke was eligible to receive pursuant to his employment agreement as a named executive officer, as in effect on December 31, 2010. Mr. Damaschke’s employment agreement as a named executive officer was terminated in connection with his ceasing to be an executive officer of the Company.

We provide annual incentive payments to reward our named executive officers for performance achievements with a time horizon of one year and to motivate them to achieve our annual performance goals. The Compensation Committee generally adopts performance criteria for our annual incentive plans that, at the time of adoption, we believe reflect an appropriately difficult yet achievable level of performance for payouts at “target” level and superior performance for payouts at the maximum amount (if applicable). The range for each named executive officer was determined based on the factors described above in determining annual base salary. At the end of each calendar year, the Compensation Committee determines the incentive compensation award paid (if any) based upon the achievement of the established performance goals. Certain of our named executive officers’ employment agreements specify that the Company will pay the annual incentive bonus award in the form of equity, although the Compensation Committee retains discretion to pay the annual bonus in the form of cash. Since 2006, the Company has adopted cash-based incentive plans for calendar year performance. For a discussion of the 2010 performance targets, see “—2010 Compensation Actions—Annual Cash Incentive Awards.”

Long-term Incentive Compensation

The Company’s Amended and Restated 2008 Omnibus Incentive Compensation Plan (as in effect prior to any amendment described in Proposal 3, the “2008 Plan”) provides flexibility to grant awards to the named executive officers in a variety of forms. These include stock appreciation rights (or SARs), non-qualified stock options, restricted stock, restricted stock units (or RSUs) and performance compensation awards. Awards may vest depending upon continued service with the Company or the achievement of specified performance criteria. Generally, we have provided long-term incentive grants using a combination of restricted stock or restricted stock units, stock appreciation rights or stock options and, beginning in October 2010, performance compensation awards in the form of restricted stock units and cash. For a more detailed discussion of actions taken in 2010, please see “—2010 Compensation Actions.” These awards are intended to incentivize executives to increase long-term stockholder value and, with respect to the equity based awards, align executives’ interests with those of other stockholders by promoting equity ownership. We believe that providing combined grants of stock options or SARs, restricted stock or restricted stock units and performance compensation awards effectively balances our objective of focusing the named executive officers on delivering long-term stockholder-value creation, with our objective of providing compensation elements that retain and motivate our executive officers. SARs and stock options are granted at fair-market value on the grant date, which means they only have value to the extent that the price of our stock on the date of exercise exceeds the exercise price on the grant date, and thus provide compensation to our executives only if the stock price grows over the term of the award. Restricted stock and restricted stock units serve both to reward and retain executives, while acting to balance the greater volatility and upside potential associated with SARs and stock options. Performance compensation awards (which are essentially performance-vested restricted stock units) combine features of SARs and time-vested restricted stock units. Performance compensation awards serve to reward and retain executives, although they vest only upon the achievement of specified performance criteria.

Each named executive officer’s employment agreement specifies a target value of the long-term equity incentive compensation award for which the executive is eligible each year, subject to the discretion of the Compensation Committee. In making its award determination, the Compensation Committee is permitted to specify the performance goals (if any) applicable to any grant. For the named executive officers, their respective employment agreements provide for annual awards with the following targeted grant-date values (subject in all instances to Compensation Committee discretion):

Named Executive Officers	Target Grant-Date Value
Jeffrey Katzenberg	$8,000,000	(1)
Lewis Coleman	2,750,000
Ann Daly	2,500,000
William Damaschke	2,500,000	(2)
Anne Globe	2,000,000
John Batter	1,800,000

[1]

Mr. Katzenberg’s employment agreement entered into in April 2009 provides for long-term incentive awards on an annual basis beginning in October 2010 (discussed in the section entitled “Executive Employment Agreements—Employment Agreement with Jeffrey Katzenberg”).

[2]	The target grant-date value represents the value Mr. Damaschke was eligible to receive pursuant to his employment agreement as a named executive officer, as in effect on December 31, 2010.

In computing the grant-date value of time-vested restricted stock or restricted stock units and performance compensation awards, the Company values each share at the closing price on the date of grant. In computing the grant-date value of SARs, the Company values each SAR at a percentage of the closing price on the date of grant for purposes of calculating the number of SARs granted. The percentage used approximates the proportion that the SAR value is as a percentage of the stock price in connection with determining the costs associated with equity grants for financial statement purposes. For the grants to the named executive officers in October 2010, the percentage used was 42%.

While each named executive officer’s employment agreement specifies the target grant-date values of long-term incentive awards, the actual amount realized from any award by an executive will be dependent upon, among other things, such executive’s continued tenure with the Company, the achievement of applicable performance goals (if any) and the Company’s stock-price performance.

Post-Termination Benefits

Each named executive officer’s employment agreement provides for specified termination benefits upon the executive’s involuntary termination without cause or for good reason, death or disability, upon the expiration of the agreement (in certain instances) and upon a change in control. These benefits were negotiated on an arms-length basis between each of the executives and the Company with reference to general business and entertainment-industry standards. These provisions are intended to provide each named executive officer with compensation and other benefits for some period of time following termination of employment. With respect to the benefits applicable upon a change in control, we believe that the benefits also provide appropriate incentives for the executive to remain with and focus on managing the Company in the event of a possible acquisition of the Company.

We have provided a detailed discussion of the post-termination benefits set forth in each named executive officer’s employment agreement in the section entitled “Executive Compensation Information—Estimated Executive Benefits and Payments Upon Termination or Change in Control” below.

Perquisites and Other Personal Benefits

Each named executive officer’s employment agreement specifies that the executive will be entitled to receive the perquisites provided to the Company’s other senior executives. We provide a variety of welfare and benefits plans in which the executives participate. We believe that the perquisites provided are competitive and consistent with our overall executive compensation program and better enable us to attract and retain superior employees for key positions. In addition, certain executives are entitled to automobile allowances and all executives are entitled to reimbursement of ordinary business expenses. We also provide financial and tax consulting services to our named executive officers (other than Mr. Katzenberg). We have also agreed (either explicitly in the employment agreement or through Company policy) to reimburse each executive for all costs and expenses (including reasonable legal fees) in connection with the negotiation of each executive’s employment agreement. With the CEO’s approval, each of our other named executive officers is allowed to use Company-provided private aircraft when appropriate for business travel. Under his employment agreement, Mr. Katzenberg is also entitled to retain reasonable security personnel at the Company’s expense.

The Company maintains a deferred compensation plan in which the named executive officers, along with other highly compensated employees, are eligible to participate. The plan was implemented to provide the Company’s senior employees with a means for accumulating tax-deferred savings for retirement and other long-term purposes. Under the plan, employees elect voluntary deferrals of salary or bonus, which are placed in accounts established for the participants. Each participant’s account under the plan is credited with earnings, at periodic intervals, at a rate equal to the actual rate of return for the relevant period of the investment fund or funds or index or indices selected by the participant from the range of investment vehicles offered under the plan. The investment funds currently offered are generally the same as those offered under the Company’s 401(k) plan.

Other than credited earnings on employee deferrals, the Company does not currently make any contributions to the plan. To date, none of the named executive officers has elected to participate in the plan.

The Summary Compensation Table and All Other Compensation table below provide greater detail regarding the various perquisites provided to the named executive officers during 2010.

2010 Compensation Actions

The specific analysis regarding the various components of executive compensation for 2010 is described in detail below.

Base Salary and Equity Grants in Lieu of Additional Salary

As described above, the Compensation Committee’s general practice is to review the named executive officers’ salaries periodically, such as at the time of a substantial change in responsibilities or upon entering into a new employment agreement. The Compensation Committee did not undertake a specific review of the named executive officers’ salaries during 2010.

In October 2010, pursuant to his employment agreement, in lieu of additional salary we granted Mr. Coleman 2,832 restricted shares of Class A Common Stock, a time-vested cash award with respect to $66,667, 11,241 stock appreciation rights, performance compensation awards with respect to a target number of 2,832 shares (with a maximum of 5,664 shares) and a performance-vested cash award with respect to a target amount of $66,667 (with a maximum of $133,334). These awards had an aggregate grant-date value (at target performance) of approximately $500,000. The restricted shares, stock appreciation rights and time-vested cash awards vest ratably over four years. The SAR awards have an exercise price of $35.30 per share, the closing stock price on the date of grant. The performance compensation awards and performance-vested cash awards vest on December 31, 2013 dependent upon the achievement of certain specified performance criteria. See“—Long-term Incentive Compensation” below for a more complete discussion of the performance compensation awards and performance-vested cash awards.

Ms. Daly’s employment agreement also provides for annual equity incentive awards with a grant-date value of $500,000 in lieu of additional cash salary. However, in connection with entering into a new employment agreement with Ms. Daly in October 2008, the Company granted Ms. Daly an equity award intended to represent three years worth of equity incentive awards (including equity incentive awards in lieu of salary). Consequently, Ms. Daly did not receive any equity awards in 2010 and is not expected to be considered for additional equity incentive awards until 2011.

Annual Cash Incentive Awards

As described above under “—Compensation Program Design—Annual Cash Incentive Awards,” each of our named executive officers’ employment agreements (other than Mr. Katzenberg’s) provides for annual performance-based incentive compensation payable in cash or equity upon the satisfaction of performance goals established by the Compensation Committee. In February 2010, the Compensation Committee approved an incentive cash bonus plan for calendar year 2010 performance for the Company’s named executive officers (other than Mr. Katzenberg). The objective in implementing a cash-based program was to balance the multi-year aspects of the long-term equity grants with short-term incentive measures developed around annual goals.

As described above, the bonus targets or ranges for the named executive officers vary according to the terms of their respective employment agreements. For calendar year 2010 performance (as with calendar year 2009 performance), the Compensation Committee determined that 100% of the bonus amount would be dependent on the achievement of the performance goal for the Company’s operating return on equity (“ROE”). For purposes of the plan, ROE was defined as the Company’s earnings before interest and taxes expressed as a percentage of the average of the Company’s stockholder’s equity at the beginning and end of the year. The computation excluded the effect of share repurchases. The Compensation Committee also provided that no bonuses would be paid to the named executive officers if bonuses were not paid under the Company bonus plan applicable to other employees. In addition, the Compensation Committee retained negative discretion to reduce the bonuses that would be payable to the executive officers regardless of the Company’s 2010 performance. The table below shows the Company’s actual results for 2010 and the percentage of the target payout resulting from such results. Based upon these results, the Compensation Committee awarded the participating named executive officers bonuses of approximately 75.0% of the target bonus amount shown above under the heading “—Analysis of Executive Compensation Elements—Annual Cash Incentive Awards.” The Compensation Committee did not exercise negative discretion with respect to any individual or the participating named executive officers as a group.

2010 ANNUAL CASH INCENTIVE AWARD PROGRAM

Performance Criteria	Threshold (40% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual Achievement in 2010	Calculated Payout as a Percentage of Target Opportunity
Return on equity (“ROE”)	10%	16%	26%	13.5%	75.0%

Long-Term Incentive Compensation

Each named executive officer’s employment agreement provides that the executive is eligible for long-term equity incentive grants having a specified grant-date value, subject to the Compensation Committee’s discretion. In connection with the approval of long-term incentive awards in October 2010, the Compensation Committee reviewed analyses and recommendations from Frederic W. Cook & Co. regarding the structure of the Company’s long-term incentive program. From 2006 until 2009, the Company’s long-term incentive program consisted of grants that were allocated 75% to time-vested SARs and 25% to time-vested restricted stock units. In recognition of changing trends in executive compensation practices over the prior five years (with particular emphasis on pay practices at other media and entertainment companies), Frederic W. Cook & Co. recommended modifications to the Company’s long-term incentive program. Acting upon this recommendation, the Compensation Committee decided that grants (other than grants to Mr. Katzenberg) would be allocated 33 1/3% to time-vested restricted stock units (or restricted stock in the case of Mr. Coleman), 33 1/3% to time-vested SARs and 33 1/3% to performance compensation awards (at target performance). At his request, Mr. Katzenberg did not receive any grants of time-vested restricted stock units or time-vested cash awards in 2010. As a result, the Compensation Committee determined that a greater percentage of time-vested SARs should be awarded to Mr. Katzenberg than was awarded to other named executive officers. The awards to Mr. Katzenberg were allocated 50% to time-vested SARs and 50% to performance compensation awards (at target performance). Awards made to other named executive officers were allocated 66 2/3% to time-vested awards and 33 1/3% to performance compensation awards. The Compensation Committee believes that this revised structure of its long-term incentive program more closely reflects competitive pay practices, while still providing appropriate incentives to maximize long-term stockholder value. However, in order to conserve shares available for grant under the 2008 Plan, the Compensation Committee also decided that 40% of each executive’s October 2010 awards that would otherwise have been made in the form of time-vested restricted stock units and performance compensation awards would be made in the form of cash. As a result, the October 2010 awards (other than awards to Mr. Katzenberg) were allocated as follows: 33 1/3% to time-vested SARs; 20% to time-vested restricted stock units or restricted stock; 13 1/3% to time-vested cash incentive awards; 20% to performance compensation awards in the form of restricted stock units or restricted shares; and 13 1/3% to performance compensation awards in the form of cash. The October 2010 awards to Mr. Katzenberg were allocated as follows: 50% to time-vested SARs, 30% to performance compensation awards in the form of restricted stock units and 20% to performance compensation awards in the form of cash. These cash-based awards have the same vesting and performance criteria, if applicable, as the equity-based awards which they replaced. We currently anticipate that future long-term incentive compensation awards will be made solely in the form of equity-based awards.

In October 2010, the Compensation Committee approved the grants shown below to the following named executive officers (which grants had an intended grant-date fair value (at target performance levels) as specified in each named executive officer’s employment agreement):

Named Executive Officer(1)	Restricted Stock or RSUs (# of Shares)	Time-Vested Cash Awards ($)	SARs (#)	Performance Compensation Awards (# of Shares)		Performance-Vested Cash Awards ($)
				Target	Maximum	Target	Maximum
Jeffrey Katzenberg	N/A	N/A	269,796	67,988	135,976	$1,600,000	$3,200,000
Lewis Coleman	15,581	$366,666	61,828	15,581	31,162	366,666	733,332
William Damaschke	14,164	333,333	56,207	14,164	28,328	333,333	666,666
Anne Globe	11,331	266,667	44,966	11,331	22,662	266,667	533,334
John Batter	10,198	240,000	40,469	10,198	20,396	240,000	480,000

(1)

As discussed above under “—2010 Compensation Actions—Base Salary and Equity Grants in Lieu of Additional Salary,” Ms. Daly was not considered for equity awards in 2010 because of the award she received in October 2008.

The restricted stock unit, SAR and time-vested cash awards vest in four equal annual installments on the first, second, third and fourth anniversaries of the date of grant. The SAR awards have an exercise price of $35.30 per share, the closing stock price on the date of grant. The performance compensation awards and performance-vested cash awards will vest with respect to some or all of the awards on December 31, 2013, dependent on the achievement of the specified performance criteria. In computing the value of the performance compensation awards and performance-vested cash awards, the awards were valued at the target number of shares and cash, respectively. However, in recognition of the at-risk nature of the awards, each executive may earn up to a maximum of 200% of target dependent upon the achievement of the performance criteria. The performance criterion applicable to these awards is the Company’s average annual ROE (defined as discussed above under “— Annual Cash Incentive Awards”) for the three-year period ending December 31, 2013. The target awards will be earned in the following percentages at the following average annual ROE amounts: 50% at ROE of 13.5%, 100% at ROE of 15% and 200% at ROE of 18.8% (or greater). For average annual ROE below 13.5%, none of the awards will be earned. For average annual ROE between any two of the three percentages specified, the amounts earned will be determined by linear interpolation between the two corresponding ROE levels.

The Compensation Committee’s current policy is generally to consider equity awards to the named executive officers at the time of a regularly scheduled Compensation Committee meeting, with each grant date occurring during the trading window established for Company insiders following the release of quarterly earnings. In 2010, the grants were made at the Compensation Committee’s regularly scheduled meeting occurring in the fourth calendar quarter. The Company’s SAR awards are priced based on the Class A Stock closing price on the date of grant.

February 2010 Restricted Stock Grant to Lewis Coleman

In February 2010, the Compensation Committee certified that the performance criteria established in 2006 for certain equity grants made to Mr. Coleman when he became our President had been satisfied in full. At the time the performance criteria were adopted in 2006, the Compensation Committee and Mr. Coleman also discussed whether Mr. Coleman would be eligible to receive additional awards (up to a maximum of 50% of the initial award) if the Company’s after-tax earnings and stock price (the performance criteria for such awards) exceeded the levels necessary for the entire initial employment award to vest. In February 2010, the Compensation Committee noted that, over the performance period, the Company’s after-tax earnings exceeded 200% of the Company’s internal plan and the Class A Stock increased more than 50%. In recognition of exceptional performance relative to the original goals, the Compensation Committee decided to grant to Mr. Coleman an additional 33,009 shares of restricted stock as of February 26, 2010. In determining the size of the grant, the Compensation Committee compared the grant-date value of Mr. Coleman’s initial employment award ($2,750,000) with the grant-date value that would have corresponded to the actual results achieved by the Company during the performance period ($3,698,750). The Compensation Committee noted that, if the grant-date value of Mr. Coleman’s original grant had been increased by this differential amount ($948,750), Mr. Coleman would have originally been granted an additional 19,090 SARs and 28,634 shares of restricted stock, which would have an intrinsic value (as of February 2010) of $1,434,579. The Compensation Committee then approved a time-vested restricted stock grant to Mr. Coleman having a grant-date value equivalent to this amount. To support the Company’s ongoing retention objectives, the Compensation Committee decided that the new grant would vest 50% on December 31, 2010 and 50% on December 31, 2011 (the end of Mr. Coleman’s current employment term). For a description of the provisions of Mr. Coleman’s employment agreement with respect to the treatment of unvested equity awards upon various termination events, please see “Executive Employment Agreements.”

July 2010 Special Incentive Awards

Since the time of the Company’s IPO in October 2004, the Company’s executive compensation program has been more heavily weighted toward variable compensation, especially stock appreciation rights, than many of the Company’s media and entertainment industry peers. On July 2010, as a result of a sharp decline in the Company’s stock price following the May 2010 release of the Company’s film Shrek Forever After, the Compensation Committee, acting upon a recommendation of senior management, decided to make a special incentive grant, comprised of equity and cash to certain of the named executive officers (other than Mr. Katzenberg, Mr. Coleman and Ms. Daly) and certain other key employees. These special grants were intended to motivate and retain these senior employees and grew out of concerns regarding retention and morale due to the stock-price decline. Accordingly, each of Mr. Damaschke, Ms. Globe and Mr. Batter received grants comprised of equal portions (based on grant-date value) of restricted stock units and time-vested cash awards. These grants were as follows:

Named Executive Officer	RSUs (# of Shares)	Cash Award ($)
William Damaschke	60,173	$1,875,000
Anne Globe	48,138	1,500,000
John Batter	43,324	1,350,000

Each executive’s grant was determined at a value (based on grant-date value) of 150% of each executive’s annual equity incentive compensation discussed above in the section entitled “Analysis of Executive Compensation Elements—Long-term Incentive Compensation.” Each of the awards will vest with respect to one-third of the award on each of the second, third and fourth anniversaries of the date of grant.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code. Section 162(m) provides that the Company may not deduct compensation of more than $1,000,000 paid in any year to the CEO or any of the three most highly compensated officers (excluding the Chief Financial Officer), unless the compensation is paid based solely on the attainment of one or more pre-established objective performance goals and certain other conditions are met. We have considered the potential impact of Section 162(m) on the Company’s compensation plans and have determined that it is the Company’s preference to qualify its executives’ compensation for deductibility under Section 162(m), to the extent the Compensation Committee believes it is consistent with the Company’s best interests. The Company’s compensation plans have generally been designed to permit the Compensation Committee to grant awards that qualify for deductibility under Section 162(m).

Other Items

Insider Trading Policy

Our Insider Trading Policy applies to all transactions in our securities, including common stock, restricted stock, restricted stock units, stock options, stock appreciation rights and any other securities we may issue from time to time, as well as to derivative securities relating to our stock, whether or not issued by us, such as exchange-traded options.

We believe it is improper and inappropriate for any of our directors, officers or employees to engage in short-term or speculative transactions involving Company securities. Accordingly, the Insider Trading Policy prohibits a variety of activities with respect to our securities, including:

•	hedging transactions, such as buying puts or calls with respect to our stock;

•	purchasing Company securities on margin; and

•	short sales.

Stock Ownership Guidelines

As noted above, an important element of our compensation philosophy is to align the interests of executive officers with those of our stockholders by providing appropriate long-term incentives. In furtherance of this goal, the Compensation Committee adopted stock ownership guidelines in February 2011 that are applicable to the named executive officers and Ms. Daly. Pursuant to these guidelines, each named executive officer is required to own shares of Company stock having a value equal to the following percentage of his or her base salary: Chief Executive Officer—600%; President and Chief Operating Officer—300%; and all other named executive officers—200%. As of the date of this Proxy Statement, each named executive officer satisfies these guidelines.

Compensation Committee Charter

The Compensation Committee acts pursuant to a written charter, which the Compensation Committee reviews on an annual basis. From time to time, the Compensation Committee may recommend that the Board of Directors approve revisions to the charter as appropriate to reflect evolving practices or changes in legal or regulatory requirements.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Mellody Hobson, Chair

Thomas Freston

Nathan Myhrvold

EXECUTIVE COMPENSATION INFORMATION

Summary Compensation Table

DreamWorks Animation compensates its executive officers pursuant to their respective employment agreements. For a further discussion of the Company’s underlying compensation policies and decisions, see “Compensation Discussion and Analysis.” As permitted by SEC rules, the following Summary Compensation Table sets forth summary compensation information for our Chief Executive Officer and Chief Financial Officer and the three most highly compensated executive officers, other than our Chief Executive Officer and Chief Financial Officer, for the year ended December 31, 2010 (the “named executive officers”). This Summary Compensation Table is accompanied by an “All Other Compensation” Table, a “Grants of Plan-Based Awards” Table and additional narrative discussion as necessary to assist in the understanding of the information presented in each of such tables. In December 2009, the SEC adopted revised rules regarding, among other things, the treatment of equity awards for purposes of the Summary Compensation Table. Under the revised rule, the entire amount of compensation expense to be incurred for a particular award is treated as compensation in the year of grant of the award, regardless of the period over which the expense will be recognized under the applicable accounting rules. The Company’s Chief Operating Officer, Ann Daly, received an equity award in 2008 intended to represent three years of awards. Ms. Daly did not receive an equity award in 2009 or 2010 and is not expected to receive another award until 2011. Because of this SEC rule change, Ms. Daly is not considered to be one of the Company’s named executive officers for 2010. However, because of Ms. Daly’s significant operational role at the Company, the Company has elected to include Ms. Daly in the Summary Compensation Table and other compensation-related tables in this Proxy Statement.

Pursuant to each of the named executive officers’ employment agreements (other than Mr. Katzenberg’s) in effect during 2010, subject to annual approval by the Compensation Committee, the named executive officers are eligible to receive an annual incentive award consisting of either an equity award or a cash bonus. Such amounts are characterized as “Non-Equity Incentive Plan Compensation.” For the annual performance periods ended December 31, 2008, 2009 and 2010, the Compensation Committee adopted a cash bonus plan and set performance goals for the applicable period.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Jeffrey Katzenberg(4) (5)	2010	$1	$—	$2,399,976	$4,327,150	$—	$—	$6,727,127
Chief Executive Officer	2009	$1	$—	$11,443,500	$12,000,000	$—	$—	$23,443,501
	2008	$1	$—	$—	$—	$—	$—	$1

Lewis W. Coleman(5)	2010	$1,262,000	$—	$2,734,529	$1,171,924	$750,000	$34,579	$5,953,032
President and Chief Financial Officer	2009	$1,262,000	$—	$812,480	$2,301,279	$1,132,000	$34,220	$5,541,979
	2008	$1,254,939	$—	$812,483	$2,167,204	$1,022,000	$47,661	$5,304,287

Ann Daly(6)	2010	$1,012,000	$—	$—	$—	$562,500	$23,297	$1,597,797
Chief Operating Officer	2009	$1,011,634	$—	$—	$—	$849,000	$22,705	$1,883,339
	2008	$1,001,939	$—	$9,000,000	$—	$766,500	$61,438	$10,829,877

William Damaschke	2010	$900,000	$—	$2,874,969	$773,414	$300,000	$19,383	$4,867,766
Co-President of Production and President of Live Theatrical	2009	$900,000	$—	$624,992	$1,770,216	$452,800	$72,967	$3,820,975
	2008	$900,000	$—	$624,972	$1,667,077	$408,800	$25,734	$3,626,583

John Batter	2010	$750,000	$—	$2,069,954	$556,857	$225,000	$26,900	$3,628,711
Co-President of Production	2009	$750,000	$—	$449,984	$1,274,552	$339,600	$26,900	$2,841,036

Anne Globe	2010	$835,000	$—	$2,299,948	$618,737	$262,500	$34,871	$4,051,056
Head of Worldwide Marketing and Consumer Products	2009	$835,000	$—	$500,000	$1,416,178	$396,200	$34,065	$3,181,443
	2008	$835,000	$—	$499,983	$1,333,660	$357,700	$37,763	$3,064,106

(1)

The amounts reflected in each respective column represent the aggregate grant date fair value of the award made during each respective year, as computed in accordance with Accounting Standards Codification 718 “Compensation-Stock Compensation” (“ASC 718”). For a further discussion of the assumptions used in the calculation of the grant date fair values for each year (for all applicable grants of equity awards) pursuant to ASC 718, please see “Financial Statements and Supplementary Data—Notes to Financial Statements—Footnote No. 14 Stock-Based Compensation” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. For further discussion of grants made in 2010, see the accompanying “Grant of Plan-Based Awards” Table. For the performance-based stock awards made in October 2010, the amounts reflected in the column represent the “target” level of performance. The value of such awards at the maximum level of performance would be as follows: Jeffrey Katzenberg—$4,799,953; Lewis Coleman—$1,299,958; William Damaschke—$999,978; John Batter—$719,979; and Anne Globe—$799,969.

(2)

The amounts reflected in “Non-Equity Incentive Plan Compensation” column represent amounts earned during each respective year under the Company’s annual performance-based incentive program. See “Compensation Discussion and Analysis—2010 Compensation Actions – Annual Cash Incentive Awards.” Amounts earned in 2010 were paid on or before March 15, 2011.

(3)

The components of “All Other Compensation” for 2010 are detailed below in the “All Other Compensation” Table. The amounts shown do not include life insurance premiums for coverage offered through programs available on a nondiscriminatory basis to substantially all of the Company’s employees (other than those covered by a collective bargaining agreement).

(4)

On April 22, 2009, Mr. Katzenberg entered into a new five-year employment agreement with the Company pursuant to which Mr. Katzenberg’s annual salary is $1. The new employment agreement supersedes and replaces the prior employment agreement. See “Executive Employment Agreements—Employment Agreement with Jeffrey Katzenberg” for a discussion of the material terms.

(5)	Mr. Katzenberg and Mr. Coleman also serve as directors of the Company. Neither Mr. Katzenberg nor Mr. Coleman received any compensation for his role as a director in 2010.
(6)

On October 23, 2008, Ms. Daly entered into an amended employment agreement employment pursuant to which her term was extended to December 31, 2013 and Ms. Daly’s annual base salary is $1,012,000. Additionally, in accordance with Ms. Daly’s employment agreement, she did not receive any equity awards during the years ended December 31, 2009 and 2010 because, in connection with entering into her new employment agreement in 2008, the Compensation Committee granted Ms. Daly a performance compensation award of restricted stock units having a grant-date fair value of $9,000,000 which vests subject to the achievement of certain performance hurdles based on the Company’s total shareholder return (“TSR”) over a specified performance period.

In 2010, our named executive officers’ salaries represented the following approximate percentages of their total compensation: Mr. Katzenberg—0%; Mr. Coleman—21%; Ms. Daly—63%; Mr. Damaschke—18%; Mr. Batter—21%; and Ms. Globe—21%.

The following table outlines the amounts included in “All Other Compensation” in the Summary Compensation Table for our named executive officers in 2010:

ALL OTHER COMPENSATION

Name	Automobile Allowance	Tax\Investment Consulting(1)	Legal Services	Other Personal Benefits		Tax Reimbursements(2)	Total All Other Compensation
Jeffrey Katzenberg	$—	$—	$—	$—		$—	$—
Chief Executive Officer

Lewis W. Coleman	$—	$29,260	$—	$5,319	(3)	$—	$34,579
President and Chief Financial Officer

Ann Daly	$—	$17,850	$—	$5,447	(4)	$—	$23,297
Chief Operating Officer

William Damaschke	$12,000	$—	$—	$6,314	(5)	$1,069	$19,383
Co-President of Production and President of Live Theatrical

John Batter	$12,000	$10,000	$—	$4,900	(6)	$—	$26,900
Co-President of Production

Anne Globe	$12,000	$17,850	$—	$5,021	(7)	$—	$34,871
Head of Worldwide Marketing and Consumer Products

(1)	Represents payments made to a third party for professional tax and personal financial consulting services.
(2)	Reflects a tax gross-up on the imputed income related to guest travel and entertainment.
(3)	Reflects $419 for the aggregate incremental cost of spousal or guest travel and entertainment and $4,900 in 401(k) plan employer matching contributions.
(4)	Reflects $547 for the aggregate incremental cost of spousal or guest travel and entertainment and $4,900 in 401(k) plan employer matching contributions.
(5)

Reflects $2,483 for the aggregate incremental cost of personal (including guest) travel and entertainment (for which Mr. Damaschke also received a tax reimbursement of $1,069) and $4,900 in 401(k) plan employer matching contributions.

(6)	Represents 401(k) plan employer matching contributions.
(7)	Reflects $121 for the aggregate incremental cost of spousal or guest travel and entertainment and $4,900 in 401(k) plan employer matching contributions.

Grants of Plan-Based Awards

The following Grants of Plan-Based Awards Table accompanies the Summary Compensation Table and provides additional detail regarding of grants of equity awards (such as grants of stock appreciation rights and restricted stock units) and under other compensation arrangements made during 2010:

GRANTS OF PLAN-BASED AWARDS

Name and Principal Position	Approval Date(1)	Grant Date(1)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3)
				Threshold ($)(2)	Target ($)	Maximum ($)	Threshold (#)(2)	Target (#)	Maximum (#)
Jeffrey Katzenberg	10/21/2010	10/29/2010		$—	$1,600,000	$3,200,000	—	67,988	135,976	—	269,796	$35.30	$6,727,126
Chief Executive Officer(4)

Lewis W. Coleman(4)	10/21/2010	10/29/2010	(5)	$—	$433,333	$866,666	—	18,413	36,826	18,413	73,069	$35.30	$2,471,882
President and Chief Financial Officer	2/18/2010	2/26/2010		$—	$—	$—	—	—	—	33,009	—	—	$1,434,571
	2/18/2010	2/18/2010	(6)	$—	$1,000,000	$2,000,000	—	—	—	—	—	—	—

Ann Daly(4)	2/18/2010	2/18/2010	(6)	$—	$750,000	$1,500,000	—	—	—	—	—	—	—
Chief Operating Officer

William Damaschke(4)	10/21/2010	10/29/2010		$—	$333,333	$666,666	—	14,164	28,328	14,164	56,207	$35.30	$1,773,392
Co-President of Production and President of Live Theatrical	7/21/2010	7/30/2010		$—	$—	$—	—	—	—	60,173	—	—	$1,874,991
	2/18/2010	2/18/2010	(6)	$—	$400,000	$800,000	—	—	—	—	—	—	—

John Batter(4)	10/21/2010	10/29/2010		$—	$240,000	$480,000	—	10,198	20,396	10,198	40,469	$35.30	$1,276,835
Co-President of Production	7/21/2010	7/30/2010		$—	$—	$—	—	—	—	43,324	—	—	$1,349,976
	2/18/2010	2/18/2010	(6)	$—	$300,000	$600,000	—	—	—	—	—	—	—

Anne Globe(4)	10/21/2010	10/29/2010		$—	$266,667	$533,334	—	11,331	22,662	11,331	44,966	$35.30	$1,418,705
Head of Worldwide Marketing and Consumer Products	7/21/2010	7/30/2010		$—	$—	$—	—	—	—	48,138	—	—	$1,499,980
	2/18/2010	2/18/2010	(6)	$—	$350,000	$650,000	—	—	—	—	—	—	—

(1)

In accordance with our equity grant policy described in “Compensation Discussion and Analysis,” our current policy is generally to consider equity awards to the named executive officers at the time of regularly scheduled Compensation Committee meetings, with each grant occurring during the trading window established for Company insiders following the release of quarterly earnings.

(2)	For the awards shown, there are no threshold payment amounts.
(3)	Amounts represent the grant-date fair value of equity awards made in 2010, as computed in accordance with ASC 718.
(4)

Pursuant to each of these named executive officers’ employment agreements, subject to annual approval by the Compensation Committee, the named executive officers are entitled to receive an annual equity incentive award of options\stock appreciation rights and restricted stock (or such other form of equity-based compensation as the Compensation Committee may determine). For a further discussion of terms of these grants, see “Compensation Discussion and Analysis.”

(5)

Pursuant to Mr. Coleman’s employment agreement, subject to annual approval by the Compensation Committee, he is entitled to receive, in lieu of additional salary, annual equity incentive awards of options\stock appreciation rights and restricted stock (or such other form of equity-based compensation as the Compensation Committee may determine) that have an annual aggregate grant-date value of $500,000. For a further discussion of terms of this grant, see “Compensation Discussion and Analysis.”

(6)

Pursuant to each of these named executive officers’ employment agreements, subject to annual approval by the Compensation Committee, the named executive officers are eligible to receive an annual incentive award consisting of either an equity award or a cash bonus. For a further discussion of the 2010 cash bonus plan, see “Compensation Discussion and Analysis.” Please see the “Summary Compensation Table” above for the actual amounts earned during 2010 for each named executive officer.

All the SAR awards shown in the table above were issued under the 2008 Plan and have an exercise price equal to the closing market price of our Class A Stock on the grant date. The SARs vest in four equal annual installments beginning on the first anniversary of the grant date. Additionally, all of the SARs expire 10 years from the date of grant. All restricted stock units and performance compensation awards shown in the table were granted under the 2008 Plan. With the exception of the awards to Mr. Damaschke, Mr. Batter and Ms. Globe in July 2010, the time-vested stock awards consist of restricted stock or restricted stock units that vest in four equal installments beginning on the first anniversary of the grant date. The performance compensation awards of restricted stock units made in October 2010 are subject to the achievement of certain performance hurdles based on the Company’s return on equity during 2011, 2012 and 2013. See “Compensation Discussion and Analysis—2010 Compensation Actions—Long-Term Incentive Compensation.” The awards to Mr. Damaschke, Mr. Batter and Ms. Globe in July 2010 vest in three equal installments on the second, third and fourth anniversaries of the date of grant. The methodology used by the Compensation Committee in making the awards to the other named executive officers is discussed in the “Compensation Discussion and Analysis—Analysis of Executive Compensation Elements.” The vesting of awards may, in certain instances, continue following termination of employment or be accelerated upon certain events. See “Compensation Discussion and Analysis” and “Executive Employment Agreements” for a discussion of the principal terms of our named executive officers’ employment agreements.

For a discussion of additional information necessary to understand the Non-equity Incentive Plan and Equity Incentive Plan Awards shown in the above table (including a discussion of the performance criteria established and the actual payouts, if applicable, under such awards), please see the section entitled “Compensation Discussion and Analysis—2010 Compensation Actions—Annual Cash Incentive Awards” and “Compensation Discussion and Analysis—2010 Compensation Actions—Long-Term Incentive Compensation.”

We have entered into an employment agreement with each of our named executive officers. For a further discussion of the employment agreements, please see “Compensation Discussion and Analysis—Overview of Compensation Program—Employment Agreements” and “Executive Employment Agreements.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards for the named executive officers as of December 31, 2010:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares of Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeffrey Katzenberg	423,214						$28.00	10/27/2014	450,000	(1)	$13,261,500	450,000	(1)	$13,261,500
Chief Executive Officer			800,000	(1)	800,000	(1)	24.28	5/1/2019				67,988	(2)	$2,003,606
			269,796	(3)			35.30	10/29/2020

Lewis W. Coleman	13,393						$28.00	10/27/2014	68,418	(4)	$2,016,278	18,413	(2)	$542,631
President and Chief Financial Officer	55,332						24.85	3/20/2016
	169,270						28.80	11/28/2016
	132,445		44,149	(5)			31.37	11/2/2017
	98,572	(6)	98,572	(6)			28.10	10/31/2018
	43,279	(7)	129,838	(7)			32.00	10/30/2019
			73,069	(3)			35.30	10/29/2020

Ann Daly	34,821						$32.31	10/27/2014	264,063	(8)	$7,781,936	258,086	(9)	$7,605,794
Chief Operating Officer	177,679						28.00	10/27/2014
	10,146						24.64	12/30/2015
	156,250						28.80	11/28/2016
	122,257		40,753	(5)			31.37	11/2/2017

William Damaschke	653						$22.43	10/27/2014	128,058	(10)	$3,773,869	14,164	(2)	$417,413
Co-President of Production and President of Live Theatrical	1,741						26.92	10/27/2014
	5,223						37.48	10/27/2014
	119,262		16,742	(11)			28.00	10/27/2014
	29,211		29,211	(12)			32.86	8/3/2017
	75,824	(6)	75,825	(6)			28.10	10/31/2018
	33,291	(7)	99,876	(7)			32.00	10/30/2019
			56,207	(3)			35.30	10/29/2020

John Batter Co-President of Production			10,083	(13)			$24.80	1/3/2016	92,643	(14)	$2,730,189	10,198	(2)	$300,535
	1,902		1,902	(15)			32.86	8/3/2017
	17,659		17,660	(5)			31.37	11/2/2017
			54,594	(6)			28.10	10/31/2018
	23,970	(7)	71,910	(7)			32.00	10/30/2019
			40,469	(3)			35.30	10/29/2020

Anne Globe	868						$32.31	10/27/2014	84,070	(16)	$2,477,543	11,331	(2)	$333,925
Head of Worldwide Marketing and Consumer Products	104,166						28.80	11/28/2016
	81,504		27,169	(5)			31.37	11/2/2017
	49,659	(6)	60,660	(6)			28.10	10/31/2018
	26,633	(7)	79,901	(7)			32.00	10/30/2019
			44,966	(3)			35.30	10/29/2020

(1)

On May 1, 2009, Mr. Katzenberg was granted a performance compensation award of restricted stock units with respect to 900,000 shares and a performance-based SAR award with respect to 1.6 million shares. As of the date of this Proxy Statement, the performance criteria have been satisfied with respect to 450,000 shares and 800,000 SARs, although Mr. Katzenberg must remain employed with the Company until May 1, 2012 for any of the awards to vest. For a more complete description of these awards, see “Executive Employment Agreements—Employment Agreement with Jeffrey Katzenberg.”

(2)

Consists of restricted stock units (with the exception of Mr. Coleman who was granted restricted stock awards) that vest on December 31, 2013, subject to the satisfaction of certain performance criteria measured over the 2011, 2012 and 2013 fiscal years. The number of shares presented is based on the current expectation of achievement of “target” for the award.

(3)	These grants of stock appreciation rights vest ratably at a rate of 25% per year on October 29, 2011, 2012, 2013 and 2014.
(4)

Consists of (i) 14,457 shares of restricted stock that vest with respect to 7,228 and 7,229 on October 31, 2011 and 2012, respectively (ii) 19,043 shares of restricted stock that vest with respect to 6,348, 6,347 and 6,348 on October 30, 2011, 2012 and 2013, respectively, (iii) 16,505 shares of restricted stock that vest on December 31, 2011, and (iv) 18,413 shares of restricted stock that vest ratably at a rate of 25% per year on October 29, 2011, 2012, 2013 and 2014, respectively.

(5)	These stock appreciation rights will vest on November 2, 2011.
(6)	These grants of stock appreciation rights vest ratably at a rate of 25% per year on October 31, 2009, 2010, 2011 and 2012.
(7)	These grants of stock appreciation rights vest ratably at a rate of 25% per year on October 30, 2010, 2011, 2012 and 2013.
(8)

Consists of (i) 258,086 restricted stock units that will vest on October 31, 2011 (see footnote 9 below for a more complete description of this award), and (ii) 5,977 restricted stock units that will vest on November 2, 2011.

(9)

On November 1, 2008, Ms. Daly was granted a performance compensation award of restricted stock units with respect to 516,172 shares. This award is eligible to vest in two equal tranches if the relevant share price targets are achieved and Ms. Daly remains employed until October 31, 2011. In the event that the Company’s average closing stock price is $32.315 per share (as appropriately adjusted for cash dividends, stock dividends and stock splits) over any 365 consecutive days during the performance period (which runs from November 1, 2008 until October 31, 2011), then the first tranche will vest. This requirement has been satisfied. The second tranche will vest if the Company’s average closing stock price is equal to $36.53 per share over any such 365-day period.

(10)

Consists of (i) 22,321 shares of restricted stock that will vest on October 27, 2011, (ii) 5,630 restricted stock units that will vest on August 3, 2011, (iii) 11,121 restricted stock units that vest with respect to 5,560 and 5,561 on October 31, 2011 and 2012, respectively, (iv) 14,649 restricted stock units that vest with respect to 4,883, 4,883 and 4,883 on October 30, 2011, 2012 and 2013, respectively, (v) 60,173 restricted stock units which will vest ratably at a rate of 33  1/3% per year on July 30, 2012, 2013 and 2014, and (vi) 14,164 restricted stock units that vest ratably at a rate of 25% per year on October 29, 2011, 2012, 2013 and 2014, respectively.

(11)	These stock options will vest on October 27, 2011.
(12)	These grants of stock appreciation rights will vest on August 3, 2011.
(13)	These stock appreciation rights vested on January 2, 2011.
(14)

Consists of (i) 15,124 restricted stock that vested on January 2, 2011, (ii) 2,853 restricted stock units that will vest on August 3, 2011, (iii) 2,590 restricted stock units that will vest on November 2, 2011, (iv) 8,007 restricted stock units that vest with respect to 4,003 and 4,004 on October 31, 2011 and 2012, respectively, (v) 10,547 restricted stock units that vest with respect to 3,516, 3,515 and 3,516 on October 30, 2011, 2012 and 2013, respectively, (vi) 43,324 restricted stock units which will vest ratably at a rate of 33   1/3% per year on July 30, 2012, 2013 and 2014, and (vii) 10,198 restricted stock units that vest ratably at a rate of 25% per year on October 29, 2011, 2012, 2013 and 2014, respectively.

(15)	These stock appreciation rights will vest on August 3, 2011.
(16)

Consists of (i) 3,985 restricted stock units that vest on November 2, 2011, (ii) 8,897 restricted stock units that vest with respect to 4,448 and 4,449 on October 31, 2011 and 2012, respectively, (iii) 11,719 restricted stock units that vest with respect to 3,906, 3,906 and 3,907 on October 30, 2011, 2012 and 2013, respectively, and (iv) 48,138 restricted stock units which will vest ratably at a rate of 33 1/3% per year on July 30, 2012, 2013 and 2014, and (v) 11,331 restricted stock units that vest ratably at a rate of 25% per year on October 29, 2011, 2012, 2013 and 2014, respectively.

Options Exercised and Stock Vested

The following table sets forth the options which were exercised and the shares of restricted stock which vested for the named executive officers (and Ms. Daly) during 2010:

OPTION EXERCISES AND STOCK VESTED

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey Katzenberg Chief Executive Officer	—	$—		—	$—

Lewis W. Coleman President and Chief Financial Officer	—	$—		120,131	$4,542,452	(4)

Ann Daly Chief Operating Officer	—	$—		12,488	$428,448	(5)

William Damaschke Co-President of Production and President of Live Theatrical	14,228	$618,064	(1)	38,393	$1,338,154	(6)

John Batter Co-President of Production	38,109	$1,500,604	(2)	28,086	$1,062,184	(7)

Anne Globe Head of Worldwide Marketing and Consumer Products	61,358	$890,831	(3)	16,679	$580,848	(8)

(1)	Amount based on 58,421 stock appreciation rights with an exercise price of $32.86 that were exercised on March 26, 2010 at a price of $43.44 per share.
(2)

Amount based on: (i) 30,247 stock appreciation rights with an exercise price of $24.795 that were exercised on January 12, 2010 at a price of $40.230 per share; (ii) 18,318 stock appreciation rights with an exercise price of $31.37 that were exercised on January 12, 2010 at a price of $40.16 per share; (iii) 27,296 stock appreciation rights with an exercise price of $28.10 that were exercised on January 12, 2010 at a price of $40.16 per share; (iv) 3,804 stock appreciation rights with an exercise price of $32.86 that were exercised on January 13, 2010 at a price of $40.81 per share; (v) 17,000 stock appreciation rights with an exercise price of $31.37 that were exercised on January 13, 2010 at a price of $40.81 per share; (vi) 10,083 stock appreciation rights with an exercise price of $24.795 that were exercised on November 4, 2010 at a price of $36.735 per share; and (vii) 27,297 stock appreciation rights with an exercise price of $28.10 that were exercised on November 4, 2010 at a price of $36.62 per share.

(3)

Amount based on: (i) 6,964 stock options with an exercise price of $31.4117 exercised on March 5, 2010 at a price of $41.6038 per share; (ii) 870 stock options with an exercise price of $22.4345 exercised on March 5, 2010 at a price of $41.6038 per share; (iii) 6,096 stock options with an exercise price of $32.3077 exercised on March 5, 2010 at a price of $41.6038 per share; (iv) 43,830 stock options with an exercise price of $28.00 exercised on March 5, 2010 at a price of $41.6038 per share; and (v) 11,000 stock appreciation rights with an exercise price of $28.10 that were exercised on March 8, 2010 at a price of $41.76 per share.

(4)

Amount based on: (i) 82,998 shares of restricted stock that vested on February 18, 2010 at a price of $40.43 per share; (ii) 13,576 shares of restricted stock that vested on November 1, 2010 at a price of $35.34 per share; (iii) 7,053 shares of restricted stock that vested on November 29, 2010 at a price of $31.595 per share; and (iv) 16,504 shares of restricted stock that vested on December 31, 2010 at a price of $29.34 per share.

(5)

Amount based on: (i) 5,977 restricted stock units that vested on November 2, 2010 at a price of $37.265 per share; and (ii) 6,511 shares of restricted stock that vested on November 29, 2010 at a price of $31.595 per share.

(6)

Amount based on: (i) 5,630 restricted stock units that vested on August 3, 2010 at a price of $31.65 per share; (ii) 22,321 shares of restricted stock that vested on October 27, 2010 at a price of $35.435 per share; and (iii) 10,442 restricted stock units that vested on November 1, 2010 at a price of $35.34 per share.

(7)

Amount based on: (i) 15,124 shares of restricted stock that vested on January 4, 2010 at a price of $40.31 per share; (ii) 2,853 restricted stock units that vested on August 3, 2010 at a price of $31.65 per share; (iii) 7,519 restricted stock units that vested on November 1, 2010 at a price of $35.34 per share; and (iv) 2,590 restricted stock units that vested on November 2, 2010 at a price of $37.265 per share.

(8)

Amount based on: (i) 8,354 restricted stock units that vested on November 1, 2010 at a price of $35.34 per share; (ii) 3,984 restricted stock units that vested on November 2, 2010 at a price of $37.265 per share; and (iii) 4,341 shares of restricted stock that vested on November 29, 2010 at a price of $31.595 per share.

In addition to the stock option exercises and restricted stock and restricted stock units that vested during 2010 as disclosed in the above table, the following equity-based awards vested after December 31, 2010 but before the date of this Proxy Statement:

•	Mr. Batter: 15,124 shares of restricted stock and 10,083 stock appreciation rights with time-based vesting vested on January 2, 2011.

There were no option exercises after December 31, 2010 but before the date of this Proxy Statement.

Estimated Executive Benefits and Payments Upon Termination or Change in Control

The following table reflects the amounts of compensation that would be due to each of our named executive officers (and Ms. Daly) pursuant to their respective employment agreements upon termination for good reason, involuntary termination, termination with cause, a change in control, termination following a change in control and, in the event of incapacity or disability or death of the executive, as if any of such events had occurred on December 31, 2010. For a discussion of the terms of each executive’s employment agreement as in effect on December 31, 2010, please see “Executive Employment Agreements.” The amounts shown below are estimates of the payments that each executive officer shown would receive in certain instances. The actual amounts payable will only be determined upon the actual occurrence of any such event.

Event	Jeffrey Katzenberg		Lewis W. Coleman	Ann Daly	William Damaschke	John Batter	Anne Globe
Termination for Good Reason / Involuntary Termination without Cause:
Cash severance (1)	$3		$3,052,667	$5,977,500	$2,648,800	$1,068,300	$1,209,701
Acceleration of equity and cash-based awards(2)	21,017,106		3,560,620	7,781,937	6,861,440	4,935,518	4,927,905
Continuation of medical / welfare benefits and perquisites(3)	39,436		43,690	94,785	52,860	41,921	30,004

Total	$21,056,545		$6,656,977	$13,854,222	$9,563,100	$6,045,739	$6,167,610

Involuntary Termination for Cause:
Cash severance(1)	$—		$—	$—	$—	$—	$—
Acceleration of equity and cash-based awards(2)	—		—	—	—	—	—
Continuation of medical / welfare benefits and perquisites(3)	—		—	—	—	—	—

Total	$—		$—	$—	$—	$—	$—

Incapacity / Disability:
Cash severance(1)	$2		$1,131,000	$1,012,000	$900,000	$375,000	$418,660
Acceleration of equity and cash-based awards(2)	21,017,106		1,992,123	7,708,544	2,512,478	1,899,030	1,629,915
Continuation of medical / welfare benefits and perquisites(3)	39,436		43,690	31,595	26,430	41,921	31,685

Total	$21,056,544		$3,166,813	$8,752,139	$3,438,908	$2,315,951	$2,080,260

Death:
Cash severance(1)	$1		$1,762,000	$1,012,000	$900,000	$750,000	$835,000
Acceleration of equity and cash-based awards(2)	21,017,106		1,992,123	7,708,544	2,512,478	1,899,030	1,629,915
Continuation of medical / welfare benefits and perquisites(3)	11,910		—	—	—	—	—

Total	$21,029,017		$3,754,123	$8,720,544	$3,412,478	$2,649,030	$2,464,915

Change in Control and No Termination:
Cash severance(1)	$—		$—	$—	$—	$—	$—
Acceleration of equity and cash-based awards(2)	—		3,560,620	15,387,731	3,213,142	2,308,760	2,009,278
Continuation of medical / welfare benefits and perquisites(3)	—		—	—	—	—	—
Excise tax gross-up(4)	—		—	—	—	—	—

Total	$—		$3,560,620	$15,387,731	$3,213,142	$2,308,760	$2,009,278

Change in Control and Involuntary Termination or Termination for Good Reason:
Cash severance(1)	$3		$6,105,333	$5,977,500	$2,648,800	$1,068,300	$1,209,701
Acceleration of equity and cash-based awards(2)	38,430,606	(5)	3,560,620	15,387,731	6,861,440	4,935,518	4,927,905
Continuation of medical / welfare benefits and perquisites(3)	39,436		87,380	94,785	52,860	41,921	30,004
Excise tax gross-up(4)	—		3,280,267	5,710,058	—	—	—

Total	$38,470,045		$13,033,600	$27,170,074	$9,563,100	$6,045,739	$6,167,610

(1)	Amounts shown do not include any payments for accrued and unpaid salary, bonuses, vacation or interest on payments (if any) delayed as a result of Section 409A of the Internal Revenue Code.
(2)

Calculated using the fair market value of unvested restricted stock and restricted stock units and the in-the-money value of unvested options and SARs as of December 31, 2010. Where applicable for awards with performance-based vesting conditions, the amounts shown have been estimated based upon the Company’s stock price as of December 31, 2010, results through December 31, 2010 and currently anticipated results through the remainder of the applicable performance period. Performance-based awards granted to Ms. Daly in 2008 and Mr. Katzenberg in 2009 are assumed to be earned with respect to 50% of such awards (or, in the event of a termination related to a change in control, with respect to 100% of such awards). The performance-based awards granted to all executive officers (other than

Ms. Daly) in 2010 are assumed to be earned at the “target” level. For certain of the executives’ awards, while the award would no longer be subject to a continued service requirement upon the occurrence of the specified event, the shares or cash subject to such awards would not be received until the completion of the associated performance period.

(3)

For the executive officers in the table, the amounts shown consist of, for the period specified in each executive’s employment agreement (i) the continued provision of the perquisites (if any) listed in the “All Other Compensation” Table (other than personal, spousal or guest travel, legal services and tax reimbursements) at 2010 levels and (ii) the continued provision of health and welfare benefits. With respect to continued health and welfare benefits, the amounts shown (i) have been calculated based upon the Company’s current actual costs of providing the benefits and (ii) have not been discounted for the time value of money. The current annual cost of providing health and welfare benefits to each of our eligible named executive officers is as follows: Jeffrey Katzenberg—$11,910; Lewis Coleman—$14,430; Ann Daly—$14,430; William Damaschke—$14,430; John Batter—$19,921; and Anne Globe—$2,520.

(4)

These estimates are based on a number of assumptions. Facts and circumstances at the time of any change-in-control transaction and termination thereafter as well as changes in the applicable executive officer’s compensation history preceding such a transaction could materially affect whether and to what extent the excise tax will be imposed and therefore the amount of any potential tax gross-up payments. For purposes of performing these calculations, we have assumed that each person is subject to the maximum federal and state income tax rates.

(5)

Mr. Katzenberg is not entitled to excise tax gross-up payments; instead, his employment agreement provides for a “best net” approach, whereby the payment is limited to the threshold amount under Section 280G of the Internal Revenue Code if the net benefit to Mr. Katzenberg would otherwise be greater than receiving the full value and paying the excise tax. The excise tax associated with the acceleration of such awards that would be incurred by Mr. Katzenberg would be approximately $5,651,443.

Since each named executive officer’s employment agreement generally provides for the continuation of salary and benefits until the end of the original employment period, payments for cash severance and continued benefits and perquisites will generally be made ratably over the remaining period of an executive’s employment agreement (subject to any delays required pursuant to Section 409A of the Internal Revenue Code). Depending upon the termination event, equity awards will be accelerated either upon termination or upon the completion of the performance period provided for in the original equity grant. Any excise tax gross-up payments will be made when such excise tax payments become due.

Each of Mr. Katzenberg’s, Mr. Coleman’s and Ms. Daly’s employment agreement provides for some form of additional vesting of previously granted equity-based compensation awards under certain conditions following expiration of the original term of the employment agreement. For a discussion of Mr. Katzenberg’s employment agreement, please see the section entitled “Executive Employment Agreements—Employment Agreement with Jeffrey Katzenberg.” Under Mr. Coleman’s employment agreement, he will not be required to perform any additional services for the awards granted to him to become fully vested, exercisable and nonforfeitable, provided that any such awards will continue to be subject to the achievement of any applicable performance goals. All options, stock appreciation rights and other similar awards will remain exercisable for the remaining original term of the grant. For Ms. Daly, she will be entitled to all equity and cash-based compensation that has vested and, if she retires from the Company, her equity and cash-based compensation that has not vested will become vested, provided that any such compensation will continue to be subject to the achievement of any applicable performance goals. All options and other similar awards will remain exercisable for the remaining original term of the grant. Ms. Daly will be considered to have retired from the Company if her employment with the Company terminates within 30 days following the end of the term of her employment agreement and, as of such date, she is 55 years old and the sum of her age and years of service with the Company is at least 70. Ms. Daly’s service with the Company began on July 7, 1997. Further, in the event that an employment agreement between the Company and Mr. Katzenberg provides for vesting of Mr. Katzenberg’s equity-based compensation awards in connection with the expiration of such agreement on terms that are more favorable than provided in Ms. Daly’s employment agreement, she will generally be entitled to be treated similarly. If Ms. Daly does not retire following the end of the term of her employment agreement, her outstanding equity and cash-based compensation awards will continue to vest during her continued employment in accordance with their terms and any new employment agreement between Ms. Daly and the Company. For each of our executive officers mentioned in this paragraph, if his or her employment agreement had expired as of December 31, 2010, the provisions described in this paragraph would have resulted in the following benefits (based, among other things, on the closing stock price as of December 31, 2010):

J. Katzenberg	L. Coleman	A. Daly
$20,015,303	$3,560,620	$7,781,937

Executive Employment Agreements

Employment Agreement with Jeffrey Katzenberg

On April 22, 2009, we entered into an employment agreement with Mr. Katzenberg, which superseded and replaced Mr. Katzenberg’s prior employment agreement, and provides for Mr. Katzenberg’s continued employment with the Company until April 22, 2014. Under Mr. Katzenberg’s employment agreement, his professional services are exclusive to the Company and his annual cash salary is $1.

Mr. Katzenberg’s compensation is described in the Summary Compensation Table. In addition to such compensation and customary benefits, Mr. Katzenberg is entitled to reimbursement for business expenses, including those related to private airplane usage in the performance of his duties and security personnel services.

On May 1, 2009, pursuant to Mr. Katzenberg’s employment agreement, the Compensation Committee approved the grant to Mr. Katzenberg of a performance compensation award of restricted stock units with respect to 900,000 shares and performance-based SAR awards with respect to 1.6 million shares (collectively, the “2009 Awards”). These awards represented Mr. Katzenberg’s long-term incentive compensation for calendar years 2009 and 2010 and, accordingly, Mr. Katzenberg did not receive an additional award (or any other compensation with the exception of his $1 annual base salary) prior to October 2010. Each of the 2009 Awards is eligible to vest in two equal tranches if the relevant share price targets are achieved and Mr. Katzenberg remains employed until May 1, 2012. For each of the 2009 Awards, in the event that the Company’s average closing stock price is $32.315 per share (as appropriately adjusted for cash dividends, stock dividends and stock splits) over any 365 consecutive days during the performance period (which runs from May 2, 2009 until May 1, 2012), then the first tranche will vest. This requirement has been satisfied. The second tranche will vest if the Company’s average closing stock price is equal to $36.53 per share over any such 365-day period.

Under Mr. Katzenberg’s employment agreement, following the end of the term of his employment agreement (i.e., April 22, 2014) (provided his employment has not already terminated), in the event Mr. Katzenberg retires, he will be entitled to accelerated vesting of all equity-based awards held by him that are subject to time-based vesting criteria. In the event of retirement, any performance-based equity awards will continue to be subject to the achievement of applicable performance goals, and all options and other similar awards will remain exercisable for the remaining original term of the grant. Mr. Katzenberg will be considered to have retired from the Company if his employment with the Company terminates within 30 days following the end of the term of his employment agreement and, as of such date, he is at least 55 years old and the sum of his age and years of service with the Company is at least 70. Mr. Katzenberg’s service with the Company began on March 1, 1995 and, therefore, Mr. Katzenberg currently satisfies these criteria. In the event that Mr. Katzenberg does not retire at that time and instead, remains employed by the Company, his outstanding equity-based compensation awards will continue to vest during his continued employment in accordance with their terms.

Mr. Katzenberg’s employment agreement provides that we may terminate Mr. Katzenberg’s employment with or without cause (as defined in the agreement), and Mr. Katzenberg may terminate his employment for good reason (as defined in the agreement), subject to the Company’s 90-day cure period. For purposes of Mr. Katzenberg’s employment agreement, “cause” is generally defined as:

•	conviction of a felony, crimes involving moral turpitude, embezzlement or misappropriation of corporate assets; or

•	material breach of the exclusivity, confidentiality and service provisions of the agreement.

For purposes of Mr. Katzenberg’s employment agreement, “good reason” is generally defined as:

•	material breach of the agreement by the Company; or

•	material reduction of his title or duties.

If we terminate Mr. Katzenberg’s employment other than for cause, medical disability or death or if Mr. Katzenberg terminates his employment for good reason, we will provide Mr. Katzenberg his base salary and benefits until the original term of the employment agreement expires and all equity-based awards that are subject to time-based vesting will accelerate vesting and will remain exercisable for the remainder of the term of the grant. In the event of termination, all performance-based equity awards will continue to be subject to the achievement of applicable performance goals. Mr. Katzenberg will not receive any cash severance payments under his employment agreement. For purposes of Mr. Katzenberg’s employment agreement, “medical disability” is generally defined as Mr. Katzenberg’s inability to perform a material portion of his duties for 90 consecutive days as a result of his mental or physical incapacity.

If Mr. Katzenberg’s employment is terminated by us for cause, we will have no further obligations to Mr. Katzenberg under the employment agreement, other than with respect to obligations accrued or vested prior to the date of termination.

If Mr. Katzenberg’s employment terminates during the term of the employment agreement as a result of his death or medical disability, Mr. Katzenberg (or his estate or beneficiary) will be entitled to retain all grants of equity-based compensation (whether or not vested) made to him prior to the date of his termination of employment but will not be entitled to receive any grants of equity-based compensation after termination. After termination of employment, subject to the attainment of applicable performance goals, the exercisability or settlement of Mr. Katzenberg’s awards that are subject to performance-based vesting conditions will be determined after the end of the performance period specified in each grant as if Mr. Katzenberg had continued to remain employed throughout the performance period. In the event that performance goals have been attained, Mr. Katzenberg (or his estate or beneficiary) will be entitled to receive or exercise a percentage of each award determined based on the length of time he was employed prior to termination, and he will receive credit as if he worked for an additional 50% of the time remaining on the employment agreement term (subject to the attainment of any applicable performance goals). The exercisable portion of any award will remain exercisable for the remaining term of the grant. In the case of a termination for medical disability, Mr. Katzenberg will be entitled to receive 50% of his base salary and all medical, dental, life and other benefits for the remainder of the term of the employment agreement.

Mr. Katzenberg’s employment agreement provides that his outstanding equity-based compensation will not accelerate vesting (with respect to grants having performance-based vesting criteria, on the basis that any target goals rather than premium goals have been achieved) in connection with a change in control unless either (i) the successor company refuses to assume his awards or substitute equivalent awards or (ii) within the one-year period following the change in control, Mr. Katzenberg’s employment is involuntarily terminated by the successor company without cause or Mr. Katzenberg voluntarily terminates employment for good reason. Furthermore, Mr. Katzenberg is not entitled to a gross-up for any excise tax imposed on “excess parachute payments.” Instead, Mr. Katzenberg will either be required to pay the excise tax or have his payments reduced if it would be more favorable to him on an after-tax basis.

In our executives’ employment agreements, “change in control” is generally defined as:

•

during any period of 14 calendar months, our directors on the first day of such period (the “Incumbent Directors”) no longer constitute a majority of our directors (provided that any director elected upon the recommendation of a majority of the Incumbent Directors will be considered an Incumbent Director);

•	the completion of a merger, sale of substantially all of the assets of or similar transaction involving the Company (subject to specified exceptions);

•	our stockholders approve a plan of complete liquidation or dissolution; or

•

any person or entity becomes the beneficial owner of a specified percentage of the combined voting power of the Company but only if such combined voting power is greater than the voting securities then owned by Jeffrey Katzenberg and David Geffen. The specified percentage is 40% in Mr. Katzenberg’s, Mr. Coleman’s and Ms. Daly’s current employment agreements and 20% in Ms. Globe’s and Mr. Batter’s current agreements and Mr. Damaschke’s employment agreement that was in place during 2010.

We agreed to indemnify Mr. Katzenberg to the fullest extent permitted by law against any claims or losses arising in connection with Mr. Katzenberg’s service to the Company or any affiliate.

Mr. Katzenberg agreed to non-solicitation (continuing for one year following Mr. Katzenberg’s employment) and confidentiality provisions in the agreement.

Employment Agreements with Other Named Executive Officers

We have also entered into an employment agreement with each of our other named executive officers. The principal terms of the employment agreements with our other named executive officers (and Ms. Daly), as in effect on December 31, 2010, are described below. As a result of changes in his role and responsibilities, Mr. Damaschke ceased to be an executive officer of the Company, and his employment agreement (as described below) terminated, as of the end of the day on December 31, 2010. The description below represents the principal terms of Mr. Damaschke’s employment agreement in his capacity as one of our named executive officers.

The agreements with Mr. Coleman, Ms. Daly, Ms. Globe and Mr. Batter terminate on December 31, 2011, December 31, 2013, January 1, 2012 and December 31, 2011, respectively. Mr. Damaschke’s employment agreement as a named executive officer would have expired on December 31, 2012 if it had not been terminated earlier in connection with his change of status. In addition to the compensation described in the Summary Compensation Table, executive officers are entitled to business expense reimbursement and to participate in the Company’s benefit plans.

The employment agreements provide that we may terminate the executive officer’s employment with or without cause and the executive officer may terminate his or her employment for good reason, subject to the Company’s 90-day cure period. For purposes of these executives’ employment agreements, “good reason” is generally defined as:

•	material breach of the agreement by the Company;

•	diminution in title or reporting obligation (or, in the case of Ms. Daly, duties); or

•	the Company requiring that the executive’s principal place of business be anywhere other than the Los Angeles area; and

•

in the case of Mr. Damaschke, failure to be the Company’s most senior creative executive (other than the Company’s Chief Executive Officer or Chief Operating Officer) with respect to feature animation and live theatrical projects, in the case of Ms. Globe, failure to be the Company’s most senior marketing executive, in the case of Mr. Batter, failure to be the Company’s most senior production operations executive (other than the Company’s Chief Executive Officer or Chief Operating Officer) and, in the case of Mr. Coleman, not remaining a member of the Board of Directors by reason of action or inaction of the Board of Directors.

If we terminate employment other than for cause, incapacity or death, or the executive officer terminates employment for good reason, we will generally continue his or her base salary and benefits until the expiration of the original term of the employment agreement and, to the extent any cash bonuses have been paid, the executive officer will be entitled to an annual cash amount equal to the average annual cash bonuses that have been previously paid until the expiration of the employment agreement term. In addition, all equity-based compensation held by the executive officer will accelerate vesting (with respect to grants having performance-based vesting criteria, on the basis that any target goals rather than premium goals have been achieved) and remain exercisable for the remainder of the term of the grant. In addition, in connection with such termination, Mr. Coleman’s employment agreement provides that his base salary will be deemed to have been increased by $500,000. In the case of Ms. Daly, her base salary will be deemed to have increased by $500,000 for each year during her salary continuation period after January 1, 2011 and for which she has not received a corresponding equity grant in lieu of salary.

If the executive officer’s employment is terminated for cause, the executive officer will be entitled to payment for any unpaid base salary and any additional non-contingent cash compensation earned prior to termination (including any equity-based compensation that has vested).

If the executive officer’s employment is terminated during the term of the employment agreement as a result of incapacity, the executive officer will be entitled to receive (i) 50% of the executive officer’s base salary for the shorter of the remainder of the employment agreement term or two years, (ii) any additional compensation (including equity-based compensation) that is vested on the date of termination, (iii) any other accrued benefits and (iv) continued medical, dental, life insurance and certain other benefits for 12 months following termination of employment. In addition, the executive officer will be entitled to retain all grants of equity-based compensation (whether or not vested) made to the executive officer prior to the date of the termination of employment. After termination of employment, the exercisability or settlement of equity awards subject to the grants will be determined promptly (or, in the instance of grants having performance-based vesting criteria, after the end of the performance period specified in each grant as if the executive had continued to remain employed throughout the performance period). The executive officer will be entitled to receive or exercise a percentage of each award determined based on the length of time he or she was employed prior to termination (in the case of awards having performance-based vesting criteria, subject to attainment of the applicable performance goals), and the executive officer will receive credit for the shorter of (A) an additional year of service or (B) 50% of the remaining term of the agreement. The exercisable portion of any award will remain exercisable for the remaining term of the grant.

If the executive officer’s employment terminates during the term of the employment agreement as a result of death, the executive officer’s estate or beneficiary will generally be entitled to receive 12 months of additional base salary and equity-based compensation determined as in the case of incapacity above.

After the end of the term of Mr. Coleman’s employment agreement, all outstanding awards to Mr. Coleman that are subject to time-based vesting criteria will immediately become fully vested and all awards that are subject to performance-based vesting criteria will continue to vest, provided that performance goals are achieved at the end of the performance period. Following the end of the term of Ms. Daly’s employment agreement (provided her employment has not already terminated), her agreement provides that Ms. Daly will be entitled to all equity-based compensation that has vested and, if she retires from the Company, her equity-based compensation that has not vested will become vested, provided that any such compensation will continue to be subject to the achievement of any applicable performance goals. All options and other similar awards will remain exercisable for the remaining original term of the grant. Ms. Daly will be considered to have retired from the Company if her employment with the Company terminates within 30 days following the end of the term of the employment agreement and, as of such date, she is 55 years old and the sum of her age and years of service with the Company is at least 70. In the event that an employment agreement between the Company and Jeffrey Katzenberg provides for vesting of Mr. Katzenberg’s equity-based compensation awards in connection with the expiration of such agreement on terms that are more favorable than provided in Ms. Daly’s employment agreement, she will generally be entitled to be treated similarly. If Ms. Daly does not retire following the end of the term of her current employment agreement, her outstanding equity-based compensation awards will continue to vest during her continued employment in accordance with their terms and any new employment agreement between Ms. Daly and the Company. See “—Estimated Executive Benefits and Payments Upon Termination or Change in Control.”

Pursuant to the employment agreements with Mr. Coleman and Ms. Daly, outstanding equity-based compensation will not accelerate vesting (with respect to grants having performance-based vesting criteria, on the basis that any target goals rather than premium goals have been achieved) in connection with a change in control unless either (i) the successor company refuses to assume the executive’s awards or substitute equivalent awards or (ii) within the one-year period following the change in control, the executive’s employment is involuntarily terminated by the successor company without cause or the executive voluntarily terminates employment for good reason. Such accelerated awards will remain exercisable for the remainder of the term of the grant. However, since both Mr. Coleman’s and Ms. Daly’s employment agreements provide that they are entitled to receive the benefit of more favorable vesting if any of our other executive officers is entitled to more favorable vesting and certain executive officers are currently entitled to immediate vesting upon a change in control, as of the date of this Proxy Statement, Mr. Coleman and Ms. Daly would be entitled to immediate vesting upon a change in control. For Ms. Globe, if we undergo a change in control, all equity-based compensation held by her will accelerate vesting (with respect to grants having performance-based vesting criteria, on the basis that any target goals rather than premium goals have been achieved) and remain exercisable for the remainder of the term of the grant. If we undergo a change in control, all equity-based compensation held by Mr. Damaschke and Mr. Batter that was granted after July 25, 2007 will accelerate vesting (with respect to grants having performance-based vesting criteria, on the basis that any target goals rather than premium goals have been achieved) and remain exercisable for the remainder of the term of the grant.

Mr. Coleman’s and Ms. Daly’s employment agreements prior to 2008 provided that in the event that the executive became subject to the excise tax imposed by Section 4999 of the Internal Revenue Code on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, the executive would be entitled to a gross-up payment to make him or her whole for the excise tax. The Compensation Committee decided to make changes in Mr. Coleman’s and Ms. Daly’s employment agreements signed in 2008 to address existing best practices relating to the gross-up for excise taxes on “excess parachute payments.” Pursuant to the current employment agreements, Mr. Coleman and Ms. Daly will not be entitled to an excise tax gross-up unless the amount of the “parachute payments” that the relevant executive is entitled to receive exceeds the safe harbor limit under Section 280G of the Internal Revenue Code by more than 10%. Any amounts below that 10% limit would be reduced so that no excise tax would be incurred. However, since Mr. Coleman and Ms. Daly’s employment agreements also provide that they will be entitled to more favorable gross-up provisions if any of our other executive officers is entitled to such more favorable gross-up, and certain executive officers (including Ms. Globe and Mr. Batter) are currently entitled to full gross-ups, as of the date of this Proxy Statement, Mr. Coleman and Ms. Daly would also be entitled to full gross-ups.

We have agreed to indemnify each executive officer to the fullest extent permitted by law, against any claims or losses arising in connection with such executive officer’s service to the Company or any affiliate.

In addition, Mr. Coleman, Mr. Damaschke, Ms. Globe and Mr. Batter have each agreed to non-solicitation provisions in their respective agreements for one year following employment and Ms. Daly has agreed to non-solicitation provisions in her agreement for two years following employment and to non-competition provisions for one year following employment. Each executive officer agreed to confidentiality provisions in his or her agreement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

Our Board of Directors has adopted a written related party transaction policy, which is administered by the Audit Committee. This policy applies to any transaction or series of transactions in which the Company is a participant, the amount involved exceeds or is expected to exceed $100,000 in any calendar year and any related person has a direct or indirect interest. For purposes of the policy, “related persons” consist of executive officers or directors, any stockholder beneficially owning more than 5% of the Company’s common stock or immediate family members of any such persons. Under the policy, the Audit Committee will review all applicable related party transactions for approval, ratification or other action. In reviewing any related party transaction, the Audit Committee will take into account any factors that it deems appropriate, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Board of Directors or Audit Committee may refer the evaluation of any related party transaction to the Company’s independent directors (or a special committee comprised of independent directors). No director will participate in any discussion or approval of any transaction in which the director is an interested party. With the exception of the transactions described under “Use of Private Aircraft,” “License Agreement with Entities Controlled by Steven Spielberg,” “Services from Entities Controlled by Steven Spielberg” and “Consulting Agreement with David Geffen,” the related-party transactions discussed below were entered into before adoption of such written policy. Certain of the flights in 2010 using a private aircraft owned by David Geffen (described below under the heading “Use of Private Aircraft”) occurred prior to the Audit Committee’s approval of the relationship, although at a subsequent meeting the Audit Committee approved such arrangement and ratified earlier flights.

Use of Private Aircraft

Under our executive travel policy, certain of our executive officers may use private aircraft when traveling on Company business. Certain of our executive officers either partially own private aircraft or have access to them through charter arrangements. We make payments to these executive officers for the cost of using private aircraft while traveling on Company business.

In June 2008, we entered into an aircraft sublease agreement (which was subsequently amended and restated in April 2009) with an entity controlled by Mr. Katzenberg for use of an aircraft that such entity leases from the aircraft owner, a company jointly owned indirectly by Mr. Katzenberg and Steven Spielberg (who beneficially owns more than 5% of the Company’s outstanding Class A Stock). Under this sublease, the Company pays all aircraft operating expenses on Mr. Katzenberg’s Company-related flights. In addition, in the event that Mr. Katzenberg uses this aircraft for Company-related travel more than a specified number of hours (as of March 2011, this number is 36 hours) in any year, the Company pays the subleasing entity a specified hourly rate (depending on the number of passengers traveling on Company business), less the fuel expense and flight attendant costs for those flight hours. The Company paid or reimbursed Mr. Katzenberg an aggregate of approximately $224,000 under the sublease arrangement for flights occurring in 2010.

In October 2008, the Company entered into a time sharing agreement for use of an aircraft that is owned indirectly by Steven Spielberg. Under this agreement, if one of the Company’s executives uses the aircraft for Company business, the Company pays an hourly rate equal to two times the fuel cost, plus certain enumerated expenses such as landing fees, crew travel costs and catering. Beginning in 2010, the aircraft is permitted to operate as a standard charter service. As a result, the Company’s use of this aircraft is now generally pursuant to a customary charter arrangement, under which the Company pays an hourly rate as well as certain additional charges, such as crew expenses, catering and landing fees. As of the date of this Proxy Statement, the Company had paid an aggregate of approximately $2.2 million for flights occurring on this aircraft during 2010.

From time to time, the Company uses a private aircraft that is owned by David Geffen, a significant stockholder and former director, for Company business. The Company’s use of this aircraft is pursuant to a customary charter arrangement, under which the Company pays an hourly rate as well as certain additional charges, such as crew expenses, catering and landing fees. As of the date of this Proxy Statement, the Company had paid an aggregate of approximately $854,000 for flights occurring on this aircraft during 2010.

License Agreement with Entities Controlled by Steven Spielberg

In August 2009, the Company entered into a License Agreement (the “Spielberg License Agreement”) with a number of entities owned and controlled by Steven Spielberg. Under the Spielberg License Agreement, the Company has granted the entities the exclusive right to use the DreamWorks name and trademark in connection with live-action films and television intended for adult audiences and a nonexclusive right for live-action films intended for family audiences. The Spielberg License Agreement has a term of the earlier of six years or 30 films produced by the entities, although the Company is permitted to terminate the agreement at any time after four years. As part of the Spielberg License Agreement, Mr. Spielberg has agreed that any feature animation projects developed by him will be exclusively offered under the DreamWorks Animation name. The license has been granted on a royalty-free basis to the entities. Among other provisions, the Spielberg License Agreement contains restrictions on the release of films by these entities using the DreamWorks name on the same date as, or near, the release of a DreamWorks Animation film. In August 2010, the Spielberg License Agreement was amended to, among other things, approve one of the entities as a sublicensee under the Spielberg License Agreement in connection with the production, distribution and other exploitation of certain television motion pictures.

Services from Entities Controlled by Steven Spielberg

During 2010, the Company received casting and other services from entities controlled by Steven Spielberg. The Company paid approximately $394,000 for the services provided during 2010.

Consulting Agreement with David Geffen

On July 23, 2010, the Company entered into a consulting agreement with The David Geffen Company, pursuant to which David Geffen provides consulting services to the Company with respect to the Company’s operations, overall direction, projects and strategic matters. Mr. Geffen receives $2.0 million annually for these services and is entitled to be reimbursed for reasonable travel and other expenses in the performance of his duties. The term of the agreement expires in July 2013, although either party may terminate the agreement at any time upon notice to the other party. The Company paid The David Geffen Company an aggregate of $1.0 million for services in 2010 under this agreement.

Agreements Between DreamWorks Studios and DreamWorks Animation

Prior to October 27, 2004 (the “Separation Date”), we operated as a business division of DreamWorks LLC (“DreamWorks Studios”). On the Separation Date, we entered into a separation agreement (the “Separation Agreement”) for the purpose of establishing us as a separate stand-alone entity (the “Separation”). We also entered into a number of other agreements with DreamWorks Studios establishing the terms of our relationships with DreamWorks Studios.

In January 2006, in connection with the acquisition of DreamWorks Studios by Viacom Inc. and certain of its affiliates (“Viacom”) (including Paramount Pictures and its affiliated entities (“Paramount”)), certain agreements and relationships between DreamWorks Animation and DreamWorks Studios were amended, modified or terminated. In general, these amendments, modifications or terminations were effective for periods beginning after January 31, 2006. Where applicable, such changes are noted in the following related-party transaction descriptions.

Separation Agreement

The Separation Agreement sets forth the agreements among DreamWorks Animation, DreamWorks Studios and DreamWorks Animation L.L.C. regarding the principal transactions required to effect the Separation and other agreements governing DreamWorks Animation’s relationship with DreamWorks Studios.

The Separation.    To effect the Separation, DW Funding, a wholly owned subsidiary of DreamWorks Studios that was formed for the express purpose of purchasing assets used in connection with its securitization facility, transferred to DreamWorks Studios its animation film library and related film assets, free from any encumbrances in connection with the DW Funding film securitization facility. Following such transfer, DreamWorks Studios transferred to DreamWorks Animation L.L.C., among other things:

•	its animated theatrical films and direct-to-video films (excluding any animated films released or intended for release under the Go Fish Pictures logo);

•	all intellectual property relating to the animated films;

•	all contracts, leases, other documents and other assets primarily relating to the animated films; and

•	its 99% interest in DreamWorks Post-Production LLC, an indirect, wholly owned subsidiary of DreamWorks Studios, formed to establish and maintain certain union affiliations.

In return for such transfer, DreamWorks Animation L.L.C. assumed all liabilities primarily related to the animation business, whether arising before, on or after October 27, 2004, as well certain other indebtedness.

Except as expressly set forth in any ancillary agreement, all assets were transferred on an “as is,” “where is” basis, and the respective transferees agreed to bear the economic and legal risks that any conveyance was insufficient to vest in the transferee good and marketable title, free and clear of any security interest and that any necessary consents or approvals were not obtained or that requirements of laws or judgments were not complied with.

Releases and Indemnification.    The Separation Agreement provides for a full and complete release and discharge of all liabilities between DreamWorks Studios and DreamWorks Animation, and its respective subsidiaries, except as expressly set forth in the Separation Agreement. The liabilities released or discharged include liabilities arising under any contractual agreements or arrangements existing or alleged to exist between or among any such entities on or before the consummation of DreamWorks Animation’s October 2004 IPO.

DreamWorks Animation also agreed to indemnify, hold harmless and defend DreamWorks Studios, its members, each of their respective affiliates and each of their respective directors, officers and employees from and against all liabilities relating to, arising out of or resulting from:

•

DreamWorks Animation’s failure or the failure of any of its affiliates (other than DreamWorks Studios or any of its members) or any other person or entity to pay, perform or otherwise promptly discharge any assumed liabilities in accordance with their respective terms;

•	any material breach by DreamWorks Animation or any of its affiliates of the Separation Agreement or any of the ancillary agreements (that does not contain its own indemnification provisions); and

•

any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated in the registration statement or the prospectus relating to the IPO or necessary to make the statements in the registration statement or the prospectus relating to the IPO not misleading, with respect to all information contained in or incorporated by reference in such registration statement or prospectus or any other document DreamWorks Animation filed with the SEC or otherwise used in connection with the IPO, except for any information exclusively related to DreamWorks Studios supplied in writing by DreamWorks Studios.

DreamWorks Studios agreed to indemnify, hold harmless and defend DreamWorks Animation, each of its affiliates and each of its respective directors, officers and employees from and against all liabilities relating to, arising out of or resulting from:

•	the failure of DreamWorks Studios or any affiliate of DreamWorks Studios or any other person or entity to pay, perform or otherwise promptly discharge any excluded liabilities; and

•	any material breach by DreamWorks Studios or any of its affiliates of the Separation Agreement or any of the ancillary agreements (that does not contain its own indemnification provisions).

The Separation Agreement also specifies procedures with respect to claims subject to indemnification and related matters.

Vulcan Stockholder Agreement

DreamWorks Animation has entered into a stockholder agreement with DWA Escrow LLLP (“Holdco”), M&J K B Limited Partnership (a limited partnership controlled by Jeffrey Katzenberg), M&J K Dream Limited Partnership (a limited partnership controlled by Jeffrey Katzenberg), certain of Jeffrey Katzenberg’s estate-planning vehicles, DG-DW, L.P. (a limited partnership controlled by David Geffen), DWI II, Jeffrey Katzenberg, David Geffen and Paul Allen (who was formerly a director and significant stockholder). The Vulcan stockholder agreement covers matters of corporate governance, share transfer restrictions, conversion of Class B Stock and standstill arrangements.

Term

The Vulcan stockholder agreement will terminate upon the later of the conversion of all outstanding Class B Stock into Class A Stock and October 27, 2009. In addition, the Vulcan stockholder agreement provides that the Vulcan stockholder agreement will terminate with respect to Paul Allen and entities controlled by Paul Allen if Paul Allen and entities controlled by Paul Allen cease to beneficially own in the aggregate at least 5% of DreamWorks Animation’s outstanding Common Stock. The Company was previously informed that Paul Allen and entities controlled by him ceased to own any shares of DreamWorks Animation Stock prior to December 31, 2008.

Corporate Governance

The Vulcan stockholder agreement provides that the Board of Directors shall consist of a number of directors determined in accordance with DreamWorks Animation’s restated certificate of incorporation and shall be composed of:

•	DreamWorks Animation’s Chief Executive Officer;

•

one individual designated by Jeffrey Katzenberg or entities controlled by him, for so long as he controls an entity that holds Class B Stock (while Jeffrey Katzenberg is DreamWorks Animation’s Chief Executive Officer, he is deemed to be such designee);

•	one individual designated by David Geffen, for so long as he controls an entity that holds Class B Stock; and

•

such number of individuals selected by the Nominating and Governance Committee (or as described in the following paragraph) as will bring the total number of directors to the number of directors that constitute the “entire Board” (as defined in DreamWorks Animation’s restated certificate of incorporation).

If entities controlled by Jeffrey Katzenberg and David Geffen holding of record shares of Common Stock representing a majority of the total voting power of the Common Stock held of record by entities controlled by Jeffrey Katzenberg or David Geffen so direct, then other entities controlled by Jeffrey Katzenberg and David Geffen will vote all of their Common Stock to remove any director. In the event of any vacancy in the office of director as a result of such a vote, such stockholders will vote all of their Common Stock for the filling of such vacancy as entities controlled by Jeffrey Katzenberg and David Geffen holding of record shares of Common Stock representing a majority of the total voting power of the Common Stock held of record by entities controlled by Jeffrey Katzenberg and David Geffen so direct (but in accordance with the board composition requirements set forth above).

Agreement to Convert

The Vulcan stockholder agreement provides that from and after the first date on which the total number of outstanding shares of Class B Stock is less than 50% of the number of shares of Class B Stock outstanding immediately after the final allocation of shares by Holdco (excluding conversions of shares of Class B Stock pledged to secure DreamWorks Studios’ revolving credit facility and excluding conversions by Holdco in connection with the final allocation of shares held by Holdco), if the Class B stockholder group controlled by Jeffrey Katzenberg or the Class B stockholder group controlled by David Geffen ceases to hold at least 50% of the number of shares of Class B Stock held by such group immediately after the final allocation of shares by Holdco, such Class B stockholder will be permitted to transfer its remaining shares of Class B Stock to any other Class B stockholder that continues to hold at least 50% of the number of shares of Class B Stock it held immediately after the final allocation of shares by Holdco, in accordance with the right of first offer procedures described below under “—Class B Stockholder Agreement—Restrictions on Transfer and Conversion—Right of First Offer.” Following compliance with the right of first offer procedures, such Class B stockholder will immediately convert all of its remaining shares of Class B Stock into Class A Stock.

Class B Stockholder Agreement

Holdco, M&J K B Limited Partnership, M&J K Dream Limited Partnership, certain of Jeffrey Katzenberg’s estate-planning vehicles, DG-DW, L.P., Jeffrey Katzenberg and David Geffen have entered into a stockholder agreement. The Class B stockholder agreement covers restrictions on transfer and conversion of Class B Stock, as described below.

Restrictions on Transfer and Conversion

Generally, without the consent of the Class B stockholders controlled by Jeffrey Katzenberg and David Geffen, each party to the Class B stockholder agreement has agreed not to:

•

transfer, other than pursuant to the right of first offer procedures (or special call right procedures, if applicable) described below, any shares of Class B Stock (or shares of Class A Stock into which such shares of Class B Stock have been converted) held of record by such party, other than:

•	certain de minimis transfers described below;

•	transfers upon foreclosure with respect to of any Common Stock pledged to secure DreamWorks Studios’ credit facility;

•	transfers by entities controlled by David Geffen of Class A Stock to a charitable foundation, a charity or a not-for-profit organization;

•	transfers to any other holder of Class B Stock that is controlled by Jeffrey Katzenberg or David Geffen;

•	transfers to either Jeffrey Katzenberg or David Geffen;

•

transfers by entities controlled by Jeffrey Katzenberg and David Geffen to other entities controlled by the relevant principal, including estate-planning vehicles, so long as the transferee becomes a party to the Class B stockholder agreement and the Vulcan stockholder agreement;

•

transfers pursuant to an agreement providing for a merger, consolidation, share exchange, tender offer or similar transaction involving DreamWorks Animation or any of its subsidiaries which is recommended by the Board of Directors at the time it is entered into, which is available to all holders of DreamWorks Animation’s Common Stock and in which equivalent consideration (as defined in DreamWorks Animation’s restated certificate of incorporation) is offered in respect of each share of Common Stock;

•	the pledge of Common Stock to the lenders under DreamWorks Studios’ revolving credit facility; and

•

transfers pursuant to a bona fide third-party tender offer or exchange offer which is recommended by the Board of Directors or publicly endorsed by each of Jeffrey Katzenberg or David Geffen (to the extent he controls a holder of Class B Stock at such time), which is made to all holders of Common Stock and in which equivalent consideration (as defined in DreamWorks Animation’s restated certificate of incorporation) is offered in respect of each share of Common Stock; or

•	convert any shares of Class B Stock beneficially owned by such party into shares of Class A Stock (other than in connection with the exceptions described above).

In addition, entities controlled by David Geffen have agreed for so long as Jeffrey Katzenberg is the chief executive officer not to convert any shares of Class B Stock or transfer any Common Stock without the consent of Jeffrey Katzenberg if such conversion or transfer would result in the total voting power of Jeffrey Katzenberg, David Geffen and entities controlled by them falling below 51% (disregarding any transfers by entities controlled by Jeffrey Katzenberg prior to such time). Notwithstanding the foregoing, upon any permitted conversion or transfer of Common Stock by entities controlled by Jeffrey Katzenberg, entities controlled by David Geffen may convert or transfer Common Stock representing up to the same percentage of total voting power as had been converted or transferred by the Katzenberg entities prior to such time.

De Minimis Transfers. Each party to the Class B stockholder agreement is entitled to make one or more transfers of less than 5,000 shares of Class A Stock; provided that with respect to any party, the aggregate number of shares of Class A Stock transferred pursuant to such “de minimis transfers” during any three-month period may not exceed 25,000.

Right of First Offer. Generally, any transfer or conversion of Class B Stock, other than the permitted transfers described above under “—Restrictions on Transfer and Conversion” and other than certain involuntary conversions of Class B Stock under DreamWorks Animation’s restated certificate of incorporation that are subject to the special call rights described below, is subject to a right of first offer to each Class B stockholder controlled by Jeffrey Katzenberg or David Geffen. Upon any such transfer, the transferring party must make an irrevocable offer to each Class B stockholder controlled by Jeffrey Katzenberg or David Geffen (if not the transferring party) to sell all (but not less than all) of the Common Stock to be transferred at the price set by the transferring stockholder in the case of a proposed private placement, or the current market value, in all other cases. If the Class B stockholders controlled by Jeffrey Katzenberg or David Geffen do not respond to the offer notice within the required response time period or elect not to purchase the offered Class B Stock, the transferring stockholder is free to transfer the offered Class B Stock in the form of Class A Stock or to convert the Class B Stock, as applicable.

Special Call Right. Any conversion of Class B Stock into Class A Stock under DreamWorks Animation’s restated certificate of incorporation as a result of the death of Jeffrey Katzenberg or David Geffen or a judgment of a governmental entity or other involuntary action which results in Jeffrey Katzenberg or David Geffen (as applicable) ceasing to control the relevant holder of Class B Stock (including any such conversion of Class B Stock held by Holdco that the applicable principal would have been entitled to receive pursuant to the Holdco partnership agreement) is subject to a special call right of the remaining holders of Class B Stock that are controlled by the other principal. Following any such involuntary conversion, such remaining holders of Class B Stock will have five days to exercise their right to purchase all or a portion of such shares of Class A Stock at the current market price. If such remaining holders of Class B Stock exercise their special call right, the purchased shares of Class A Stock will automatically convert back into shares of Class B Stock upon their transfer (within a specified period) to such remaining holders of Class B Stock.

Term

The Class B stockholder agreement will terminate when all outstanding shares of Class B Stock have been converted to Class A Stock, and the rights and obligations of each party to the Class B stockholder agreement will terminate upon the date on which such party ceases to hold of record any shares of Class B Stock in accordance with the terms of the Class B stockholder agreement.

Registration Rights Agreement

Demand Registration Rights.    The registration rights agreement provides that DreamWorks Animation can be required to effect registrations of Class A Stock upon the request of entities controlled by Steven Spielberg, Jeffrey Katzenberg or David Geffen.

DreamWorks Animation is required to pay the registration expenses in connection with each demand registration. DreamWorks Animation may decline to honor any of these demand registrations if the size of the offering does not reach a defined threshold or if it has effected a registration within the preceding six months. If DreamWorks Animation furnishes to the stockholder requesting a demand registration a board resolution stating that in the good-faith judgment of the Board of Directors it would be significantly disadvantageous to DreamWorks Animation for a registration statement to be filed or maintained effective, DreamWorks Animation is entitled to withdraw (or decline to file) such registration statement for a period not to exceed 180 days.

If a majority of the joint-lead bookrunning underwriters in a demand registration advise DreamWorks Animation that the number of securities offered to the public needs to be reduced, first priority for inclusion in the demand registration is given to the holder requesting the demand registration, then pro rata to other parties to the registration rights agreement who have requested to have their securities included in the registration and then to securities requested by DreamWorks Animation to be included in the registration. Notwithstanding the foregoing, all securities of the requesting holder will be included in the applicable demand registration.

Piggyback Registration Rights.    In addition to its obligations with respect to demand registrations, if DreamWorks Animation proposes to register any of its securities, other than a registration (1) on Form S-8 or S-4, (2) relating to equity securities in connection with employee benefit plans, (3) in connection with an acquisition by DreamWorks Animation of another entity or (4) pursuant to a demand registration, DreamWorks Animation will give each stockholder party to the registration rights agreement the right to participate in such registration. Expenses relating to these registrations are required to be paid by DreamWorks Animation. If a majority of the joint-lead bookrunning underwriters in a piggyback registration advise DreamWorks Animation that the number of securities offered to the public needs to be reduced, first priority for inclusion in the piggyback registration will be given to DreamWorks Animation and then pro rata to the piggybacking holders.

Holdback Agreements.    If any registration of Class A Stock is in connection with an underwritten public offering, each holder of unregistered Class A Stock party to the registration rights agreement will agree not to effect any public sale or distribution of any Class A Stock during the seven days prior to, and during the 90-day period beginning on, the effective date of such registration statement and will also agree to enter into a customary lock-up with the underwriters of such offering (not to exceed six months from the date of consummation of such offering). DreamWorks Animation will enter into a similar agreement, except that it will be permitted to effect a sale or distribution of Class A Stock in connection with a merger or consolidation, in connection with certain acquisitions and in connection with employee stock ownership or other similar benefit plans.

Tax Receivable Agreement

At the time of the Separation, entities controlled by Paul Allen entered into a series of transactions that resulted in a partial increase in the tax basis of DreamWorks Animation’s tangible and intangible assets (the “Tax Basis Increase”). The Tax Basis Increase is expected to reduce the amount of tax that the Company may pay in the future to the extent we generate taxable income in sufficient amounts in the future. We are obligated to remit to Paul Allen’s affiliate 85% of any such cash savings in U.S. Federal income tax and California franchise tax and certain other related tax benefits, subject to repayment if it is determined that these savings should not have been available to the Company. At the time of the Separation, the Tax Basis Increase was $1.61 billion, resulting in a potential tax benefit to the Company of approximately $595.0 million, that is expected to be realized over 15 years if we generate sufficient taxable income.

The Company recognized $340.1 million in net tax benefits during the year ended December 31, 2010 based on 2010 estimated taxable income and an evaluation of the amount of future tax benefits expected to be realized from the Tax Basis Increase. As discussed above, the Company is obligated to remit to the stockholder’s affiliate 85% of any such cash savings in U.S. Federal income tax and California franchise tax and certain other related tax benefits. The Company also made cash payments of $26.9 million (net of refunds) to the stockholder’s affiliate in 2010 related to tax benefits realized in 2009 from the Tax Basis Increase. Accordingly, the Company has recorded a liability to the stockholder’s affiliate of $329.6 million as of December 31, 2010. The Company expects that $27.5 million will become payable during the year ending December 31, 2011 (which is subject to the finalization of the Company’s 2010 tax returns) and the remainder will become payable over the next several years. To the extent that the Company does not realize all of these tax benefits in future years, this liability to the stockholder’s affiliate may be reduced. While the actual amount and timing of any payments under the Tax Receivable Agreement will vary depending upon a number of factors, DreamWorks Animation expects that, as a result of the size of the increase in the tax basis in its tangible and intangible assets, during the approximately 15-year average amortization period for such increased basis, the payments that may be made to an entity controlled by Paul Allen could be substantial.

Share Withholding Arrangement

In connection with the Separation, DreamWorks Animation converted equity-based awards in DreamWorks Studios held by its and DreamWorks Studios’ employees into equity-based awards in Class A Stock, including options, restricted stock and restricted stock units. DreamWorks Studios’ employees incur tax obligations when they exercise or settle their equity-based awards and receive shares of Class A Stock. Pursuant to the Separation Agreement, DreamWorks Studios is responsible for withholding taxes from its employees and remitting the withheld taxes to the government. Such employees can elect to pay the tax due or request DreamWorks Animation to withhold a number of shares equal to the tax owed, with the withheld shares remaining as treasury stock. On March 23, 2005, DreamWorks Animation and DreamWorks Studios entered into an agreement whereby DreamWorks Animation has agreed to pay to DreamWorks Studios an amount of cash equal to its employees’ tax withholding obligations with respect to the exercise or settlement of equity-based awards by DreamWorks Studios employees who elect to have shares withheld by DreamWorks Animation to satisfy their tax obligations.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by DreamWorks Animation under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving DreamWorks Animation’s accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by DreamWorks Animation’s independent registered public accountants and reviewing their reports regarding DreamWorks Animation’s accounting practices and systems of internal accounting controls as set forth in a written charter adopted by the Board of Directors. DreamWorks Animation’s management is responsible for preparing DreamWorks Animation’s financial statements and the independent registered public accountants are responsible for auditing those financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by DreamWorks Animation’s management and the independent registered public accountants.

In this context, the Audit Committee has met and held discussions with management and Ernst & Young LLP, the independent registered public accountants for the year ended December 31, 2010. Management represented to the Audit Committee that DreamWorks Animation’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants.

The Audit Committee has discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the PCAOB regarding the accountant’s communications with the Audit Committee concerning independence, and has discussed with such accountants their independence. Additionally, the Audit Committee considered whether the provision of non-audit services was compatible with maintaining such accountants’ independence. The Audit Committee has discussed with management the procedures for selection of consultants and the related competitive bidding practices and fully considered whether those services provided by the independent registered public accountants are compatible with maintaining such accountants’ independence.

The Audit Committee has discussed with DreamWorks Animation’s independent registered public accountants, with and without management present, their evaluations of DreamWorks Animation’s internal accounting controls and the overall quality of DreamWorks Animation’s financial reporting.

In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements in DreamWorks Animation’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.

As noted previously in this Proxy Statement, the Audit Committee has selected PricewaterhouseCoopers LLP to audit the Company’s financial statements for the year ending December 31, 2011. See “Proposal No. 2—Ratification and Appointment of Independent Registered Public Accounting Firm.”

THE AUDIT COMMITTEE

Judson Green, Chairman

Harry “Skip” Brittenham

Michael Montgomery

OTHER MATTERS

DreamWorks Animation knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in their discretion.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares you hold. You are, therefore, urged to execute and return, at your earliest convenience, the accompanying proxy in the envelope which has been enclosed.

THE BOARD OF DIRECTORS

Glendale, California

March 1, 2011

DreamWorks Animation’s Annual Report on Form 10-K for the year ended December 31, 2010 is being mailed with this Proxy Statement. DreamWorks Animation will provide copies of the Annual Report on Form 10-K and, for a reasonable fee per page, all exhibits to the Annual Report on Form 10-K to any stockholder requesting them. Stockholders may make such request in writing to DreamWorks Animation at 1000 Flower Street, Glendale, California 91201, Attention: Corporate Secretary. The request must include a representation by the stockholder that, as of March 1, 2011, the stockholder was entitled to vote at the Annual Meeting.

Annex A

DREAMWORKS ANIMATION SKG, INC.

AMENDED AND RESTATED

2008 OMNIBUS INCENTIVE COMPENSATION PLAN

SECTION 1. Purpose. The purpose of this DreamWorks Animation SKG, Inc. Amended and Restated 2008 Omnibus Incentive Compensation Plan (the “Plan”) is to promote the interests of DreamWorks Animation SKG, Inc. and its stockholders by (a) attracting and retaining exceptional directors, officers, employees and consultants (including prospective directors, officers, employees and consultants) of the Company (as defined below) and its Affiliates (as defined below) and (b) enabling such individuals to participate in the long-term growth and financial success of the Company. This Plan is intended to replace the prior Amended and Restated DreamWorks Animation SKG, Inc. 2008 Omnibus Incentive Compensation Plan (the “Prior Plan”), which Prior Plan shall be automatically terminated and replaced and superseded by this Plan on the date on which this Plan is approved by the Company’s stockholders. The Prior Plan previously replaced and superseded the 2008 Plan (as defined below), which 2008 Plan previously replaced and superseded the 2004 Plan (as defined below). Notwithstanding the foregoing, any awards granted under the Prior Plan, the 2008 Plan or the 2004 Plan shall remain in effect pursuant to their respective terms.

SECTION 2. Definitions. As used herein, the following terms shall have the meanings set forth below:

“2004 Plan” means the DreamWorks Animation SKG, Inc. 2004 Omnibus Incentive Compensation Plan, as amended.

“2008 Plan” means the DreamWorks Animation SKG, Inc. 2008 Omnibus Incentive Compensation Plan.

“Affiliate” means (a) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and/or (b) any entity in which the Company has a significant equity interest, in either case as determined by the Committee.

“Award” means any award that is permitted under Section 6 and granted under the Plan, the Prior Plan, the 2008 Plan or the 2004 Plan.

“Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award, which may (but need not) require execution or acknowledgment by a Participant.

“Board” means the Board of Directors of the Company.

“Cash Incentive Award” means an Award granted pursuant to Section 6(g).

“Change of Control” shall (a) have the meaning set forth in an Award Agreement; provided, however, that except in the case of a transaction described in subparagraph (b)(iii) below, any definition of Change of Control set forth in an Award Agreement shall provide that a Change of Control shall not occur until consummation or effectiveness of a change in control of the Company, rather than upon the announcement, commencement, stockholder approval or other potential occurrence of any event or transaction that, if completed, would result in a change in control of the Company, or (b) if there is no definition set forth in an Award Agreement, mean the occurrence of any of the following events:

(i) during any period of 14 consecutive calendar months, individuals who were directors of the Company on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a director subsequent to the first day of such period whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as such term is used in Section 13(d) of the Exchange Act) (each, a “Person”), in each case other than the management of the Company, the Board or the holders of the Company’s Class B common stock, $0.01 par value;

(ii) the consummation of (A) a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (x) the Company or (y) any of its Subsidiaries, but in the case of this clause (y) only if Company Voting Securities (as defined below) are issued or issuable (each of the events referred to in this clause (A) being hereinafter referred to as a “Reorganization”) or (B) the sale or other disposition of all or substantially all the assets of the Company to an entity that is not an Affiliate (a “Sale”), in each case, if such Reorganization or Sale requires the approval of the Company’s stockholders under the law of the Company’s jurisdiction of organization (whether such approval is required for such Reorganization or Sale or for the issuance of securities of the Company in such Reorganization or Sale), unless, immediately following such Reorganization or Sale, (1) all or substantially all the individuals and entities who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act (or a successor rule thereto)) of the securities eligible to vote for the election of the Board (“Company Voting Securities”) outstanding immediately prior to the consummation of such Reorganization or Sale beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the corporation resulting from such Reorganization or Sale (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Corporation”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization or Sale, of the outstanding Company Voting Securities (excluding any outstanding voting securities of the Continuing Corporation that such beneficial owners hold immediately following the consummation of the Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any company or other entity involved in or forming part of such Reorganization or Sale other than the Company), (2) no Person (excluding (x) any employee benefit plan (or related trust) sponsored or maintained by the Continuing Corporation or any corporation controlled by the Continuing Corporation, (y) Jeffrey Katzenberg and (z) David Geffen) beneficially owns, directly or indirectly, 40% or more of the combined voting power of the then outstanding voting securities of the Continuing Corporation and (3) at least 50% of the members of the board of directors of the Continuing Corporation were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or Sale or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization or Sale;

(iii) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

(iv) any Person, corporation or other entity or “group” (as used in Section 14(d)(2) of the Exchange Act) (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate or (C) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the voting power of the Company Voting Securities) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company Voting Securities but only if the percentage so owned exceeds the aggregate percentage of the combined voting power of the Company Voting Securities then owned, directly or indirectly, by Jeffrey Katzenberg and David Geffen; provided, however, that for purposes of this subparagraph (iv), the following acquisitions shall not constitute a Change of Control: (x) any acquisition directly from the Company or (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder.

“Committee” means the compensation committee of the Board, or such other committee of the Board as may be designated by the Board to administer the Plan.

“Company” means DreamWorks Animation SKG, Inc., a corporation organized under the laws of Delaware, together with any successor thereto.

“Deferred Share Unit” means a deferred share unit Award that represents an unfunded and unsecured promise to deliver Shares in accordance with the terms of the applicable Award Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder.

“Exercise Price” means (a) in the case of Options, the price specified in the applicable Award Agreement as the price-per-Share at which Shares may be purchased pursuant to such Option or (b) in the case of SARs, the price specified in the applicable Award Agreement as the reference price-per-Share used to calculate the amount payable to the Participant.

“Fair Market Value” means, except as otherwise provided in the applicable Award Agreement, (a) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee and (b) with respect to the Shares, as of any date, (i) the closing per-share sales price of the Shares (A) as reported by the NASDAQ for such date or (B) if the Shares are listed on any other national stock exchange, as reported on the stock exchange composite tape for securities traded on such stock exchange for such date or, with respect to each of clauses (A) and (B), if there were no sales on such date, on the closest preceding date on which there were sales of Shares or (ii) in the event there shall be no public market for the Shares on such date, the fair market value of the Shares as determined in good faith by the Committee.

“Incentive Stock Option” means an option to purchase Shares from the Company that (a) is granted under Section 6(b) of the Plan, the Prior Plan, the 2008 Plan or the 2004 Plan and (b) is intended to qualify for special Federal income tax treatment pursuant to Sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is so designated in the applicable Award Agreement.

“Independent Director” means a member of the Board (a) who is neither an employee of the Company nor an employee of any Affiliate, and (b) who, at the time of acting, is a “Non-Employee Director” under Rule 16b-3.

“IRS” means the Internal Revenue Service or any successor thereto and includes the staff thereof.

“NASDAQ” means the National Association of Securities Dealers Automated Quotations.

“Nonqualified Stock Option” means an option to purchase Shares from the Company that (a) is granted under Section 6(b) of the Plan, the Prior Plan, the 2008 Plan or the 2004 Plan and (b) is not an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Nonqualified Stock Option or both, as the context requires.

“Participant” means any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company or its Affiliates who is eligible for an Award under Section 5 and who is selected by the Committee to receive an Award under the Plan or who receives a Substitute Award pursuant to Section 4(c).

“Performance Compensation Award” means any Award designated by the Committee as a Performance Compensation Award pursuant to Section 6(e) of the Plan, the Prior Plan, the 2008 Plan or the 2004 Plan.

“Performance Criteria” means the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award or Performance Unit or, if applicable, any Cash Incentive Award.

“Performance Formula” means, for a Performance Period, the one or more formulas applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award or Performance Unit or, if applicable, the Cash Incentive Award of a particular Participant, whether all, some portion but less than all, or none of such Award has been earned for the Performance Period.

“Performance Goal” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.

“Performance Period” means the one or more periods of time as the Committee may select over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Compensation Award or Performance Unit or, if applicable, a Cash Incentive Award.

“Performance Unit” means an Award under Section 6(f) of the Plan, the Prior Plan, the 2008 Plan or the 2004 Plan that has a value set by the Committee (or that is determined by reference to a valuation formula specified by the Committee or the Fair Market Value of Shares), which value may be paid to the Participant by delivery of such property as the Committee shall determine, including without limitation, cash or Shares, or any combination thereof, upon achievement of such Performance Goals during the relevant Performance Period as the Committee shall establish at the time of such Award or thereafter.

“Plan” shall have the meaning specified in Section 1.

“Prior Plan” shall have the meaning specified in Section 1.

“Restricted Share” means a Share that is granted under Section 6(d) of the Plan, the Prior Plan, the 2008 Plan or the 2004 Plan that is subject to certain transfer restrictions, forfeiture provisions and/or other terms and conditions specified herein and in the applicable Award Agreement.

“RSU” means a restricted stock unit Award that is granted under Section 6(d) of the Plan, the Prior Plan, the 2008 Plan or the 2004 Plan and is designated as such in the applicable Award Agreement and that represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property in accordance with the terms of the applicable Award Agreement.

“Rule 16b-3” means Rule 16b-3 as promulgated and interpreted by the SEC under the Exchange Act or any successor rule or regulation thereto as in effect from time to time.

“SAR” means a stock appreciation right Award that is granted under Section 6(c) of the Plan, the Prior Plan, the 2008 Plan or the 2004 Plan and that represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property equal in value to the excess, if any, of the Fair Market Value per Share over the Exercise Price per Share of the SAR, subject to the terms of the applicable Award Agreement.

“SEC” means the Securities and Exchange Commission or any successor thereto and shall include the staff thereof.

“Shares” means shares of Class A Common Stock of the Company, $0.01 par value, or such other securities of the Company (a) into which such shares shall be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or other similar transaction or (b) as may be determined by the Committee pursuant to Section 4(b).

“Subsidiary” means any entity in which the Company, directly or indirectly, possesses fifty percent (50%) or more of the total combined voting power of all classes of its stock.

“Substitute Awards” shall have the meaning specified in Section 4(c).

“Substituted Options” shall have the meaning specified in Section 6(c)(v).

“Substitution SARs” shall have the meaning specified in Section 6(c)(v).

“Treasury Regulations” means all proposed, temporary and final regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

SECTION 3. Administration. (a) Composition of Committee. The Plan shall be administered by the Committee, which shall be composed of one or more directors, as determined by the Board; provided that, to the extent necessary to comply with the rules of the NASDAQ and Rule 16b-3 and to satisfy any applicable requirements of Section 162(m) of the Code and any other applicable laws or rules, the Committee shall be composed of two or more directors, all of whom shall be Independent Directors and all of whom shall (i) qualify as “outside directors” under Section 162(m) of the Code and (ii) meet the independence requirements of the NASDAQ.

(b) Authority of Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have sole and plenary authority to administer the Plan, including, but not limited to, the authority to (i) designate Participants, (ii) determine the type or types of Awards to be granted to a Participant, (iii) determine the number of Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, Awards, (iv) determine the terms and conditions of any Awards, (v) determine the vesting schedules of Awards and, if certain performance criteria must be attained in order for an Award to vest or be settled or paid, establish such performance criteria and certify whether, and to what extent, such performance criteria have been attained, (vi) determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended, (vii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee, (viii) interpret, administer, reconcile any inconsistency in, correct any default in and/or supply any omission in, the Plan and any instrument or agreement relating to, or Award made under, the Plan, the Prior Plan, the 2008 Plan or the 2004 Plan, (ix) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan, (x) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards, (xi) amend an outstanding Award or grant a replacement Award for an Award previously granted under the Plan, the Prior Plan, the 2008 Plan or the 2004 Plan if, in its sole discretion, the Committee determines that (A) the tax consequences of such Award to the Company or the Participant differ from those consequences that were expected to occur on the date the Award was granted or (B) clarifications or interpretations of, or changes to, tax law or regulations permit Awards to be granted that have more favorable tax consequences than initially anticipated and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c) Committee Decisions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole and plenary discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award and any stockholder.

(d) Indemnification. No member of the Board, the Committee or any employee of the Company (each such person, a “Covered Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award. Each Covered Person shall be indemnified and held harmless by the Company from and against (i) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and (ii) any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person; provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding, and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Restated Certificate of Incorporation or Restated Bylaws. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s Restated Certificate of Incorporation or Restated Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

(e) Delegation of Authority to Senior Officers. The Committee may delegate, on such terms and conditions as it determines in its sole and plenary discretion, to one or more senior officers of the Company the authority to make grants of Awards to officers (other than any officer subject to Section 16 of the Exchange Act), employees and consultants of the Company and its Affiliates (including any prospective officer (other than any such officer who is expected to be subject to Section 16 of the Exchange Act), employee or consultant) and all necessary and appropriate decisions and determinations with respect thereto.

(f) Awards to Independent Directors. Notwithstanding anything to the contrary contained herein, the Board may, in its sole and plenary discretion, at any time and from time to time, grant Awards to Independent Directors or administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority and responsibility granted to the Committee herein.

SECTION 4. Shares Available for Awards; Cash Payable Pursuant to Awards. (a) Shares and Cash Available. Subject to adjustment as provided in Section 4(b), the maximum aggregate number of Shares that may be delivered pursuant to Awards granted under the Plan (which, for purposes of clarity, shall include any Shares delivered pursuant to Awards granted under the Prior Plan, the 2008 Plan or the 2004 Plan prior to the approval of the Plan by the Company’s stockholders on April 21, 2011) shall be equal to the sum of (i) 12,000,000, (ii) any Shares remaining available for future grants of Awards under the Prior Plan as of the date the Plan is approved by the Company’s stockholders on April 21, 2011, plus (iii) any Shares with respect to Awards granted under the Prior Plan, the 2008 Plan or the 2004 Plan that are forfeited following the date that the Plan is approved by the Company’s stockholders on April 21, 2011, of which 12,000,000 Shares may be delivered pursuant to Incentive Stock Options granted under the Plan. Upon exercise of a stock-settled SAR, the maximum aggregate number of Shares that may be delivered pursuant to Awards granted under the Plan as provided above shall be reduced by the actual number of Shares delivered upon settlement of such stock-settled SAR. Awards that are settled in cash will not reduce the number of Shares available for delivery under the Plan. If, after the effective date of the Plan, any Award is (A) forfeited, or otherwise expires, terminates or is canceled without the delivery of all Shares subject thereto, or (B) is settled other than by the delivery of Shares (including, without limitation, cash settlement), then, in the case of clauses (A) and (B), the number of Shares subject to such Award that were not issued with respect to such Award will not be treated as issued hereunder for purposes of reducing the maximum aggregate number of Shares that may be delivered pursuant to Awards granted under the Plan. If Shares issued upon exercise, vesting or settlement of an Award are, or Shares owned by a Participant are, surrendered or tendered to the Company in payment of the Exercise Price of an Award or any taxes required to be withheld in respect of an Award, in each case, in accordance with the terms and conditions of the Plan and any applicable Award Agreement, such surrendered or tendered Shares shall again become available to be delivered pursuant to Awards under the Plan; provided, however, that in no event shall such Shares increase the number of Shares that may be delivered pursuant to Incentive Stock Options granted under the Plan. Subject to adjustment as provided in Section 4(b), (1) in the case of Awards that are settled in Shares, the maximum aggregate number of Shares with respect to which Awards may be granted to any Participant in any fiscal year of the Company under the Plan shall be 3,000,000, and (2) in the case of Awards that are settled in cash based on the Fair Market Value of a Share, the maximum aggregate amount of cash that may be paid pursuant to Awards granted to any Participant in any fiscal year of the Company under the Plan shall be equal to the per-Share Fair Market Value as of the relevant vesting, payment or settlement date multiplied by the number of Shares described in the preceding clause (1). In the case of all Awards other than those described in the preceding sentence, the maximum aggregate amount of cash and other property (valued at its Fair Market Value) other than Shares that may be paid or delivered pursuant to Awards under the Plan to any Participant in any fiscal year of the Company shall be equal to $10,000,000.

(b) Adjustments for Changes in Capitalization and Similar Events. (i) In the event of any extraordinary dividend or other extraordinary distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, rights offering, stock split, reverse stock split, split-up or spin-off, the Committee shall, in the manner determined by the Committee to be appropriate or desirable, adjust any or all of (A) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, including (1) the maximum aggregate number of Shares that may be delivered pursuant to Awards granted under the Plan (including pursuant to Incentive Stock Options) and (2) the maximum number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted to any Participant in any fiscal year of the Company, in each case, as provided in Section 4(a), and (B) the terms of any outstanding Award, including (1) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards or to which outstanding Awards relate and (2) the Exercise Price, if applicable, with respect to any Award.

(ii) In the event that the Committee determines that any reorganization, merger, consolidation, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee in its discretion to be appropriate or desirable, then the Committee may (A) in such manner as it may deem appropriate or desirable, adjust any or all of (1) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, including (X) the maximum aggregate number of Shares that may be delivered pursuant to Awards granted under the Plan (including pursuant to Incentive Stock Options) and (Y) the maximum number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted to any Participant in any fiscal year of the Company, in each case, as provided in Section 4(a), and (2) the terms of any outstanding Award, including (X) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards or to which outstanding Awards relate and (Y) the Exercise Price, if applicable, with respect to any Award, (B) if deemed appropriate or desirable by the Committee, make provision for a cash payment to the holder of an outstanding Award in consideration for the cancelation of such Award, including, in the case of an outstanding Option or SAR, a cash payment to the holder of such Option or SAR in consideration for the cancelation of such Option or SAR in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or SAR over the aggregate Exercise Price of such Option or SAR and (C) if deemed appropriate or desirable by the Committee, cancel and terminate any Option or SAR having a per-Share Exercise Price equal to, or in excess of, the Fair Market Value of a Share subject to such Option or SAR without any payment or consideration therefor.

(c) Substitute Awards. Subject to the restrictions on “repricing” of Options and SARs as set forth in Section 7(b), Awards may, in the discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or any of its Affiliates or a company acquired by the Company or any of its Affiliates or with which the Company or any of its Affiliates combines (“Substitute Awards”). The number of Shares underlying any Substitute Awards shall be counted against the maximum aggregate number of Shares available for Awards under the Plan; provided, however, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding awards previously granted by an entity that is acquired by the Company or any of its Affiliates or with which the Company or any of its Affiliates combines shall not be counted against the maximum aggregate number of Shares available for Awards under the Plan; provided further, however, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding stock options intended to qualify for special tax treatment under Sections 421 and 422 of the Code that were previously granted by an entity that is acquired by the Company or any of its Affiliates or with which the Company or any of its Affiliates combines shall be counted against the maximum aggregate number of Shares available for Incentive Stock Options under the Plan.

(d) Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

SECTION 5. Eligibility. Any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company or any of its Affiliates shall be eligible to be designated a Participant.

SECTION 6. Awards. (a) Types of Awards. Awards may be made under the Plan in the form of (i) Options, (ii) SARs, (iii) Restricted Shares, (iv) RSUs, (v) Performance Compensation Awards, (vi) Performance Units, (vii) Cash Incentive Awards, (viii) Deferred Share Units and (ix) other equity based or equity related Awards that the Committee determines are consistent with the purpose of the Plan and the interests of the Company. Awards may be granted in tandem with other Awards. No Incentive Stock Option (other than an Incentive Stock Option that may be assumed or issued by the Company in connection with a transaction to which Section 424(a) of the Code applies) may be granted to a person who is ineligible to receive an Incentive Stock Option under the Code.

(b) Options. (i) Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine (A) the Participants to whom Options shall be granted, (B) subject to Section 4(a), the number of Shares subject to Options to be granted to each Participant, (C) whether each Option will be an Incentive Stock Option or a Nonqualified Stock Option and (D) the conditions and limitations applicable to the vesting and exercise of each Option. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code and any regulations related thereto, as may be amended from time to time. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. If an Option is intended to be an Incentive Stock Option, and if, for any reason, such Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to Nonqualified Stock Options.

(ii) Exercise Price. The Exercise Price of each Share covered by an Option shall be not less than 100% of the Fair Market Value of such Share (determined as of the date the Option is granted); provided, however, in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Affiliate, the per-Share Exercise Price shall be no less than 110% of the Fair Market Value per Share on the date of the grant. Options are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code.

(iii) Vesting and Exercise. Each Option shall be vested and exercisable at such times, in such manner and subject to such terms and conditions as the Committee may, in its sole and plenary discretion, specify in the applicable Award Agreement or thereafter. Except as otherwise specified by the Committee in the applicable Award Agreement, an Option may only be exercised to the extent that it has already vested at the time of exercise. Except as otherwise specified by the Committee in the Award Agreement, Options shall become vested and exercisable with respect to one-fourth of the Shares subject to such Options on each of the first four anniversaries of the date of grant. An Option shall be deemed to be exercised when written or electronic notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment pursuant to Section 6(b)(iv) for the Shares with respect to which the Award is exercised has been received by the Company. Exercise of an Option in any manner shall result in a decrease in the number of Shares that thereafter may be available for sale under the Option and, except as expressly set forth in Sections 4(a) and 4(c), in the number of Shares that may be available for purposes of the Plan, by the number of Shares as to which the Option is exercised. The Committee may impose such conditions with respect to the exercise of Options, including, without limitation, any conditions relating to the application of Federal or state securities laws, as it may deem necessary or advisable.

(iv) Payment. (A) No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the aggregate Exercise Price therefor is received by the Company, and the Participant has paid to the Company (or the Company has withheld in accordance with Section 9(d)) an amount equal to any Federal, state, local and foreign income and employment taxes required to be withheld. Such payments may be made in cash (or its equivalent) or, in the Committee’s sole and plenary discretion, (1) by exchanging Shares owned by the Participant (which are not the subject of any pledge or other security interest), (2) if there shall be a public market for the Shares at such time, subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the aggregate Exercise Price, or (3) through any other method (or combination of methods) as approved by the Committee; provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to the Company, together with any Shares withheld by the Company in accordance with Section 9(d), as of the date of such tender, is at least equal to such aggregate Exercise Price and the amount of any Federal, state, local or foreign income or employment taxes required to be withheld, if applicable.

(B) Wherever in the Plan or any Award Agreement a Participant is permitted to pay the Exercise Price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.

(v) Expiration. Except as otherwise set forth in the applicable Award Agreement, each Option shall expire immediately, without any payment, upon the earlier of (A) the tenth anniversary of the date the Option is granted and (B) 90 days after the date the Participant who is holding the Option ceases to be a director, officer, employee or consultant of the Company or one of its Affiliates. In no event may an Option be exercisable after the tenth anniversary of the date the Option is granted.

(c) SARs. (i) Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine (A) the Participants to whom SARs shall be granted, (B) subject to Section 4(a), the number of SARs to be granted to each Participant, (C) the Exercise Price thereof and (D) the conditions and limitations applicable to the exercise thereof.

(ii) Exercise Price. The Exercise Price of each Share covered by a SAR shall be not less than 100% of the Fair Market Value of such Share (determined as of the date the SAR is granted). SARs are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code.

(iii) Exercise. A SAR shall entitle the Participant to receive an amount upon exercise equal to the excess, if any, of the Fair Market Value of a Share on the date of exercise of the SAR over the Exercise Price thereof. The Committee shall determine, in its sole and plenary discretion, whether a SAR shall be settled in cash, Shares, other securities, other Awards, other property or a combination of any of the foregoing.

(iv) Other Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine, at or after the grant of a SAR, the vesting criteria, term, methods of exercise, methods and form of settlement and any other terms and conditions of any SAR; provided, however, that in no event may any SAR be exercisable after the tenth anniversary of the date the SAR is granted. Any determination by the Committee that is made pursuant to this Section 6(c)(iv) may be changed by the Committee from time to time and may govern the exercise of SARs granted or exercised thereafter.

(v) Substitution SARs. The Committee shall have the ability to substitute, without the consent of the affected Participant or any holder or beneficiary of SARs, SARs settled in Shares (or SARs settled in Shares or cash in the Committee’s discretion) (“Substitution SARs”) for outstanding Nonqualified Stock Options (“Substituted Options”); provided that (A) the substitution shall not otherwise result in a modification of the terms of any Substituted Option, (B) the number of Shares underlying the Substitution SARs shall be the same as the number of Shares underlying the Substituted Options and (C) the Exercise Price of the Substitution SARs shall be equal to the Exercise Price of the Substituted Options. If, in the opinion of the Company’s auditors, this provision creates adverse accounting consequences for the Company, it shall be considered null and void.

(d) Restricted Shares and RSUs. (i) Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine (A) the Participants to whom Restricted Shares and RSUs shall be granted, (B) subject to Section 4(a), the number of Restricted Shares and RSUs to be granted to each Participant, (C) the duration of the period during which, and the conditions, if any, under which, the Restricted Shares and RSUs may vest or may be forfeited to the Company and (D) the other terms and conditions of such Awards.

(ii) Transfer Restrictions. Restricted Shares and RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered except as provided in the Plan or as may be provided in the applicable Award Agreement; provided, however, that the Committee may, in its discretion, determine that Restricted Shares and RSUs may be transferred by the Participant for no consideration. Restricted Shares may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Shares are registered in the name of the applicable Participant, such certificates must bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Shares, and the Company may, at its discretion, retain physical possession of such certificates until such time as all applicable restrictions lapse.

(iii) Payment/Lapse of Restrictions. Each RSU shall be granted with respect to one Share or shall have a value equal to the Fair Market Value of one Share. RSUs shall be paid in cash, Shares, other securities, other Awards or other property, as determined in the sole and plenary discretion of the Committee, upon the lapse of restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. If a Restricted Share or an RSU is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, unless the grant of such Restricted Share or RSU is contingent on satisfaction of the requirements for the payment of “qualified performance-based compensation” under Section 162(m) of the Code (whether pursuant to Section 6(e) of this Plan, the DreamWorks Animation SKG, Inc. 2008 Annual Incentive Plan or any other plan), all requirements set forth in Section 6(e) must be satisfied in order for the restrictions applicable thereto to lapse.

(e) Performance Compensation Awards. (i) General. The Committee shall have the authority, at the time of grant of any Award, to designate such Award (other than an Option or SAR) as a Performance

Compensation Award in order for such Award to qualify as “qualified performance-based compensation” under Section 162(m) of the Code. Options and SARs granted under the Plan shall not be included among Awards that are designated as Performance Compensation Awards under this Section 6(e).

(ii) Eligibility. The Committee shall, in its sole discretion, designate within the first 90 days of a Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) which Participants will be eligible to receive Performance Compensation Awards in respect of such Performance Period. However, designation of a Participant as eligible to receive an Award hereunder for a Performance Period shall not in any manner entitle such Participant to receive payment in respect of any Performance Compensation Award for such Performance Period. The determination as to whether or not such Participant becomes entitled to payment in respect of any Performance Compensation Award shall be decided solely in accordance with the provisions of this Section 6(e). Moreover, designation of a Participant as eligible to receive an Award hereunder for a particular Performance Period shall not require designation of such Participant as eligible to receive an Award hereunder in any subsequent Performance Period and designation of one person as a Participant eligible to receive an Award hereunder shall not require designation of any other person as a Participant eligible to receive an Award hereunder in such period or in any other period.

(iii) Discretion of Committee with Respect to Performance Compensation Awards. With regard to a particular Performance Period, the Committee shall have full discretion to select (A) the length of such Performance Period, (B) the type(s) of Performance Compensation Awards to be issued, (C) the Performance Criteria that will be used to establish the Performance Goal(s), (D) the kind(s) and/or level(s) of the Performance Goals(s) that is (are) to apply to the Company or any of its Subsidiaries, Affiliates, divisions or operational units, or any combination of the foregoing, and (E) the Performance Formula; provided that any such Performance Formula shall be objective and non-discretionary. Within the first 90 days of a Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), the Committee shall, with regard to the Performance Compensation Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence and record the same in writing.

(iv) Performance Criteria. Notwithstanding the foregoing, the Performance Criteria that will be used to establish the Performance Goal(s) with respect to Performance Compensation Awards shall be based on the attainment of specific levels of performance of the Company or any of its Subsidiaries, Affiliates, divisions or operational units, or any combination of the foregoing, and shall be limited to the following: (A) net income or earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization), (B) operating income, (C) earnings per share, (D) return on shareholders’ equity, (E) return on investment or capital, (F) return on assets, (G) level or amount of acquisitions, (H) share price, (I) profitability/profit margins, (J) market share (in the aggregate or by segment), (K) revenues or sales (including specified types or categories thereof) (based on units and/or dollars), (L) costs (including specified types or categories thereof), (M) cash flow, (N) working capital, (O) completion of production or stages of production within specified time and/or budget parameters, (P) budgeted expenses (operating and capital) and (Q) box office results (domestic, international or worldwide) of any of the Company’s films. Such Performance Criteria may be applied on an absolute basis, be relative to one or more peer companies of the Company or indices or any combination thereof or, if applicable, be computed on an accrual or cash accounting basis. To the extent required under Section 162(m) of the Code, the Committee shall, within the first 90 days of the applicable Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), define in an objective manner the method of calculating the Performance Criteria it selects to use for such Performance Period.

(v) Modification of Performance Goals. The Committee is authorized at any time during the first 90 days of a Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), or any time thereafter (but only to the extent the exercise of such authority after such 90-day period (or such shorter period, if applicable) would not cause the Performance Compensation Awards granted to any Participant for the Performance Period to fail to qualify as “qualified performance-based compensation” under Section 162(m) of the Code), in its sole and plenary discretion, to adjust or modify the calculation of a

Performance Goal for such Performance Period to the extent permitted under Section 162(m) of the Code (A) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development affecting the Company, or any of its Affiliates, Subsidiaries, divisions or operating units (to the extent applicable to such Performance Goal) or (B) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company or any of its Affiliates, Subsidiaries, divisions or operating units (to the extent applicable to such Performance Goal), or the financial statements of the Company or any of its Affiliates, Subsidiaries, divisions or operating units (to the extent applicable to such Performance Goal), or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles, law or business conditions.

(vi) Payment of Performance Compensation Awards. (A) Condition to Receipt of Payment. A Participant must be employed by the Company or one of its Subsidiaries on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period. Notwithstanding the foregoing and to the extent permitted by Section 162(m) of the Code, in the discretion of the Committee, Performance Compensation Awards may be paid to Participants who have retired or whose employment has terminated prior to the last day of the Performance Period for which a Performance Compensation Award is made, or to the designee or estate of a Participant who died prior to the last day of a Performance Period.

(B) Limitation. Except as otherwise permitted by Section 162(m) of the Code, a Participant shall be eligible to receive payments in respect of a Performance Compensation Award only to the extent that (1) the Performance Goal(s) for the relevant Performance Period are achieved and certified by the Committee in accordance with Section 6(e)(vi)(C) and (2) the Performance Formula as applied against such Performance Goal(s) determines that all or some portion of such Participant’s Performance Compensation Award has been earned for such Performance Period.

(C) Certification. Following the completion of a Performance Period, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, to calculate and certify in writing that amount of the Performance Compensation Awards earned for the period based upon the objective Performance Formula. The Committee shall then determine the actual size of each Participant’s Performance Compensation Award for the Performance Period and, in so doing, may apply negative discretion as authorized by Section 6(e)(vi)(D).

(D) Negative Discretion. In determining the actual size of an individual Performance Compensation Award for a Performance Period, the Committee may, in its sole and plenary discretion, reduce or eliminate the amount of the Award earned in the Performance Period, even if applicable Performance Goals have been attained and without regard to any employment agreement between the Company and a Participant.

(E) Discretion. Except as otherwise permitted by Section 162(m) of the Code, in no event shall any discretionary authority granted to the Committee by the Plan be used to (1) grant or provide payment in respect of Performance Compensation Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained, (2) increase a Performance Compensation Award for any Participant at any time after the first 90 days of the Performance Period (or, if shorter, the maximum period allowed under Section 162(m) of the Code) or (3) increase a Performance Compensation Award above the maximum amount payable under Section 4(a) of the Plan.

(F) Form of Payment. In the case of any Performance Compensation Award other than a Restricted Share, RSU or other equity-based Award that is subject to performance-based vesting conditions, such Performance Compensation Award shall be payable, in the discretion of the Committee, in cash or in Restricted Shares, RSUs or fully vested Shares of equivalent value and shall be paid on such terms as determined by the Committee in its discretion. Any Restricted Shares and RSUs shall be subject to the terms of this Plan (or any successor equity-compensation plan) and any applicable Award Agreement. The number of Restricted Shares,

RSUs or Shares that is equivalent in value to a dollar amount shall be determined in accordance with a methodology specified by the Committee within the first 90 days of the relevant Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code).

(f) Performance Units. (i) Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine the Participants to whom Performance Units shall be granted.

(ii) Value of Performance Units. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. The Committee shall set Performance Goals in its discretion which, depending on the extent to which they are met during a Performance Period, will determine in accordance with Section 4(a) the number and/or value of Performance Units that will be paid out to the Participant.

(iii) Earning of Performance Units. Subject to the provisions of the Plan, after the applicable Performance Period has ended, the holder of Performance Units shall be entitled to receive a payout of the number and value of Performance Units earned by the Participant over the Performance Period, to be determined by the Committee, in its sole and plenary discretion, as a function of the extent to which the corresponding Performance Goals have been achieved.

(iv) Form and Timing of Payment of Performance Units. Subject to the provisions of the Plan, the Committee, in its sole and plenary discretion, may pay earned Performance Units in the form of cash or in Shares (or in a combination thereof) that have an aggregate Fair Market Value equal to the value of the earned Performance Units at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions in the applicable Award Agreement deemed appropriate by the Committee. The determination of the Committee with respect to the form and timing of payout of such Awards shall be set forth in the applicable Award Agreement. If a Performance Unit is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, all requirements set forth in Section 6(e) must be satisfied in order for a Participant to be entitled to payment.

(g) Cash Incentive Awards. Subject to the provisions of the Plan, the Committee, in its sole and plenary discretion, shall have the authority to grant Cash Incentive Awards, which may, in the Committee’s sole and plenary discretion, be subject to the attainment of Performance Goals. If payment of the Cash Incentive Award is intended to be subject to the attainment of Performance Goals, subject to Section 4(a), the Committee shall establish Cash Incentive Award levels to determine the amount of a Cash Incentive Award payable upon the attainment of Performance Goals. If a Cash Incentive Award is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, all requirements set forth in Section 6(e) must be satisfied in order for a Participant to be entitled to payment.

(h) Other Stock-Based Awards. Subject to the provisions of the Plan, the Committee shall have the sole and plenary authority to grant to Participants other equity-based or equity-related Awards (including, but not limited to, Deferred Share Units and fully vested Shares) (whether payable in cash, equity or otherwise) in such amounts and subject to such terms and conditions as the Committee shall determine; provided that any such Awards must comply, to the extent deemed desirable by the Committee, with Rule 16b-3 and applicable law.

(i) Dividends and Dividend Equivalents. In the sole and plenary discretion of the Committee, an Award, other than an Option or SAR or a Cash Incentive Award, may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities, other Awards or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Committee in its sole and plenary discretion, including, without limitation, (i) payment directly to the Participant, (ii) withholding of such amounts by the Company subject to vesting of the Award or (iii) reinvestment in additional Shares, Restricted Shares or other Awards.

SECTION 7. Amendment and Termination. (a) Amendments to the Plan. Subject to any applicable law or government regulation, to any requirement that must be satisfied if the Plan is intended to be a shareholder-approved plan for purposes of Section 162(m) of the Code and to the rules of the NASDAQ or any successor exchange or quotation system on which the Shares may be listed or quoted, the Plan may be amended, modified or terminated by the Board without the approval of the stockholders of the Company, except that stockholder approval shall be required for any amendment that would (i) increase the maximum number of Shares for which Awards may be granted under the Plan or increase the maximum number of Shares that may be delivered pursuant to Incentive Stock Options granted under the Plan; provided, however, that any adjustment under Section 4(b) shall not constitute an increase for purposes of this Section 7(a), or (ii) change the class of employees or other individuals eligible to participate in the Plan. No amendment, modification or termination of the Plan may, without the consent of the Participant to whom any Award shall theretofor have been granted, materially and adversely affect the rights of such Participant (or his or her transferee) under such Award, unless otherwise provided by the Committee in the applicable Award Agreement.

(b) Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any Award theretofor granted, prospectively or retroactively; provided, however, that, except as set forth in the Plan, unless otherwise provided by the Committee in the applicable Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair the rights of any Participant or any holder or beneficiary of any Award theretofor granted shall not to that extent be effective without the consent of the applicable Participant, holder or beneficiary. Notwithstanding the preceding sentence, in no event may any Option or SAR (i) be amended to decrease the Exercise Price thereof, (ii) be cancelled at a time when its Exercise Price exceeds the Fair Market Value of the underlying Shares in exchange for another Option or SAR or any Restricted Share, RSU, other equity-based Award, award under any other equity-compensation plan or any cash payment or (iii) be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Option or SAR, unless such amendment, cancellation, or action is approved by the Company’s stockholders. For the avoidance of doubt, an adjustment to the Exercise Price of an Option or SAR that is made in accordance with Section 4(b) or Section 8 shall not be considered a reduction in Exercise Price or “repricing” of such Option or SAR.

(c) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. Subject to Section 6(e)(v) and the final sentence of Section 7(b), the Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(b) or the occurrence of a Change of Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles or law (i) whenever the Committee, in its sole and plenary discretion, determines that such adjustments are appropriate or desirable, including, without limitation, providing for a substitution or assumption of Awards, accelerating the exercisability of, lapse of restrictions on, or termination of, Awards or providing for a period of time for exercise prior to the occurrence of such event, (ii) if deemed appropriate or desirable by the Committee, in its sole and plenary discretion, by providing for a cash payment to the holder of an Award in consideration for the cancelation of such Award, including, in the case of an outstanding Option or SAR, a cash payment to the holder of such Option or SAR in consideration for the cancelation of such Option or SAR in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or SAR over the aggregate Exercise Price of such Option or SAR and (iii) if deemed appropriate or desirable by the Committee, in its sole and plenary discretion, by canceling and terminating any Option or SAR having a per-Share Exercise Price equal to, or in excess of, the Fair Market Value of a Share subject to such Option or SAR without any payment or consideration therefor.

SECTION 8. Change of Control. Unless otherwise provided in the applicable Award Agreement, in the event of a Change of Control after the date of the adoption of the Plan, unless provision is made in connection with the Change of Control for (a) assumption of Awards previously granted or (b) substitution for such Awards of new awards covering stock of a successor corporation or its “parent corporation” (as defined in Section 424(e) of the Code) or “subsidiary corporation” (as defined in Section 424(f) of the Code) with appropriate adjustments as to the number and kinds of shares and the Exercise Prices, if applicable, (i) any outstanding Options or SARs then held by Participants that are unexercisable or otherwise unvested shall automatically be deemed exercisable or otherwise vested, as the case may be, as of immediately prior to such Change of Control, (ii) all Performance Units, Cash Incentive Awards and Awards designated as Performance Compensation Awards shall be paid out as if the date of the Change of Control were the last day of the applicable Performance Period and “target” performance levels had been attained and (iii) all other outstanding Awards (i.e., other than Options, SARs, Performance Units, Cash Incentive Awards and Awards designated as Performance Compensation Awards) then held by Participants that are unexercisable, unvested or still subject to restrictions or forfeiture, shall automatically be deemed exercisable and vested and all restrictions and forfeiture provisions related thereto shall lapse as of immediately prior to such Change of Control.

SECTION 9. General Provisions. (a) Nontransferability. Except as otherwise specified in the applicable Award Agreement, during the Participant’s lifetime each Award (and any rights and obligations thereunder) shall be exercisable only by the Participant, or, if permissible under applicable law, by the Participant’s legal guardian or representative, and no Award (or any rights and obligations thereunder) may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that (i) the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance and (ii) the Board or the Committee may permit further transferability, on a general or specific basis, and may impose conditions and limitations on any permitted transferability; provided, however, that Incentive Stock Options shall not be transferable in any way that would violate Section 1.422-2(a)(2) of the Treasury Regulations and in no event may any Award (or any rights and obligations thereunder) be transferred in any way in exchange for value. All terms and conditions of the Plan and all Award Agreements shall be binding upon any permitted successors and assigns.

(b) No Rights to Awards. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated.

(c) Share Certificates. All certificates for Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement or the rules, regulations and other requirements of the SEC, the NASDAQ or any other stock exchange or quotation system upon which such Shares or other securities are then listed or reported and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(d) Withholding. (i) Authority to Withhold. A Participant may be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant, the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes in respect of an Award, its exercise or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such taxes.

(ii) Alternative Ways to Satisfy Withholding Liability. Without limiting the generality of clause (i) above, a Participant may satisfy, in whole or in part, the foregoing withholding liability by delivery of Shares owned by the Participant (which are not subject to any pledge or other security interest) having a Fair Market Value equal to such withholding liability or, at the discretion of the Participant, by having the Company withhold from the number of Shares otherwise issuable pursuant to the exercise of the Option or SAR, or the lapse of the restrictions on any other Award (in the case of SARs and other Awards, if such SARs and other Awards are settled in Shares), a number of Shares having a Fair Market Value equal to such withholding liability.

(e) Section 409A. (i) It is intended that the provisions of the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.

(ii) No Participant or the creditors or beneficiaries of a Participant shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to any Participant or for the benefit of any Participant under the Plan may not be reduced by, or offset against, any amount owing by any such Participant to the Company or any of its Affiliates.

(iii) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (A) such Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (B) the Company shall make a good faith determination that an amount payable pursuant to an Award constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it on the first business day after such six-month period. Such amount shall be paid without interest, unless otherwise determined by the Committee, in its sole discretion, or as otherwise provided in any applicable employment agreement between the Company and the relevant Participant.

(iv) Notwithstanding any provision of the Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to any Award as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such Participant or for such Participant’s account in connection with an Award (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes or penalties.

(f) Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement, which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto, including, but not limited to, the effect on such Award of the death, disability or termination of employment or service of a Participant and the effect, if any, of such other events as may be determined by the Committee.

(g) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted stock, shares, other types of equity-based awards (subject to stockholder approval if such approval is required) and cash incentive awards, and such arrangements may be either generally applicable or applicable only in specific cases.

(h) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained as a director, officer, employee or consultant of or to the Company or any Affiliate, nor shall it be construed as giving a Participant any rights to continued service on the Board. Further, the Company or an Affiliate may at any time dismiss a Participant from employment or discontinue any directorship or consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(i) No Rights as Stockholder. No Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares. In connection with each grant of Restricted Shares, except as provided in the applicable Award Agreement, the Participant shall be entitled to the rights of a stockholder (including the right to vote) in respect of such Restricted Shares. Except as otherwise provided in Section 4(b), Section 7(c) or the applicable Award Agreement, no adjustments shall be made for dividends or distributions on (whether ordinary or extraordinary, and whether in cash, Shares, other securities or other property), or other events relating to, Shares subject to an Award for which the record date is prior to the date such Shares are delivered.

(j) Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

(k) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(l) Other Laws; Restrictions on Transfer of Shares. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole and plenary discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole and plenary discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. Federal and any other applicable securities laws.

(m) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on one hand, and a Participant or any other Person, on the other. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or such Affiliate.

(n) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(o) Requirement of Consent and Notification of Election Under Section 83(b) of the Code or Similar Provision. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code) or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee in writing prior to the making of such election. If an Award recipient, in connection with the acquisition of Shares under the

Plan or otherwise, is expressly permitted under the terms of the applicable Award Agreement or by such Committee action to make such an election and the Participant makes the election, the Participant shall notify the Committee of such election within ten days of filing notice of the election with the IRS or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code or any other applicable provision.

(p) Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code. If any Participant shall make any disposition of Shares delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions) or any successor provision of the Code, such Participant shall notify the Company of such disposition within ten days of such disposition.

(q) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

SECTION 10. Term of the Plan. (a) Effective Date. The Plan shall be effective as of the date of its adoption by the Board and approval by the Company’s stockholders.

(b) Expiration Date. No Award shall be granted under the Plan after the tenth anniversary of the date the Plan is approved by the Company’s stockholders under Section 10(a). Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award, shall nevertheless continue thereafter.

The form of proxy card on the following page will be distributed to all holders of record (as of the record date) of the Company’s Class A Common Stock and Class B Common Stock, voting together as a single class, with respect to (i) the election of 10 directors to serve for the ensuing year or until their successors are duly elected and qualified; (ii) the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011; (iii) the adoption of the Amended and Restated 2008 Omnibus Incentive Compensation Plan; (iv) the advisory vote on executive compensation matters and (v) the advisory vote on the frequency of advisory votes on executive compensation matters.

k212706:11-197 DreamWorks Animation SKG, Inc. PC 1 2/25/11 4:14 PM Page 1

11-197 DreamWorks Animation SKG, Inc. — Proxy Card Proof 1 — 02/25/11 — 16:13

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

INTERNET http://www.proxyvoting.com/dwa

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Fulfillment 95021 95024

FOLD AND DETACH HERE

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, “FOR” ITEMS 2 THROUGH 4 AND FOR “1 YEAR” ON ITEM 5.

Please mark your votes as

The Board of Directors recommends that you vote for all nominees, “FOR” Proposal Numbers 2 through 4 and for indicated in this example X

“1 YEAR” on Proposal Number 5.

FOR WITHHOLD FOR ALL

ALL FOR ALL EXCEPT FOR AGAINST ABSTAIN

1. ELECTION OF DIRECTORS 2. PROPOSAL TO RATIFY THE APPOINTMENT OF

PRICEWATERHOUSECOOPERS LLP as the Company’s Nominees: independent registered public accounting firm for the year

01 Jeffrey Katzenberg 06 Judson C. Green ending December 31, 2011.

02 Roger A. Enrico 07 Mellody Hobson

03 Lewis Coleman 08 Michael Montgomery

04 Harry Brittenham 09 Nathan Myhrvold 3. PROPOSAL TO APPROVE THE ADOPTION OF THE

05 Thomas Freston 10 Richard Sherman AMENDED AND RESTATED 2008 OMNIBUS INCENTIVE

COMPENSATION PLAN.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “FOR ALL EXCEPT” box above and write that nominee’s name in the space provided below.)

4. ADVISORY VOTE ON EXECUTIVE COMPENSATION.

1 year 2 years 3 years Abstain

5. ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

Mark Here for Address Change

RESTRICTED AREA—SCAN LINE or Comments

SEE REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature Signature Date

PRINT AUTHORIZATION (THIS BOXED AREA DOES NOT PRINT)

To commence printing on this proxy card please sign, date and fax this card to: 212-269-1116

SIGNATURE:            DATE:             TIME:

k212706:11-197 DreamWorks Animation SKG, Inc. PC 1 2/25/11 4:14 PM Page 2

11-197 DreamWorks Animation SKG, Inc. — Proxy Card Proof 1 — 02/25/11 — 16:13

You can now access your DreamWorks Animation SKG, Inc. account online.

Access your DreamWorks Animation SKG, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for DreamWorks Animation SKG, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status • View payment history for dividends

• View certificate history • Make address changes

• View book-entry information • Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the DreamWorks Animation SKG, Inc. 2011 Annual Meeting of Stockholders. The Proxy Statement and the 2010 Annual Report to Stockholders are available at: http://www.proxyvoting.com/dwa

FOLD AND DETACH HERE

PROXY

DREAMWORKS ANIMATION SKG, INC. Annual Meeting of Stockholders – April 21, 2011

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Jeffrey Katzenberg and Andrew Chang, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of DreamWorks Animation SKG, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders to be held April 21, 2011 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

RESTRICTED AREA—SCAN LINE

Fulfillment

(Continued and to be marked, dated and signed, on the other side) 95021

95024

RESTRICTED AREA—SIGNATURE LINES